UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14a-12

COMTECH TELECOMMUNICATIONS CORP. (Name of Registrant as Specified In Its Charter) —————————————————————————————— (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[ ]	Fee paid previously with preliminary materials:

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION – OCTOBER 29, 2021

Notice of Fiscal 2021 Annual Meeting of Stockholders and
Proxy
Statement

Comtech Telecommunications Corp.
Online Only
_____, ____ at 9 a.m. Eastern Time
At www.cesonlineservices.com/comtech2021

To attend the Annual Meeting, you will need to pre-register. See Part 1 – “Proxy Summary / About the Proxy Statement” for details on admission procedures to attend the Annual Meeting of Stockholders.

2021 Proxy Statement

NOTICE OF FISCAL 2021 ANNUAL MEETING OF STOCKHOLDERS

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION – OCTOBER 29, 2021 ___________, ____ Dear Stockholder:
On behalf of the Board of Directors (the "Board of Directors" or the “Board”) and management, we cordially invite you to attend the Fiscal 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp. (“Comtech” or the “Company”). As part of our precautions regarding COVID-19, this year's Annual Meeting will be a completely virtual meeting of stockholders. To participate in the Annual Meeting and to access the Company’s stockholder list, you must pre-register at www.cesonlineservices.com/comtech2021 by 9 a.m., Eastern Time, on _______, _____ __, _____. There will not be a physical location for the Annual Meeting. The Notice of Fiscal 2021 Annual Meeting of Stockholders, Proxy Statement and proxy card are enclosed.

Your Board recommends that you promptly vote “FOR” the election of the Board’s nominees under Proposal 1 and for each of Proposals 2, 3, 4a and 4b on the enclosed BLUE proxy card. It is important that your shares are voted at the Annual Meeting. Whether or not you are able to attend the virtual annual meeting, the prompt execution and return of the enclosed BLUE proxy card in the envelope provided or submission of your proxy and voting instructions over the Internet or by telephone will assure that your shares are represented at the Annual Meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed BLUE proxy card.

Your vote is particularly important at this year’s Annual Meeting because Outerbridge Partners, LP and certain of its affiliates and associates (collectively "Outerbridge") have provided notice of their intent to nominate individuals for election to the Company’s Board of Directors at the Annual Meeting. Our Board has attempted to engage constructively with Outerbridge and has considered each of their director nominees carefully. When determining the Board’s recommendations on the nominees and matters before the Annual Meeting, the Board has carefully considered the best interests of all of our stockholders. The Board recommends that you vote for the Company’s nominees and in accordance with the Board’s recommendations on each proposal before the Annual Meeting using the BLUE proxy card.

Sincerely,

Fred Kornberg Chairman and Chief Executive Officer
Your vote is very important. If you have any questions about how to vote your Comtech shares on the BLUE proxy card, require any assistance voting your shares, or need additional copies of the proxy materials, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders in the U.S. and Canada May Call Toll-Free: (877) 750-8198
From Other Locations Please Call: (412) 232-3651
Banks and Brokers May Call Collect: (212) 750-5833

2021 Proxy Statement

NOTICE OF FISCAL 2021 ANNUAL MEETING OF STOCKHOLDERS

Date	____ __, ____

Time	9:00 a.m. Eastern Time

Virtual Meeting	This year's meeting is exclusively a virtual meeting at www.cesonlineservices.com/comtech2021

Record Date	In order to vote, you must have been a stockholder at the close of business on _______, ___

Proxy Voting
It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold in order that we have a quorum. Whether or not you plan to participate in the Annual Meeting, please complete, sign, date and mail the enclosed BLUE proxy card in the accompanying envelope (to which you need affix no postage if mailed within the United States) or submit your proxy and voting instructions over the Internet or by telephone. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote at the Annual Meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed BLUE proxy card.

Your vote is very important
If you have any questions or require any assistance with voting your shares, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders in the U.S. and Canada May Call Toll-Free: (877) 750-8198
From Other Locations Please Call: (412) 232-3651
Banks and Brokers May Call Collect: (212) 750-5833

2021 Proxy Statement

NOTICE OF FISCAL 2021 ANNUAL MEETING OF STOCKHOLDERS

Items of Business

1.    To elect two directors to serve until the 2024 fiscal annual meeting of stockholders and until their successors are duly elected and qualified.

2.    To approve (on an advisory basis) the compensation of our Named Executive Officers.

3.    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending July 31, 2022.

4a.    To approve an amendment to Article V of our Restated Certificate of Incorporation to phase out the classified Board of Directors and add certain clarifying changes.

4b.    To approve an amendment to eliminate the supermajority voting requirement for amending or repealing Article V of our Restated Certificate of Incorporation.

We will also transact any other business as may properly come before the Annual Meeting.

The Board unanimously recommends that the stockholders vote "FOR" the election of two directors nominated by the Board and “FOR” approval of Proposal Nos. 2, 3, 4a and 4b, to be presented at the Fiscal 2021 Annual Meeting of Stockholders using the BLUE proxy card.

IMPORTANT: Outerbridge Partners, LP and certain of its affiliates and associates (collectively "Outerbridge") has provided notice to the Company of its intent to nominate candidates for election to the Board of Directors at the Annual Meeting. You may receive proxy solicitation materials from Outerbridge. The Company is not responsible for the accuracy of any information contained in any solicitation materials filed or disseminated by, or on behalf of, Outerbridge or any of their affiliates or any other statements that they may otherwise make. The Board recommends that you vote “FOR” all of the Company’s nominees and in accordance with the Board of Directors’ recommendations on each proposal using the enclosed BLUE proxy card. The Board also urges you to disregard any materials, and not to sign, return or vote on any proxy card that may be sent to you by or on behalf of Outerbridge. If you have already voted using a card sent to you by Outerbridge, you can revoke it by voting using the BLUE proxy card or by submitting your proxy and voting instructions over the Internet or by telephone. Only your latest dated proxy or voting instructions will count, and any proxy or voting instructions may be revoked at any time prior to its exercise at the Annual Meeting.

Meeting Details	See Part 1 – “About the Proxy Statement - How will the Annual Meeting be conducted?” for details.
By Order of the Board of Directors,

Nancy M. Stallone
Treasurer and Corporate Secretary
_____________, ____

2021 Proxy Statement

2021 Proxy Statement

TABLE OF CONTENTS

5	Compensation Discussion and Analysis	Overview	47
		Response to Say-on-Pay Advisory Votes and Stockholder Feedback	50
		Goals and Objectives of Our Executive Compensation Program	50
		Determination of Compensation Opportunities for NEOs	51
		Other Policies and Practices	62
		Independent Reviews of Executive Compensation	65
		Executive Compensation Committee Interlocks and Insider Participation	66
		Executive Compensation Committee Report	67

6	Fiscal 2021 Compensation Tables
		Executive Compensation	68

		Non-Qualified Deferred Compensation	73

		Summary and Table of Potential Payments Following a Change-in-Control or Upon Termination	73

		CEO Pay Ratio	78

		Securities Authorized for Issuance Under Equity Compensation Plans	79

7	Audit Committee and Other Matters
		Audit Committee Report	80

		Certain Relationships and Related Transactions	81

8	Proposals	No. 1 – To Elect Two Directors	82

		No. 2 – To Approve (on an Advisory Basis) Compensation of the Named Executive Officers	83

		No. 3 – To Ratify Appointment of Independent Registered Public Accounting Firm	84

		No. 4a. – To Approve an Amendment to Article V of the Company's Restated Certificate of Incorporation to Phase Out the Classified Board of Directors and Add Certain Clarifying Changes	85

		No. 4b. – To Approve an Amendment to Eliminate the Supermajority Voting Requirement for Amending or Repealing Article V of the Company's Restated Certificate of Incorporation	85

9	Fiscal 2021 Annual Meeting
		Fiscal 2022 Stockholder Proposals and Nominations	88

2021 Proxy Statement

Proxy Summary

This summary highlights information contained within this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Stockholders' Meeting				Meeting Agenda
Date	______ _, ____
Election of two directors

Approval (on an advisory vote) on the compensation of the Named Executive Officers as disclosed in this Proxy Statement

Ratification of appointment of our independent registered public accounting firm

Approval of an amendment to Article V of our Restated Certificate of Incorporation to phase out the classified Board of Directors and add certain clarifying changes

Approval of an amendment to eliminate the supermajority voting requirement for amending or repealing Article V of our Restated Certificate of Incorporation

Time	9 a.m. Eastern Time
Place	www.cesonlineservices.com/comtech2021

Record Date	Stockholders holding Common Stock or Preferred Stock as of ________, ____ are entitled to vote.
Voting Matters and Vote Recommendation
Item		Board recommendation	Reasons for recommendation	More info
1.	Election of two directors to serve until the fiscal 2024 annual meeting of stockholders and until their successors are duly elected and qualified	FOR each of the Company's nominees
The Board and Nominating and Governance Committee believe that each of the Company's two Board candidates possess the skills, experience, and diversity of background to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy and are best positioned to serve the interests of all of the Company's stockholders.
Page 82
2.	Approval (on an advisory basis) of the compensation of the Named Executive Officers	FOR	Our executive compensation programs demonstrate the continuing evolution of our pay for performance philosophy and reflect the input of stockholders from our extensive outreach efforts.	Page 83
3.	Ratification of appointment of independent registered public accounting firm	FOR	The Audit Committee of the Board of Directors believes that the appointment of Deloitte & Touche LLP is in the best interests of the Company and its stockholders.	Page 84
4a.	Approval of an amendment to Article V of our Restated Certificate of Incorporation to phase out the classified Board of Directors and add certain clarifying changes	FOR
The Board and Nominating and Governance Committee of the Board are committed to sound corporate governance practices and believe the phased declassification of the Board is in the best interests of the stockholders.
Page 85
4b.	Approval of an amendment to eliminate the supermajority voting requirement for amending or repealing Article V of our Restated Certificate of Incorporation	FOR
The Board and Nominating and Governance Committee of the Board believe that eliminating the supermajority voting requirement will increase the accountability of directors and provide stockholders with more opportunity to participate in corporate governance.

2021 Proxy Statement 1

Vote in advance of the Meeting			Vote at the Meeting
Internet	Telephone	Mail	Vote Online During the Meeting
Vote your shares via the Internet by going to the website address for Internet voting indicated on your BLUE proxy card and following the steps outlined on the secure website.	Call the toll-free number on your BLUE proxy card at any time and follow the recorded instructions.	Sign, date, and return the enclosed BLUE proxy card in the postage-paid envelope provided.	See below, “How will the Annual Meeting be Conducted?” for details on voting your shares during the Annual Meeting at www.cesonlineservices.com/comtech2021

2021 Proxy Statement 2

ABOUT THE PROXY STATEMENT

About Us

Comtech Telecommunications Corp. is a leading global provider of next-generation 911 emergency systems and critical wireless communication technologies. Comtech’s 911 solutions cover the entire deployment and ongoing management of 911 systems, including 911 call routing, Trusted Location™, location delivery, Solacom Call Handling™, cyber security, situational awareness and text-messaging capabilities. Comtech is also a one-stop shop for satellite modems, VSATs, HEIGHTS® and UHP™ satellite network technologies, antennas, solid-state and TWTA amplifiers, and the COMET™, the world's smallest over the horizon troposcatter system. While fueling stockholder value, Comtech's mission is to connect communities around the world, including those in underserved areas, and for providing critical services for all, such as 911 emergency communications. We make Connections That Matter®.

Questions and Answers

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to consider and act upon the following matters:

•Election of two directors to serve until the 2024 fiscal annual meeting of stockholders and until their successors are duly elected and qualified;

•Approval (on an advisory basis) of the compensation of the Named Executive Officers;

•Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2022 fiscal year;

•Approval of an amendment to our Restated Certificate of Incorporation to phase out the classified Board and add certain clarifying changes;

•Approval of an amendment to eliminate the supermajority voting requirement for amending or repealing Article V of our Restated Certificate of Incorporation; and

•Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What does our Board of Directors recommend?

The Board of Directors unanimously recommends that you vote on the BLUE proxy card as follows, whether or not you plan to attend the Annual Meeting:

•Proposal No. 1 - FOR the election of Judy Chambers and Lawrence J. Waldman to serve as members of the Company’s Board of Directors for terms expiring at the Company’s first annual meeting following the end of its 2024 fiscal year;

•Proposal No. 2 - FOR the proposal to approve (on an advisory basis) the compensation of the Named Executive Officers;

•Proposal No. 3 - FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022;

•Proposal No. 4a - FOR the approval of an amendment to Article V of the Company's Restated Certificate of Incorporation to phase out the classified Board and add certain clarifying changes; and

2021 Proxy Statement 3

ABOUT THE PROXY STATEMENT

•Proposal No. 4b - FOR the approval of an amendment to eliminate the supermajority voting requirement for amending or repealing Article V of our Restated Certificate of Incorporation.

Who may attend the Annual Meeting?

We will be hosting the Annual Meeting live via the Internet rather than in person. Our Board annually considers the appropriate format of our Annual Meeting and concluded that a virtual meeting would best safeguard the health and safety of stockholders, employees and directors this year.

You are entitled to participate in the Annual Meeting only if you were a holder or joint holder of Common Stock or Series A Convertible Preferred Stock (“Preferred Stock”) as of the record date, _____________, ___, or you hold a valid proxy for the Annual Meeting. Stockholders must pre-register in order to attend the Annual Meeting. Please see the section below “How will the Annual Meeting be conducted” for instructions about how to pre-register.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on _______, ____, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting. Stockholders must pre-register in order to attend and vote by ballot at the Annual Meeting. Please see the section below "How will the Annual Meeting be conducted” for instructions about how to pre-register and vote by ballot.

What are the voting rights of stockholders?

Holders of our Common Stock are entitled to one vote per share. Holders of our Preferred Stock are entitled to vote with the holders of our Common Stock as a single class on all of the proposals that will be submitted to stockholders at the Annual Meeting. For the purpose of voting on the proposals at the Annual Meeting, holders of Preferred Stock are entitled to the number of votes equal to the number of whole shares of Common Stock into which the holder’s shares of Preferred Stock could be converted on the record date, as if the shares of Preferred Stock were convertible on the record date.

There is no cumulative voting.

When are the proxy materials first being sent or given to stockholders?

The Notice of the Annual Meeting, Proxy Statement and BLUE form of proxy or voting instruction card are being mailed starting on or about _____, ____.

2021 Proxy Statement 4

ABOUT THE PROXY STATEMENT

How do stockholders vote?

Stockholders may vote by proxy in advance of the Annual Meeting using the control number included on your BLUE proxy card or voting instruction form provided by your bank or broker in order to be able to vote your shares. Whether or not you plan to participate in the Annual Meeting, we urge you to vote by doing one of the following:

Vote via the Internet: You can vote your shares via the Internet by going to the website address for Internet voting indicated on your BLUE proxy card.

Vote by Telephone: You can vote your shares by calling the phone number indicated on your BLUE proxy card at any time and following the recorded instructions.

Vote by Mail: You can vote your shares by mail by completing, signing, dating and returning your BLUE proxy card in the postage-paid envelope provided.

If you are a beneficial owner, or you hold your shares in “street name,” please follow the instructions provided by your bank, broker or other holder of record with respect to voting your shares.

Stockholders may also vote by ballot while attending the virtual Annual Meeting. Please see the section below “How will the Annual Meeting be Conducted” for instructions about how to attend and vote by ballot at the Annual Meeting.

Your vote is very important. If you have any questions about how to vote your Comtech shares on the BLUE card, require any assistance voting your shares, or need additional copies of the proxy materials, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders in the U.S. and Canada May Call Toll-Free: (877) 750-8198
From Other Locations Please Call: (412) 232-3651
Banks and Brokers May Call Collect: (212) 750-5833

If a stockholder gives a proxy, how are the shares voted?

Proxies received by us will be voted at the Annual Meeting in accordance with the instructions given by you on the BLUE proxy card that you return or by telephone or Internet.

If you sign and return your BLUE proxy card, but do not give voting instructions, your shares will be voted by the persons named as proxies on your BLUE proxy card on each matter in accordance with the recommendation of the Board of Directors or, if no recommendation is made by the Board of Directors, in the discretion of the proxies. The proxies named on the BLUE proxy card are Fred Kornberg, Chairman and Chief Executive Officer (“CEO”) of Comtech and Michael D. Porcelain, President and Chief Operating Officer (“COO”) of Comtech.

Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees generally have discretionary authority to vote such shares on routine matters, but not on other matters. Accordingly, brokers and nominees will not have discretionary authority to vote on the following matters at the Fiscal 2021 Annual Meeting of Stockholders:

•The election of members to our Board of Directors;

2021 Proxy Statement 5

ABOUT THE PROXY STATEMENT

•The advisory vote on the compensation of the Named Executive Officers;

•The approval of an amendment to Article V of our Restated Certificate of Incorporation to phase out the classified Board and add certain clarifying changes; and

•The approval of an amendment to eliminate the supermajority voting requirement for amending or repealing Article V of our Restated Certificate of Incorporation.

Only the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2022 (Proposal No. 3) is a matter that would be considered routine under applicable rules for uncontested meetings. Because the Annual Meeting is contested, however, if you hold shares through a broker or nominee and your broker or nominee provides you with proxy materials from Outerbridge Partners, LP and certain of its affiliates, the broker will not have discretionary voting authority with respect to any of the proposals to be voted on at Annual Meeting pursuant to applicable rules governing brokers and nominees. (Please see the section below “Who is Outerbridge Partners, LP? How are they involved in the Annual Meeting?” for more information.)

If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs. We do not expect there to be any broker non-votes at the Annual Meeting.

It is possible that matters other than those described in this Proxy Statement may be brought before stockholders at the Annual Meeting. Since we did not have notice of any other matter before the deadlines set forth in our Third Amended and Restated By-Laws (“By-Laws”), the proxies will vote your shares on the matter as recommended by the Board of Directors or, if no recommendation is given, the proxies will vote your shares in their discretion. In any event, the proxies will comply with the rules of the Securities and Exchange Commission (“SEC”) when acting on your behalf on a discretionary basis.

At the date of this Proxy Statement, except as noted in the next section, we had not received any notice regarding any other matter to come before the Annual Meeting.

Who is Outerbridge Partners, LP? How are they involved in the Annual Meeting?

On September 8, 2021, the Company received notice from Outerbridge Partners, LP and certain of its affiliates and associates (collectively, "Outerbridge") stating their intention to nominate candidates for election to the Board of Directors at the Fiscal 2021 Annual Meeting of Stockholders. You may receive proxy solicitation material from Outerbridge. The Company is not responsible for the accuracy of any information contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Outerbridge or any other statements that they may otherwise make.

In accordance with the standing policy of the Board and management team to maintain regular, open dialogue with investors, Comtech’s Chairman and CEO, President and COO, CFO, and members of the Board met with Outerbridge a number of times since June 2021 when Outerbridge first contacted the Company and issued a public letter to the Company’s Board.

2021 Proxy Statement 6

ABOUT THE PROXY STATEMENT

The Board does not endorse any of Outerbridge's nominees and urges you NOT to sign or return any white proxy card that you may receive from Outerbridge. Voting to “withhold” with respect to any of Outerbridge’s nominees on a white proxy card sent to you by Outerbridge is not the same as voting for the Company’s nominees, because a vote to “withhold” with respect to any of Outerbridge’s nominees on Outerbridge’s white proxy card will revoke any proxy you may have previously submitted on a BLUE proxy card. To support the Company’s nominees, you should vote “FOR ALL" the Company’s nominees on the BLUE proxy card. If you have already submitted a vote using any white proxy card provided by or on behalf of Outerbridge, you have the right to change your vote by following the instructions on the enclosed BLUE proxy card to vote by Internet or telephone or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided or by voting virtually at the Annual Meeting. Only the latest-dated proxy you submit will count.

What should I do if I receive a proxy card from Outerbridge?

You may receive proxy solicitation materials from Outerbridge, including an opposition proxy statement and a proxy card. Your Board does not endorse any of Outerbridge's potential nominees and unanimously recommends you disregard any proxy cards received from Outerbridge and vote "FOR" all of the Company's nominees on the BLUE proxy card. If you have already voted using the proxy card that you received from Outerbridge, you have every right to change your vote by executing and returning the enclosed BLUE proxy card or by voting by telephone or via the Internet by following the instructions provided on the enclosed BLUE proxy card. Only the latest dated proxy you submit will be counted. If you vote to "withhold" with respect to any of Outerbridge's nominees using the white proxy card that you received from Outerbridge, your vote will not be counted as a vote for the Board’s nominees and will result in the revocation of any previous vote you may have cast on the Company’s BLUE proxy card.

If you wish to vote pursuant to the recommendation of the Board and support the Company's nominees, you should disregard any proxy card that you receive other than the BLUE proxy card. Only your latest-dated proxy will count.

Your vote is very important. If you have any questions about how to vote your Comtech shares on the BLUE proxy card, or require any assistance voting your shares, or need additional copies of the proxy materials, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders in the U.S. and Canada May Call Toll-Free: (877) 750-8198
From Other Locations Please Call: (412) 232-3651
Banks and Brokers May Call Collect: (212) 750-5833

How are proxies changed or revoked?

You may change any vote by proxy or revoke a proxy before it is exercised by submitting a duly executed later-dated BLUE proxy card by mail, telephone or via the Internet, by participating in the virtual Annual Meeting and voting by ballot, or by filing with the Secretary of Comtech a notice of revocation. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. Participation in the Annual Meeting will not by itself constitute revocation of a proxy.

2021 Proxy Statement 7

ABOUT THE PROXY STATEMENT

If you previously voted using a white proxy card that was sent to you by Outerbridge, you may change your vote by marking, signing, dating and returning the enclosed BLUE proxy card in the accompanying postage-paid envelope or by voting by telephone or via the Internet by following the instructions on your BLUE proxy card. Submitting an Outerbridge proxy card after you submit the BLUE proxy card will revoke proxies you have submitted via the Company's BLUE proxy card.

What should I do if I receive more than one BLUE proxy card or other sets of proxy materials from the Company?

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a BLUE proxy card for each account. Please execute and return each BLUE proxy card or, if you choose to vote by telephone or by Internet, please vote using each BLUE proxy you receive. Only your latest dated proxy for each account will be voted. If Outerbridge proceeds with its previously announced alternative nominations, we will likely conduct multiple mailings prior to the Annual Meeting date to ensure stockholders have our latest proxy information and materials to vote. We will send you a new BLUE proxy card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted, and, if you wish to vote as recommended by the Board, then you should only submit BLUE proxy cards.

Please sign, date and return all BLUE proxy cards you receive from the Company.

How many shares are outstanding and what constitutes a quorum?

At the close of business on __________, ____, the record date for the Annual Meeting, _________ shares of Common Stock were outstanding and eligible to vote at the Annual Meeting and _________ shares of Preferred Stock were issued and outstanding and eligible to cast _________ votes at the Annual Meeting, which number is equal to the number of whole shares of Common Stock into which the holders’ shares of Preferred Stock could be converted on the record date, as if the shares of Preferred Stock were convertible on the record date. Stockholders entitled to vote at least a majority of the shares that all stockholders are entitled to vote must be present at the virtual Annual Meeting or by proxy to constitute a quorum for the transaction of business. “Abstentions” and “withhold” votes count for purposes of determining whether a quorum is present and broker non-votes, if any, will not be counted toward a quorum. Holders of Preferred Stock are entitled to vote with the holders of our Common Stock as a single class on all of the proposals that will be submitted to stockholders at the Annual Meeting.

What vote is required to approve each item?

Proposal No. 1: Election of two directors to serve until the fiscal 2024 annual meeting of stockholders and until their successors are duly elected and qualified. Pursuant to our By-laws, since Outerbridge has nominated alternative director candidates for election to the Board and has not withdrawn its nominations, directors will be elected at the Annual Meeting using a plurality voting standard. This means that the two candidates receiving the highest number of “FOR” votes will be elected. Any shares not voted “For” a particular nominee, whether as a result of stockholder abstention, a withhold vote, or a broker non-vote, will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR ALL” of the Board’s nominees; you may “WITHHOLD ALL,” which will withhold your vote from all the Board’s nominees; or you may vote “FOR ALL EXCEPT” any nominee or nominees you specify. A properly executed proxy card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting.

2021 Proxy Statement 8

ABOUT THE PROXY STATEMENT

Proposal No. 2: Approval (on an Advisory Basis) of the Compensation of the Named Executive Officers. In order to be approved on an advisory basis, this proposal must receive the affirmative vote of a majority of the shares of capital stock of the Company present in person or represented by proxy at the meeting. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions and broker non-votes are not considered votes cast on this proposal and will have no effect on the outcome of the vote on this proposal.

Proposal No. 3: Ratification of Appointment of Independent Registered Accounting Firm. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022 will require the affirmative vote of a majority of the shares of capital stock of the Company present in person or represented by proxy at the meeting. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions and broker non-votes are not considered votes cast on this proposal and will have no effect on the outcome of the vote on this proposal.

Proposal No. 4a: Approval of an Amendment to Article V of our Restated Certificate of Incorporation to phase out the classified Board and add certain clarifying changes. The approval of an amendment to the Company's Restated Certificate of Incorporation to phase out the classified Board of Directors will require the affirmative vote of eighty percent (80%) or more of the outstanding shares entitled to vote in the election of directors at the Annual Meeting or by proxy. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions and any broker non-votes will have the same effect as a vote “Against” this proposal. The approval of Proposal 4a is not conditioned on the approval of Proposal 4b.

Proposal No. 4b: Approval of an Amendment to Eliminate the Supermajority Voting Requirement for Amending or Repealing Article V of our Restated Certificate of Incorporation. The approval of an amendment to eliminate this supermajority voting requirement will require the affirmative vote of eighty percent (80%) or more of the outstanding shares entitled to vote in the election of directors at the Annual Meeting or by proxy. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions and any broker non-votes will have the same effect as a vote “Against” this proposal. The approval of Proposal 4b is not conditioned on the approval of Proposal 4a.

Other Matters. Approval of any other matter that comes before the Annual Meeting generally will require the affirmative vote of a majority of the shares of capital stock of the Company present in person or represented by proxy at the meeting, although a different number of affirmative votes may be required, depending on the nature of such matter.

How will the Annual Meeting be conducted?

Attendance at the Annual Meeting will be limited to stockholders of the company as of the Record Date, and guests of the Company. You will not be able to attend the Annual Meeting in person at a physical location.

•Pre-Registering for the Annual Meeting. In order to attend the virtual Annual Meeting, you will need to pre-register by 9 a.m. Eastern Time on ________, ______, ____. To pre-register for the meeting, please follow these instructions:

◦Registered Stockholders. Stockholders of record as of the Record Date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/comtech2021. Please have your proxy card or Notice of Annual Meeting containing your control number available and follow the instructions to complete your registration request. After registering, stockholders will receive a link and instructions for accessing the virtual Annual Meeting.

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◦Street Name Stockholders. Stockholders whose shares are held through a broker, bank or other nominee as of the Record Date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/comtech2021. Please have your Voting Instruction Form, Notice of Annual Meeting, or other communication containing your control number available and follow the instructions to complete your registration request. After registering, stockholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. If you have any difficulty following the registration process, please email the support team at the email address indicated on the meeting website.

•Attending the Virtual Annual Meeting. Once your registration is validated, you will receive a confirmation email with instructions for accessing the Annual Meeting. The confirmation email will also contain contact information for technical support or any other questions on how to participate in the Annual Meeting.

•Technical Disruptions. In the event of any technical disruptions or connectivity issues during the course of the Annual Meeting, please allow for some time for the meeting website to refresh automatically, and/ or for the meeting operator to provide updates through the phone bridge.

•Stockholder List. We will make available a list of registered stockholders as of the Record Date for inspection by stockholders for any purpose germane to the Annual Meeting from _________, ____ through _____, _____ __, ____ at our headquarters located at 68 South Service Road, Suite 230, Melville, New York 11747. In order to preserve social distancing at our headquarters in response to the COVID-19 pandemic, if you wish to inspect the list, please submit your request, along with proof of ownership, by email to [______________]. The stockholder list will also be available electronically on the meeting website during the live webcast of the Annual Meeting.

•Voting by Ballot at the Annual Meeting. Although the meeting webcast will begin at 9 a.m. Eastern Time on _____ __, ____, we encourage you to access the meeting site 30 minutes prior to the start time to allow ample time to log into the meeting webcast and test your computer system. Accordingly, the Annual Meeting site will first be accessible to registered stockholders beginning at 8:30 a.m. Eastern Time on the day of the Annual Meeting.

◦For street name stockholders who wish to vote by ballot at the Annual Meeting, you must also provide a legal proxy from your broker, bank or other custodian when submitting your ballot before the polls close at the Annual Meeting. Any Voting Instruction Form you receive in connection with the Annual Meeting is not a legal proxy. Please also note that if you do request a legal proxy from your broker, bank or other agent, the issuance of the legal proxy will invalidate any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank or custodian to vote on your behalf. Consequently, you will only be able to vote by ballot at the Annual Meeting. Your legal proxy, in electronic form (PDF, JPEG, GIF or PNG file format), must be submitted along with your ballot before the polls close at the Annual Meeting in order for your vote by ballot to count. If you have more than one legal ballot, you must combine all your legal ballots into one electronic file.

Who will count the votes?

[●] will serve as the independent inspector of election (the “Inspector of Election”) and, in such capacity, will count and tabulate the votes.

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ABOUT THE PROXY STATEMENT

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results based on the advice of our proxy solicitor at the Annual Meeting. We also expect to disclose preliminary voting results based on the preliminary tabulation by the Inspector of Election on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. We will report voting results based on the Inspector of Election’s final, certified report on a Current Report on Form 8-K that we will file with the SEC as soon as practicable.

How can I ask questions during the Annual Meeting?

You may submit a question during the Annual Meeting using the “Ask A Question” box on the left-hand side of your screen, next to the slides with the heading “Ask A Question.” Enter your question in the box and hit the “SEND” button to submit it. Questions submitted during the meeting pertinent to meeting matters will be answered during the meeting, subject to time constraints. Additional information regarding the ability of stockholders to ask questions during the Annual Meeting will be included in the rules of conduct that will be available on the Annual Meeting website.

To allow us to answer questions from as many stockholders as possible, we may limit each stockholder to two (2) questions. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together.

If I can’t attend the Annual Meeting, can I vote later?

You do not need to attend the online Annual Meeting to vote if you submitted your vote via proxy in advance of the meeting. Whether or not stockholders plan to attend the Annual Meeting, we urge stockholders to vote and submit their proxy in advance of the Annual Meeting by one of the methods described in the proxy materials.

Any votes submitted after the closing of the polls at the Annual Meeting will not be counted.

Who can help answer any other question I may have?

If you have any questions or require any assistance with voting your shares, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders in the U.S. and Canada May Call Toll-Free: (877) 750-8198
From Other Locations Please Call: (412) 232-3651
Banks and Brokers May Call Collect: (212) 750-5833

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Other Business and Information

We have enclosed our Annual Report for fiscal 2021 together with this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

As noted above, it is possible that matters other than those described in this Proxy Statement may be brought before stockholders at the Annual Meeting. The proxies will vote your shares on any such matter as recommended by the Board of Directors or, if no recommendation is given, the proxies will vote your shares in their discretion.

Proxies may be solicited by mail, email, fax, telephone, telegram, and personally by directors, officers and other employees of Comtech who will not receive incremental pay as a result of any potential solicitation. The Company has also engaged Innisfree M&A Incorporated (“Innisfree”) to assist it in connection with soliciting proxies and has agreed to indemnify Innisfree against certain liabilities relating to or arising out of the engagement.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons at approved rates for their expenses in connection with the foregoing activities.

Costs of the Solicitation

As a result of the proxy solicitation of proxies by Outerbridge, our expenses related to our solicitation of proxies are likely to materially exceed those normally spent for an annual meeting.

The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies on behalf of our Board with respect to the Annual Meeting. These costs will include, among other items, the expense of preparing, assembling, printing, and mailing the proxy materials to stockholders of record and street name stockholders, and reimbursements paid to brokers, banks, and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining voting instructions from street name stockholders. In addition to soliciting proxies by mail, our directors, officers, and certain regular employees may solicit proxies on behalf of our Board, without additional compensation, personally or by mail, telephone or email. The regular employees will be administrative personnel. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

The Company has retained Innisfree to solicit proxies. Under our agreement with Innisfree, Innisfree will receive a fee of up to $[●] plus the reimbursement of reasonable expenses. Innisfree expects that approximately [●] of its employees will assist in the solicitation. The company also agreed to indemnify Innisfree against certain liabilities relating to, or arising out of, its retention. Innisfree will solicit proxies by mail, telephone, facsimile and email. Our aggregate expenses related to our solicitation of proxies, including those of Innisfree, our outside legal counsel and other outside advisors, and excluding any potential litigation costs (if any), are expected to be approximately $_______, of which approximately $_______ has been spent to date.

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Participants in the Solicitation

Under applicable regulations of the SEC, each of our directors and certain of our executive officers and other employees are “participants” in this proxy solicitation on behalf of the Board of Directors. For more information about our directors and executive officers, please see “Directors and Executive Officers” beginning on page [●] of this Proxy Statement. Additional information relating to our directors and director nominees as well as certain of our officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors and director nominees of the Company or because they may be soliciting proxies on our behalf is attached to this Proxy Statement as Appendix II. Other than the persons described in this Proxy Statement, no regular employees of the Company have been or are to be employed to solicit stockholders in connection with this proxy solicitation. However, in the course of their regular duties, certain administrative personnel may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Appraisal Rights

Stockholders do not have any appraisal rights in connection with any matters to be acted upon at the Annual Meeting.

Stockholder List

A complete list of stockholders entitled to vote at the Fiscal 2021 Annual Meeting of Stockholders will be available for inspection beginning ________, at the Company’s headquarters located at 68 South Service Road, Suite 230, Melville, New York 11747 and will be available online during the virtual Annual Meeting at www.cesonlineservices.com/comtech2021.

Additional Information

Our Internet website is www.comtechtel.com, and we make available on our website our filings with the SEC including annual reports, quarterly reports, current reports and any amendments to those filings. We also use our website to disseminate other material information to our investors (on the Home Page and in the “Investor Relations” section). Among other things, we post on our website our press releases and information about our public conference calls and webcasts (including the scheduled dates, times and the methods by which investors and others can listen to those calls and webcasts), and we make available for replay webcasts of those calls and other presentations.

We use social media and the Internet to communicate with investors, including information about our stockholder meetings. Information and updates about our Fiscal 2021 Annual Meeting have been and will continue to be posted on our website at www.comtechtel.com in the "Investor Relations" section. The reference to our website address does not constitute incorporation by reference of any other information contained therein into this Proxy Statement.

The Fiscal 2021 Annual Meeting of Stockholders may be adjourned from time to time without notice other than by announcement at the virtual Annual Meeting.

Householding

We have previously adopted a procedure approved by the SEC called “householding.” Under this procedure, unless we have received contrary instructions from a stockholder, we satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to the address of those stockholders. Each stockholder who participates in householding will continue to receive a separate proxy card. This procedure reduces our printing costs and postage fees.

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ABOUT THE PROXY STATEMENT

If you wish to participate in householding for future annual meetings or are currently participating in householding and wish to receive separate copies of the proxy materials for the Fiscal 2021 Annual Meeting of Stockholders or future annual meetings, then please contact the Secretary of the Company by writing to 68 South Service Road, Suite 230, Melville, New York 11747 or calling (631) 962-7000.

We will promptly deliver separate copies of the proxy materials for the Fiscal 2021 Annual Meeting of Stockholders upon receiving your request.

Background of the Solicitation

On October 12, 2020, White Hat Capital Partners LP (“White Hat”) contacted the Company’s President and Chief Operating Officer, Michael Porcelain, stating that it had recently become a common stockholder in the Company and requested a call to introduce itself and deepen its understanding of the Company’s operations and strategies.

On November 6, 2020, Mr. Porcelain and Messrs. Mark Quinlan and David Chanley of White Hat conducted an introductory call and discussed, among other matters, the Company’s recent acquisitions, the impact of COVID-19 on its business, long-term plans, its commercial potential, corporate governance and its capital position.

On December 8, 2020, the Company held its regular Board meeting after the completion of its 2020 Annual Stockholder meeting. During the meeting, the Company’s Chief Financial Officer, Michael Bondi, led a discussion of the Company’s projected uses of capital, including the potential need for a waiver with respect to certain financial covenants under the Company’s credit facility. At this meeting, the Board authorized management to pursue an amendment to the credit facility (as so amended, the “Amended Credit Facility”) that would provide the Company greater financial flexibility.

Also on December 8, 2020, Fred Kornberg, the Company’s Chairman and Chief Executive Officer, discussed with Edwin Kantor and Ira Kaplan, independent directors of the Company, their views on retirement from the Board. Although no firm conclusions were reached, Messrs. Kantor and Kaplan expressed their support for an accelerated Board refreshment strategy.

On December 9, 2020, the Company reported its results for the first quarter of fiscal 2021 ended October 31, 2020.

On December 14, 2020, Mr. Porcelain spoke with Messrs. Quinlan and Chanley of White Hat. Among other things, they discussed the Company’s first quarter results, and the ongoing impact of the COVID-19 pandemic on the Company’s operations. White Hat also indicated that it had added to its ownership position in the Company.

On March 9, 2021, the Board met and was provided a detailed update on the Company’s operating performance and capital needs. The Board also discussed its ongoing process to identify and evaluate potential Board additions and that Judy Chambers was a leading candidate. Ms. Chambers was suggested as a potential Board member by Lisa Lesavoy, an independent director whose service on the Board began in 2020. Over the ensuing months, Ms. Chambers met with members of the Board and senior management of the Company.

On March 11, 2021, the Company reported its results for the second quarter of fiscal 2021 ended January 31, 2021. It also announced efforts to improve efficiencies and streamline operations in its Government Segment.

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On March 26, 2021, Mr. Porcelain spoke with Messrs. Quinlan and Chanley of White Hat. Among other things, they discussed the Company’s second quarter results, the ongoing impact of COVID-19, the Company’s recent acquisition of UHP Networks Inc., a leading provider of innovative and disruptive satellite ground station technology solutions, future capital requirements relating to recent contract wins and other announced initiatives and the Company’s disclosure that meaningful revenue contribution from these contracts were not expected to occur until fiscal 2022. The discussion also covered the financial covenants relating to the Company’s $300 million revolving loan facility, which expires October 31, 2023, principally the limitation on secured borrowings thereunder to 3.75x trailing twelve months Adjusted EBITDA, with which the Company’s 3.0x secured leverage was in compliance.

On June 7, 2021, the Board met and was provided a detailed update on the Company’s operating performance and capital needs, including with respect to the relevant financial covenants under the Amended Credit Facility. In addition, the then-Chairman of the Nominating and Governance Committee, Robert Paul, reported that the Committee would recommend that Ms. Chambers be appointed to the Board, subject to the completion of a final background check, and that Mr. Waldman be elected as Lead Independent Director following the potential retirement of Mr. Kantor, should it occur.

On Tuesday, June 8, 2021, the Company reported its results for the third quarter of fiscal 2021 ended April 30, 2021. The Company lowered its fiscal 2021 target revenue range from $610 - $620 million to $580 - $590 million primarily as a result of the U.S. government’s April 2021 announcement to fully withdraw troops from Afghanistan and other program changes, but maintained its fiscal 2021 target Adjusted EBITDA range of $74 - $76 million as a result of its efforts to streamline its U.S. government business operations. The Company also reported that spikes in COVID-19 infection rates were suppressing orders from many of its international end-customers. At the same time, the Company also announced it had entered into a multi-year agreement enabling a customer to potentially order hundreds of millions of dollars of its next-generation satellite earth station technology (the “Large Satellite Technology Contract”).

That same evening, at 8:13 p.m., the Company received an email (the “June 8 Email”) from Outerbridge in its general investor relations inbox stating “Hi Michael. It would be great to schedule an intro call to get to know each other when you are available. We recently became roughly 1% stockholders. Hope you are well. Best regards, Rory.” There was no indication of subject matter for the call nor was any sense of urgency conveyed. Later that evening, Mr. Porcelain forwarded the email to the Company’s CFO, Mr. Bondi, asking that Mr. Bondi return the call. As this was the same evening that the Company had just reported its third fiscal quarter results, Mr. Bondi expected to return the call over the following days after completing calls with other investors.

The next day, Wednesday, June 9, 2021, at 12:42 p.m., the Company received another email (the “June 9 Email”) from Outerbridge, this time to an inbox directed to Mr. Porcelain, stating, “Hi Michael, We own roughly 1% of CMTL. It would be great to schedule an introductory call when you are free. Many thanks in advance. Best regards, Rory.” The subject line of the email was “Scheduling a call.” Mr. Porcelain spoke with Mr. Bondi who agreed to contact Mr. Wallace after he presented at investor conference held on June 10, 2021, and after he completed calls with other investors and attended to other commitments.

On Monday, June 14, 2021 at 9:00 a.m., Outerbridge issued a public letter demanding, among other things, that the Company commence a process to explore strategic alternatives. As of that date, the Company had not received any communication from Outerbridge other than the June 8 Email and June 9 Email.

On June 18, 2021, Mr. Porcelain spoke with Messrs. Quinlan and Chanley of White Hat. Among other things, they discussed the Company’s third quarter results, the ongoing impact of COVID-19, the impact of the withdrawal of troops in Afghanistan and other program changes with respect to future operations and the Company’s capital needs in relation to recent contract wins in the public safety technology sector and the Large Satellite Technology Contract.

Also on June 18, 2021, Mr. Wallace sent an email directly to Messrs. Porcelain and Bondi seeking the opportunity to discuss its concerns with members of senior management and the Board’s lead independent director.

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On June 21, 2021, Mr. Porcelain sent an email to Outerbridge to arrange for an introductory phone call.

On June 25, 2021, Mr. Porcelain and Mr. Bondi had a virtual meeting with Rory Wallace of Outerbridge. During the meeting, Mr. Porcelain asked why Mr. Wallace chose to send a public letter to the Board prior to any discussion with the Company. Mr. Wallace stated that he felt it was important for the reputation of Outerbridge to “put a stake in the ground.” Mr. Wallace expressed various concerns about the Company, including that he and other stockholders were concerned about the Company’s leverage, which he stated was approaching a “dangerously high” level of 3.0x Adjusted EBITDA. Mr. Wallace did not propose strategies for addressing his concerns other than a sale of the Company. Mr. Wallace indicated he would like to have a meeting with a Board member, which could be Mr. Kornberg, and that both Mr. Porcelain and Mr. Bondi should attend. Mr. Porcelain stated that he would convey Mr. Wallace’s concerns to the Board and would facilitate a meeting.

On June 28, 2021, Mr. Wallace sent an email to Mr. Porcelain following up on the June 25th meeting and seeking to schedule a meeting with members of the Board, which was subsequently arranged.

On July 1, 2021, at the request of White Hat, Mr. Porcelain spoke with Messrs. Quinlan and Chanley, who introduced the idea of an investment in the Company and advocated for governance changes at the Company, including Board refreshment, elimination of the Board’s classified structure, and CEO succession.

On July 13, 2021, Messrs. Kornberg and Porcelain met with Messrs. Quinlan and Chanley to discuss the Company’s business, strategy, corporate governance, CEO succession plan, and the recent public statement issued by Outerbridge. During the meeting, among, other things, Mr. Kornberg discussed the Board’s CEO succession plan. Messrs. Quinlan and Chanley stated they were continuing to conduct extensive analysis of the Company based on public information and they believed the Company would benefit from a strategic investment (the “Strategic Investment”) of approximately $100 million to enhance the Company’s strategic and financial flexibility. Mr. Quinlan and Mr. Chanley also indicated that they expected a substantial portion of the investment would be provided by funds affiliated with Magnetar Capital, LLC (“Magnetar”). Mr. Quinlan and Mr. Chanley also repeated their perspective on opportunities to improve the Company’s governance, including elimination of the Board’s classified structure and the addition of one board member to be jointly agreed upon. Mr. Kornberg and Mr. Porcelain reported the contents of the conversation to members of the Board.

Over the course of the next several weeks, the Company had numerous conversations with White Hat regarding a Strategic Investment and governance changes that White Hat believed needed to occur for White Hat to make such an investment. In addition to conversations about pricing and terms of the investment, Messrs. Quinlan and Chanley indicated that Mr. Kornberg’s successor would need to assume the role of CEO prior to or concurrent with any investment by White Hat and Magnetar.

On July 22, 2021, having satisfactorily completed the appropriate background check with respect to Ms. Chambers, the Company issued a press release announcing her appointment to the Board. The Company also announced that Messrs. Kaplan, Kantor and Paul would be retiring from the Board at the Annual Meeting, and that Mr. Waldman would be appointed Lead Independent Director at such time. Ms. Chambers was appointed the Chair of the Company’s Nominating and Governance Committee, effective August 1 2021.

Later on July 22, 2021, Mr. Kornberg and Mr. Porcelain met with Mr. Wallace. During the course of the conversation, Mr. Wallace expressed various concerns about the Company’s performance and corporate governance and demanded the Company explore strategic alternatives. During this conversation, Mr. Wallace acknowledged that he did not understand Comtech’s complex business, stated he was a “stock-picker” and repeatedly discussed his experience at Barnes & Noble Education, Inc. When Mr. Kornberg asked Mr. Wallace why he issued a public letter without speaking to the Company, Mr. Wallace stated that he went public with his letter to “draw attention and set [his] reputation.”

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On July 30, 2021, Mr. Kornberg received an email from Mr. Wallace stating that Outerbridge was encouraged by the Company’s recently announced Board and governance changes but additional Board refreshment would be required, including stockholder representation on the Board. Mr. Wallace also stated that the Board should create a strategic committee that would, among other things, fully explore strategic alternatives. Mr. Wallace stated that Outerbridge was prepared to nominate directors if its demands, which continued to focus on a sale of the Company, were not met.

On August 3, 2021, Messrs. Quinlan and Chanley of White Hat spoke to Messrs. Porcelain and Kornberg about the terms on which White Hat and Magnetar were willing to proceed with an investment in the Company of $100 million. The parties also discussed the potential for Mr. Quinlan serving as a board candidate. Both Mr. Porcelain and Mr. Kornberg stated that they could not support the financial terms of the proposal and, although they would share it with the Board, they did not expect that the Board would support the financial terms either. On the same day, Messrs. Kornberg and Porcelain apprised members of the Board of the Strategic Investment terms proposed by White Hat.

On August 4, 2021, representatives of Goldman, Sachs & Co. (“Goldman Sachs”), the Company’s financial advisor, contacted White Hat to review the investment terms proposed by Messrs. Quinlan and Chanley on August 3, 2021.

On August 6, 2021, Messrs. Kornberg and Waldman had a virtual meeting with Mr. Wallace. Mr. Wallace reiterated that Outerbridge was encouraged by the recently announced Board and governance changes, but that he believed additional changes were necessary. Mr. Wallace stated that Outerbridge had identified two director candidates. Messrs. Kornberg and Waldman requested that Mr. Wallace forward the relevant contact information with respect to these two candidates. Mr. Wallace again demanded that the Company form a strategy committee to explore strategic alternatives.

On August 9, 2021, Messrs. Kornberg and Waldman received an email from Mr. Wallace (the “August 9 Email”) attaching a private letter to the Board and biographies of two potential candidates for the Board (the “Original Nominees”). Mr. Kornberg requested the contact information for the two candidates in order to schedule interviews.

On the same day, members of the Board participated in business reviews with each of the company’s senior executives with specific focus on fiscal 2022 preliminary business plans. On August 10, 2021, Mr. Wallace left a voicemail for Mr. Kornberg requesting a follow-up conversation about the August 9 Email, to which Mr. Kornberg promptly replied that he was tied up with Board and business review meetings all day, and that he would call Mr. Wallace back the next day.

On August 11, 2021, Mr. Kornberg sent an email to Mr. Wallace, indicating that his day was busier than expected and that he would not have time for a call. Mr. Kornberg again requested the contact information for the Original Nominees so that the Board could start the interview process. Mr. Wallace responded with the Original Nominees’ contact information.

On August 16, 2021, the Company announced that it intended to submit a proposal to the Company's stockholders at the Annual Meeting to eliminate its classified Board structure.

On August 18, 2021, Mr. Kornberg met with one of the Original Nominees for an in-person interview. Mr. Kornberg advised the candidate that the next step would be a meeting with members of the Nominating and Governance Committee.

On August 19, 2021, Mr. Wallace emailed a private letter to the Board reiterating Outerbridge’s previously expressed concerns and urging the addition of directors to the Board. Mr. Wallace stated that he expected the independent members of the Board to respond formally to the August 9 Letter, noting the deadline for stockholders to nominate directors at the Annual Meeting.

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ABOUT THE PROXY STATEMENT

Also on August 19, 2021, Mr. Quinlan emailed the Company a preliminary non-binding expression of interest with respect to a $100 million investment plus a $25 million green shoe. The proposal emphasized White Hat’s rationale to “provide the Company additional strategic and financial flexibility to execute on initiatives to accelerate growth and increase profitability, both organically and through acquisitions.” The proposal’s governance features included approval rights with respect to directors, issuance of new equity, limitations on debt, limitations on acquisitions, related party transactions and share repurchases. The expression also required that a new CEO be named concurrently with the announcement of the investment and join the Board no later than January 1, 2022. It also required that a nominee of White Hat and Magnetar be added to the Board. The expression was distributed to the members of the Board and discussed and reviewed with representatives of Goldman Sachs on August 20, 2021.

On August 20, Mr. Kornberg responded to Mr. Wallace’s email from the previous day, and the two arranged to speak on August 25, 2021.

On August 23, 2021, Mr. Kornberg had a telephone call with the second Original Nominee. Mr. Kornberg advised the candidate that the next step would be a meeting with members of the Nominating and Governance Committee.

On August 25, 2021, Mr. Kornberg had a telephone call with Mr. Wallace during which they discussed the Board’s interviews of Outerbridge’s candidates. Mr. Wallace indicated it was good to have an agreement with a large shareholder and proposed that the Company enter into a cooperation agreement with Outerbridge, and told Mr. Kornberg that he would have his attorney email Mr. Kornberg a proposed cooperation agreement but did not propose any terms that would be included in such an agreement. Mr. Kornberg told Mr. Wallace that the Company was talking to another large shareholder which was proposing on its own a director nominee. Neither Outerbridge nor its attorney sent the Company a proposed cooperation agreement at that time, nor has either of them subsequently sent a proposed cooperation agreement to the Company.

In the last week of August and first week of September 2021, Mr. Kornberg and Mr. Wallace exchanged several emails. Mr. Kornberg indicated that the Board’s process for evaluating Outerbridge’s director candidates was ongoing and that the next interview would need to take place after the Labor Day holiday on September 6, 2021. Among other things, Mr. Wallace again pressed Mr. Kornberg to have the Company begin negotiating with Outerbridge the terms of a cooperation agreement. Mr. Wallace stated that the terms of such agreement would require the Company to nominate Outerbridge’s director candidates in exchange for customary terms relating to a “standstill”, which would include a vote support agreement.

In the two weeks following White Hat’s delivery to the Company of its non-binding expression of interest on August 19, 2021, the Company, with the assistance Goldman Sachs, negotiated with White Hat concerning the financial and non-economic terms of the potential Strategic Investment. Those negotiations led to changes in the proposed Strategic Investment favorable to the Company. The Company also obtained information from Mr. Quinlan to begin an appropriate background check for his proposed board candidacy.

On September 2, 2021, the Board met and discussed White Hat’s non-binding expression of interest, as modified through negotiations conducted since August 19, 2021. Although there had been progress in the negotiations, it remained unclear whether it would be possible to reach an agreement with White Hat. The Board directed management to continue to explore a potential Strategic Investment by White Hat and Magnetar.

On September 3, 2021, the Company entered into non-disclosure agreements with White Hat and Magnetar and a short-term exclusivity agreement with both of them.

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ABOUT THE PROXY STATEMENT

Over the next several weeks, White Hat and Magnetar conducted due diligence on the Company and the parties attempted to negotiate the terms of the potential Strategic Investment. In this period, counsel for White Hat and Magnetar and counsel for the Company exchanged drafts and negotiated the terms of proposed transaction agreements. The negotiations included several extensions of the exclusivity period and, at one point, a suspension of diligence activities for a brief period of time. Members of the Nominating and Governance committee began interviews of Mr. Quinlan in connection with his proposed candidacy. Throughout this time, management kept the Board of Directors apprised of the issues that remained unresolved between the parties. Up until shortly before the agreement for the Strategic Investment was entered into, it was uncertain that the parties would reach an agreement.

On September 7, 2021, Ms. Chambers received an email from Mr. Wallace indicating his desire to speak directly with Ms. Chambers at her earliest convenience. Prior to this time, Mr. Wallace had once indicated that he wished to speak to Ms. Chambers at some point but had not requested such a meeting. Ms. Chambers responded to Mr. Wallace’s email that same day, indicating that the Board intended on proceeding with its evaluation of Outerbridge’s previously proposed candidates.

Also on September 7, 2021, Mr. Kornberg, Mr. Waldman and Ms. Chambers received an email from Mr. Wallace in which he indicated that Outerbridge intended to formally nominate director candidates for election at the Annual Meeting.

On September 8, 2021, Outerbridge delivered a letter to the Board and published a press release announcing the nominations of Wendi Carpenter, Sidney Fuchs, and Jonathan Wackrow (the “Current Nominees”) for election to the Board at the Annual Meeting. Neither of the Original Nominees was mentioned by name, nor did Outerbridge’s letter acknowledge the fact that the Board was already evaluating the Original Nominees. Prior to this time, the Company was unaware of the existence of the Current Nominees.

On September 9, 2021, the Company issued a press release acknowledging receipt of the letter from Outerbridge nominating the Current Nominees. The press release stated, “having invested considerable time and effort in this process, Comtech has now been presented with completely different candidates that Outerbridge has never mentioned before despite numerous discussions on the topic, which is not the path to a constructive resolution.”

On September 14, 2021, Ms. Chambers sent an email to Mr. Wallace asking to arrange a call between Mr. Wallace, herself, and a subset of the independent directors of the Board.

On September 17, 2021, Ms. Chambers and Mr. Waldman had a telephone call with Mr. Wallace. The parties discussed a wide range of matters about the Company, as well as the Board’s process for evaluating the Current Nominees, which included conducting interviews of these candidates. Following the call, Mr. Wallace sent an email thanking Ms. Chambers and Mr. Waldman for taking the time to speak, stating that he “enjoyed our conversation and found it to be productive.”

On September 20, 2021, Ms. Chambers replied to Mr. Wallace, thanking him for his time and indicating that she and Mr. Waldman looked forward to continuing their dialogue with Mr. Wallace.

On September 27, 2021, at a regularly scheduled meeting of the Board, the directors discussed completing the Board’s CEO succession plan on or about the end of the calendar year. Previously, pursuant to that plan, Mr. Porcelain had been elevated to Chief Operating Officer in 2018 and to President and COO in 2020.

On September 28, 2021, having received no communication from Mr. Wallace since their telephone conversation on September 17, Ms. Chambers sent an email (the “September 28 Email”) to Mr. Wallace requesting the contact information for the Current Nominees in order to schedule interviews.

On September 29, 2021, Mr. Wallace responded to the September 28 Email, stating that the Original Nominees were no longer director candidates, claiming this was due to other professional obligations that had apparently arisen. Mr. Wallace further claimed that the Current Nominees were identified by a “highly regarded executive recruiting firm” that he did not identify.

2021 Proxy Statement 19

ABOUT THE PROXY STATEMENT

Over the succeeding several days, Mr. Wallace and Ms. Chambers exchanged emails in an attempt to schedule times for each of the Current Nominees to speak with members of the Board.

On October 4, 2021, the company released its results of operations for its fourth quarter and full year ended July 31, 2021. The company also announced that Mr. Porcelain will become CEO, succeeding Mr. Kornberg, by the end of calendar 2021.

Also on October 4, 2021, Ms. Chambers emailed Mr. Wallace, indicating that she had not yet received Ms. Carpenter’s contact information or availability for a call. Ms. Chambers also asked Mr. Wallace for additional background information on Outerbridge’s candidates provided by Outerbridge’s executive search firm.

Following several weeks of business due diligence and negotiations of transaction documents, on October 5, 2021, Messrs. Quinlan and Chanley of White Hat and David Wecker of Magnetar communicated to Mr. Porcelain the terms on which White Hat and Magnetar were willing to proceed with an investment in the Company. Mr. Porcelain stated that he would take the proposal to the Board, that he would not support the proposal himself and that he did not expect that the Board would support the transaction based on the terms discussed.

On October 6, 2021, Messrs. Quinlan, Chanley and Wecker spoke again with Mr. Porcelain and stated they would be willing to improve the economic terms of the proposal if the parties could come to agreement on the remaining non-economic terms. Mr. Porcelain indicated he would inform the Board.

Also on October 6, 2021, Outerbridge sent to the Board and publicly disclosed a letter critical of the planned appointment of Mr. Porcelain as CEO and the Company’s recently released results for fiscal year 2021. The Company issued a press release confirming receipt of Outerbridge’s public letter.

Also on October 6, 2021, Ms. Chambers and Mr. Waldman had a telephone call with Mr. Wallace. Mr. Wallace attempted to have Outerbridge’s counsel join the call despite the fact that Ms. Chambers and Mr. Waldman did not have counsel on the call.

Between October 8, 2021 and October 12, 2021, certain independent members of the Board interviewed the Current Nominees and Mrs. Chambers began directly contacting the Current Nominees by email to schedule follow-up interviews.

On October 13, 2021, Ms. Chambers followed up and again asked Mr. Wallace for the background information that the executive search firm had put together on his Current Nominees, including any background checks, to facilitate a quick review of the Current Nominees. Mr. Wallace declined to provide this information. Mr. Wallace further stated that he would not make his Current Nominees available for further interviews until the parties had agreed upon a framework for a cooperation agreement, which Mr. Wallace previously indicated would require the appointment of at least one of the Current Nominees to the Board.

On October 14, 2021, at 1:00 p.m. the Board conducted its final interviews with Mr. Quinlan with respect to his board candidacy.

Later in the day on October 15, 2021, the Company became aware that Outerbridge had filed its preliminary proxy statement with the Commission. Outerbridge did not advise the Company in advance of making that filing.

On October 16, 2021, Ms. Chambers replied to Mr. Wallace’s email from October 13, stating, “We are disappointed by your unwillingness to continue interviewing your candidates, and your misleading description of facts in your preliminary proxy. A subset of the Nominating and Governance Committee met with all three as fast as practical, and were looking forward to continue our evaluation process and have other directors meet with them.”

2021 Proxy Statement 20

ABOUT THE PROXY STATEMENT

In the week immediately prior to October 18, 2021 the Company and its legal counsel, Proskauer Rose LLP, negotiated with White Hat and its legal counsel, Schulte Roth & Zabel LLP, and Magnetar and its legal counsel, Willkie Farr & Gallagher LLP, to finalize the terms of the Strategic Investment. The final terms of the investment included a “standstill” and voting support agreement. Unlike voting support agreements that are customary in transactions like the Strategic Investment, neither White Hat nor Magnetar would be restricted in any way with respect to their voting at the 2021 Annual Meeting. Additionally, the terms of the Strategic Investment would require the Company’s Board of Directors to appoint as a member of the Board an individual designated by the investors within six months after the closing of the investment. White Hat and Magnetar indicated that Mr. Quinlan would be the investors’ designee and that they would formally designate him at the time Mr. Porcelain assumes the CEO role. Further, the terms of the Strategic Investment provided that, consistent with the planned leadership transition publicly announced by the Company on October 4, 2021, the current CEO would be terminated and Mr. Porcelain would succeed him as CEO and be appointed a member of the Board no later than December 31, 2021, and that a failure to do so would relieve White Hat and Magnetar of any obligations under the voting support agreement and standstill provisions.

On Sunday, October 17, 2021, the Board met to consider the fully negotiated terms of the Strategic Investment and approved the Strategic Investment by unanimous vote of the directors.

On October 18, 2021, prior to the Nasdaq Stock Market open, the Company announced the Strategic Investment and that Mr. Quinlan would be joining the Board in 2022, increasing the Board to seven (7) directors, of which five (5) will be independent.

On October 29, 2021, the Company filed this preliminary proxy statement with the SEC.

Other Business

Our Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to our Board of Directors, no matters are to be brought before the Annual Meeting, except as specified in the Notice of Annual Meeting.

It is possible that matters other than those described in this Proxy Statement may be brought before stockholders at the Annual Meeting. The proxies will vote your shares on any such matter as recommended by the Board of Directors or, if no recommendation is given, the proxies will vote your shares in their discretion.

Preferred Stock Transaction

As previously announced, on October 18, 2021, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with affiliates of White Hat Capital Partners LP (“White Hat”), an investment firm focused on sustainable value creation in technology companies serving mission-critical applications, and Magnetar Capital LLC (“Magnetar”), a leading alternative investment manager with approximately $13.8 billion of assets under management (collectively, the “Investors”), relating to the issuance and sale of up to 125,000 shares of Series A Convertible Preferred Stock (as defined above, “Preferred Stock”) for an aggregate purchase price of up to $125 million (the “Preferred Stock Transaction”). The initial issuance of the Preferred Stock Transaction was completed on October 19, 2021 for an initial aggregate purchase price of $100 million.

2021 Proxy Statement 21

ABOUT THE PROXY STATEMENT

This strategic growth investment significantly enhances Comtech’s financial flexibility and strengthens the Company’s ability to capitalize on its recent large contract awards and growing customer demand for its satellite communications technologies and next-generation 911 public safety solutions. Comtech expects to apply the proceeds of this investment across a range of initiatives to accelerate growth and increase profitability, including, but not limited to:

Industry-Leading Broadband Satellite Technology: Complete the build out of the Company’s new, state-of-the-art technology centers and advanced manufacturing capabilities in Chandler, Arizona and Basingstoke, United Kingdom. These facilities will better allow Comtech to capture value from the increasing demand for satellite ground station infrastructure and next-generation broadband technology, which Comtech expects will contribute to significant growth over the next several years.

Next-Generation 911 Business Wins: Participate at greater scale and capitalize on the ongoing 911 upgrade cycle across the United States. During fiscal year 2021, Comtech secured large, multi-year agreements with an initial lifetime value in excess of $200 million from states including Arizona, Iowa, and Pennsylvania. The Company has a robust pipeline of similar opportunities and is positioned to benefit from increased federal funding to modernize the nation’s largely outdated 911 systems.

Attractive M&A Opportunities: Execute on a disciplined strategy of acquiring and integrating complementary technologies and capabilities, with a focus on creating shareholder value. Over the past several years, Comtech has successfully acquired leading technology companies in both the NG 911 and satellite earth station markets that have been instrumental to bolstering the Company’s market leadership, innovative offerings, and growth outlook.

White Hat and Magnetar’s strategic investment also provides Comtech additional flexibility in terms of optimizing capital allocation and maximizing shareholder value, including the continuation of its annual dividend program as well as opportunistic share repurchases under the Company’s existing Common Stock repurchase authorization.

Pursuant to the Subscription Agreement and the Certificate of Designations governing the Preferred Stock, as long as the Investors own beneficially and of record at least 50% of the shares of Preferred Stock purchased pursuant to the Subscription Agreement (including any shares of Preferred Stock previously held that were subsequently converted into shares of Common Stock), the Investors representing at least a majority of the outstanding shares of Preferred Stock will have the right to nominate one person to serve on the Board. The initial nominee is be nominated no later than six months after October 19, 2021.

In support of the Company’s vision and continued transformation, Comtech, White Hat and Magnetar have jointly agreed to appoint Mark Quinlan, the initial nominee of the Investors, to the Company’s Board of Directors in 2022 in conjunction with the previously announced Chief Executive Officer (“CEO”) succession. Mr. Quinlan is White Hat’s Co-Founder and Managing Partner and has more than 20 years of experience in the technology sector. Upon the appointments of Mr. Quinlan and Michael Porcelain, Comtech’s President and Chief Operating Officer (“COO”) and incoming CEO, to the Board, it is expected that the Board will be comprised of seven (7) members, five (5) of whom are independent.

2021 Proxy Statement 22

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Table of Principal Stockholders

This table provides the number of shares beneficially owned by principal stockholders who the Company believes beneficially own more than five percent of our outstanding Common Stock or Preferred Stock, as of the date stated in the below footnotes.

The information in this table is based upon the latest filings of Schedule 13G or 13G/A as filed by the respective stockholder with the SEC.

We calculate the stockholder’s percentage of the outstanding class assuming the stockholder beneficially owned that number of shares on ______, ____.

Unless otherwise indicated, the stockholder had sole voting and sole dispositive power over the shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)	Percent of Voting Power (1)
Common Stock
	BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	3,911,564	__%	__%
	Dimensional Fund Advisors, L.P. (3) Building One, 6300 Bee Cave Road Austin, TX 78746	1,936,572	__%	__%
	The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	1,595,875	__%	__%
Preferred Stock
	Magnetar Financial LLC (5) (6) 1603 Orrington Avenue, 13th Floor Evanston, IL 60201	100,000	__%	__%
	Affiliates of White Hat Capital Partners LP (5) (7) 150 East 52nd Street, 21st Floor New York, NY 10022	25,000	__%	__%

(1)The percentage of beneficial ownership is based on ________ outstanding shares of Common Stock and _______ shares of Preferred Stock as of the record date. The number of shares of Preferred Stock, if convertible to Common Stock, would represent ______ shares of Common Stock as of the record date and are entitled to that number of votes in the aggregate. The percentage of voting power reflects the number of votes held on all matters submitted to a vote of our stockholders at the Annual Meeting.

(2)The information is based on a Schedule 13G filed by BlackRock, Inc. with the SEC, reporting beneficial ownership as of December 31, 2020. Of the shares reported in the table as beneficially owned, BlackRock, Inc. had sole voting power over 3,857,330 shares and sole dispositive power over all of the shares. The Schedule 13G also discloses that BlackRock Fund Advisors, an affiliate of BlackRock, Inc., is the beneficial owner of more than five percent of the Company's outstanding Common Stock.

(3)The information is based upon a Schedule 13G/A filed by Dimensional Fund Advisors, L.P. with the SEC, reporting beneficial ownership as of December 31, 2020. Of the shares reported in the table as beneficially owned, Dimensional Fund Advisors, L.P. had sole voting power over 1,870,752 shares and sole dispositive power over all of the shares.

(4)The information is based upon a Schedule 13G/A filed by The Vanguard Group with the SEC, reporting beneficial ownership as of December 31, 2020. Of the shares reported in the table as beneficially owned, The Vanguard Group had shared voting power over 23,204 shares, sole dispositive power over 1,554,800 shares, and shared dispositive power over 41,075 shares.

2021 Proxy Statement 23

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

(5)Affiliates of Magnetar Financial LLC ("Magnetar Financial") and an affiliate of White Hat Capital Partners LP (i) hold 80,000 and 20,000 shares of Preferred Stock, respectively, which, subject to the following sentences, on an as-converted basis, represents 3,265,306 and 816,326 shares of Common Stock, respectively, subject to adjustments as provided in the Certificate of Designations for the shares of Preferred Stock and (ii) have the option to purchase on or prior to March 31, 2023 20,000 and 5,000 additional shares of Preferred Stock, respectively, which, subject to the following sentences, on an as-converted basis, represents 625,000 and 156,250 shares of Common Stock, respectively, subject to adjustments as provided in the Certificate of Designations for the shares of Preferred Stock. Each share of Preferred Stock will become convertible at the option of the holders thereof at or following the earlier to occur of (a) (i) the later of (x) the first anniversary of the date of the initial issuance (October 19, 2021), and (y) the filing date of the Company's Annual Report on Form 10-K for the fiscal year ending July 31, 2022, and (b) immediately prior to (and conditioned upon) the consummation of a Change of Control (as defined in the Certificate of Designations for the Preferred Stock dated October 19, 2021). The terms of the Preferred Stock restrict the conversion of such shares to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” would exceed 9.99% of the total number of shares of Common Stock then outstanding (the “Ownership Cap”).

(6)Magnetar Financial shares voting and dispositive power with Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz with regard to the reported shares. These shares are held for Magnetar Structured Credit Fund, LP, Magnetar Longhorn Fund LP, Purpose Alternative Credit Fund - F LLC, Purpose Alternative Credit Fund - T LLC, and Magnetar Lake Credit Fund LLC (the “Magnetar Funds”). The 80,000 shares of Preferred Stock currently outstanding are held as follows: Magnetar Lake Credit Fund LLC, 35,440 shares; Magnetar Structured Credit Fund LP, 22,080 shares; Purpose Alternative Credit Fund - F LLC, 15,200 shares; Magnetar Longhorn Fund LP, 4,880 shares; and Purpose Alternative Credit Fund - T LLC, 2,400 shares. In addition, as noted above, the Magnetar Funds have the option to acquire up to an additional 20,000 shares of Preferred Stock on or prior to March 31, 2023. Magnetar Financial serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial exercises voting and investment power over the Common Stock held for the Magnetar Funds’ accounts. Magnetar Capital Partners LP serves as the sole member and parent holding company of Magnetar Financial. Supernova Management LLC is the general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Alec N. Litowitz. The address of the principal business office of each of Magnetar Financial, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201. Magnetar disclaims beneficial ownership of any shares of Common Stock issuable upon conversion of the Preferred Stock to the extent that upon such conversion the number of shares beneficially owned by all reporting persons hereunder, in the aggregate, would exceed the Ownership Cap.

(7)The securities reported herein are held by White Hat Strategic Partners LP. White Hat Capital Partners LP serves as the Investment Manager of White Hat Strategic Partners LP. White Hat Capital Partners GP LLC is the General Partner of White Hat Capital Partners LP. Mark R. Quinlan and David Chanley serve as Managing Members of White Hat Capital Partners GP LLC. White Hat Strategic Partners LP, White Hat Capital Partners GP LLC, Mr. Quinlan and Mr. Chanley each disclaim any beneficial ownership of these securities.

2021 Proxy Statement 24

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Table of Shares Beneficially Owned by Directors and Named Executive Officers

The table below shows the beneficial ownership of our Common Stock of each of our directors, our Chief Executive Officer, our Chief Financial Officer, the three highest paid executive officers, other than our Chief Executive Officer or our Chief Financial Officer, serving at the end of our fiscal year (collectively, the “Named Executive Officers” or “NEOs”) and all current directors and executive officers as a group, as of _____, ____

Unless otherwise indicated, our directors and executive officers had sole voting and sole dispositive power over their shares.

Name	Shares of Common Stock Beneficially Owned on ____, __ (1)	Percent of Class

Non-employee Directors (listed alphabetically):
Judy Chambers	—	*
Lisa Lesavoy	11,198	*
Dr. Yacov A. Shamash	37,871	*
Lawrence J. Waldman	38,139	*

Retiring Non-employee Directors (listed alphabetically)
Edwin Kantor**	36,830	*
Ira S. Kaplan**	44,995	*
Robert G. Paul**	48,340	*

Named Executive Officers (listed alphabetically):
Michael A. Bondi	68,331	*
Fred Kornberg	815,913	__%
Michael D. Porcelain	286,314	__%
Yelena Simonyuk	1,959	*
Nancy M. Stallone	37,277	*
All current and retiring directors and executive officers as a group (12 persons)	1,427,167	__%
_____________________
* Less than one percent
** These Board members have notified the Board of their retirements from the Board effective immediately prior to the Fiscal 2021 Annual Meeting

(1)Includes: (i) 2,687 stock units held by Mr. Paul, (ii) 22,333 restricted stock units held by Mr. Kantor, 26,489 restricted stock units held by Mr. Kaplan, 2,722 restricted stock units held by Ms. Lesavoy; 15,746 restricted stock units held by Mr. Paul, 15,436 restricted stock units held by Dr. Shamash, and 15,704 restricted stock units held by Mr. Waldman, (iii) 12,435 performance shares held by Mr. Kornberg, (iv) 5,072 share units held by Mr. Porcelain, and (v) the following shares of our Common Stock underlying stock options with respect to which such persons have the right to acquire beneficial ownership within 60 days from ______, ____: Messrs. Kantor, Kaplan, Paul, Dr. Shamash, and Waldman each held 3,000 shares; Mr. Bondi 28,815 shares; Mr. Kornberg 383,000 shares; Mr. Porcelain 146,000 shares; Ms. Stallone 6,330 shares; and all current directors and executive officers as a group 579,145 shares. We calculated the percentage of the outstanding class beneficially owned by each person and by the group treating their shares subject to this right to acquire within 60 days as outstanding.

2021 Proxy Statement 25

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Name	Principal Occupation	Age	For Term Expiring In	Served As Director Since

Directors nominated for election at Fiscal 2021 Annual Meeting:
Judy Chambers (1)	Managing Principal and a Member of the Board of Meketa Investment Group	50	2024	2021
Lawrence J. Waldman	Senior Advisor at First Long Island Investors, LLC	75	2024	2015
Continuing Directors (in order of expiration of current term):
Lisa Lesavoy	Owner, Lesavoy Financial Perspectives, Inc.	67	2023	2020
Fred Kornberg	Chairman and CEO of Comtech	85	2022	1971
Dr. Yacov A. Shamash	Professor of Electrical and Computer Engineering at Stony Brook University	71	2023	2016
Retiring Directors (2):
Edwin Kantor	Executive Director of S2K Financial LLC	89	-	2001
Ira. S. Kaplan	Private Investor	85	-	2002
Robert G. Paul	Private Investor	79	-	2007
Other Executive Officers (listed alphabetically):
Michael A. Bondi	Chief Financial Officer	48	-	-
Michael D. Porcelain	President and Chief Operating Officer	52	-	-
Yelena Simonyuk	Managing Counsel	44	-	-
Nancy M. Stallone	Treasurer and Corporate Secretary	61	-	-

(1)Ms. Chambers was appointed to the Board of Directors on August 1, 2021.
(2)These Board members have notified the Board of their retirements from the Board effective immediately prior to the Fiscal 2021 Annual Meeting, and the size of the Board was reduced to five directors, effective as of such time.

2021 Proxy Statement 26

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers, continued
	Judy Chambers	Lawrence J. Waldman	Lisa Lesavoy	Fred Kornberg	Dr. Yacov A. Shamash
Knowledge, Skills and Experience
Academia/Education		•			•
Accounting and Audit		•
Corporate Governance	•	•	•	•	•
Executive Experience	•	•	•	•	•
Financial	•	•	•		•
HR/Compensation		•	•
Legal/Regulatory			•
Mergers and Acquisitions	•	•		•	•
Operations		•		•	•
Public Company Board Experience	•	•	•	•	•
Risk Management	•	•	•	•
Strategic Planning/Oversight	•	•	•	•	•
Technology		•		•	•
Wireless/Telecomm Industry
•911 & Emergency Services		•		•	•
•Satellite and Wireless		•		•	•
Demographics
Race/Ethnicity
African American	•
Asian/Pacific Islander
White/Caucasian		•	•	•	•
Hispanic/Latino
Gender
Male		•		•	•
Female	•		•
Board Tenure
Years	—	6	2	50	5

2021 Proxy Statement 27

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Our Nominees’ Biographies and Director Qualifications

Judy Chambers

Ms. Chambers has been a director of Comtech since August 2021. She has served since 2019 as a Managing Principal and a member of the Board of Meketa Investment Group, which provides global investment advisory and discretionary outsourced chief investment officer ("OCIO") consultant services with more than 200 clients and assets under advisement of approximately $1.7 billion. Ms. Chambers works with some of the largest institutional investors in the United States including public pension plans, corporations, endowments, foundations, and insurance companies.

Ms. Chambers focuses on the private equity and infrastructure asset classes and evaluates investment managers that invest in the technology, telecommunications, financial services, infrastructure services and energy sectors. She has authored research on the developing global infrastructure sector. In addition, she has developed expertise in developing special investment vehicles and diverse and emerging manager programs within private markets for institutional investors. At Meketa, she is a member of the Private Markets Research, Emerging and Diverse Manager, Diversity Leadership and Marketing Committees.

Previously, Ms. Chambers served as Managing Director and Board Member of Pension Consulting Alliance from 2007 to 2019, prior to its combination with Meketa Investment Group, Ms. Chambers has also held senior roles with Caswell Capital Partners, a merchant bank that served small and middle market sized companies and at Lehman Brothers where she originated and executed transactions in high yield bonds, leveraged loans and bridge financings related to mergers and acquisitions, leveraged buyouts and recapitalizations. Ms. Chambers' completed transactions span various industries including natural resources, media, financial institutions, industrial and consumer services.

Ms. Chambers is dedicated to serving the needs of the poor and is committed to providing educational opportunities to underserved communities. As a result, she serves as a member of the Board of Trustees for Community Service Society of New York, an organization that is an advocate for the poor in New York City. As the chair of the Advisory Board of the Robert Toigo Foundation, Ms. Chambers assists the organization to change the face of finance by providing opportunities to underrepresented talented students. In addition, Ms. Chambers is on the Advisory Board of the Jazz Foundation of America. Ms. Chambers holds a Bachelor of Arts from Duke University and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Director Qualifications

With her extensive experience in corporate finance and in the investment advisory services industry, Ms. Chambers brings to our Board expertise in dealing with regulatory and public authorities in infrastructure projects that would be relevant for 911 related development, structuring acquisitions, addressing institutional investor concerns, focusing on diversity and making financial decisions. She meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, and currently is a member of the following Committees of the Board of Directors:

•Nominating and Governance Committee (Chairperson); and
•Audit Committee

2021 Proxy Statement 28

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Lawrence J. Waldman (Lead Independent Director following the Fiscal 2021 Annual Meeting)
Mr. Waldman has been a director of Comtech since August 2015 and, effective following the Fiscal 2021 Annual Meeting, will serve as the Lead Independent Director. Since his time serving as Audit Committee Chairperson, he has successfully overseen the complex accounting associated with the Company's foreign acquisitions and a change in CFO with no material weaknesses or accounting errors. He currently serves as the non-executive Chairman of the Board and Chairman of the Audit Committee of CVD Equipment Corporation, a technology company listed on NASDAQ that provides custom equipment to commercial, defense and research customers. Mr. Waldman is a member of the board of directors and Lead Independent Director and Audit Committee Chairperson at APYX Medical, a NASDAQ-listed advanced energy medical technology company.

Mr. Waldman has served as Senior Advisor at First Long Island Investors, LLC since 2016 and was previously an Advisor to the accounting firm of EisnerAmper LLP following his role as Partner-in-Charge of Commercial Audit Practice Development for Long Island.

Mr. Waldman served as the Managing Partner of the Long Island office of KPMG LLP from 1994 through 2006, the accounting firm where he began his career in 1972. During his tenure at KPMG, Mr. Waldman served as audit partner to a number of public and privately held technology and defense companies including, Audiovox Corporation, a pioneer in wireless cellular technology and Aeroflex, a manufacturer of test equipment, RF microwave integrated circuits, components and systems used for wireless communications.

Mr. Waldman is currently Chairman of the Board of Directors of the Long Island Association and a member of the boards of directors of the Long Island Angel Network and the Advanced Energy Research Center at Stony Brook University. Through October 21, 2018, Mr. Waldman was a member of the board of directors of Northstar/RXR Metro Income, Inc., an SEC registered non-traded real estate investment trust.

Mr. Waldman has extensive experience serving multi-billion-dollar organizations, including as the current Chairman of the Supervisory Committee of Bethpage Federal Credit Union and previously as the Chairman of the Audit Committee of the State University of New York's (“SUNY”) Board of Trustees, the largest state university system in the United States. Mr. Waldman previously served as Chairman of the Audit and Finance Committee Board of Trustees of the Long Island Power Authority ("LIPA"), the second largest government utility in the United States, and as the Chairman of the Board. Mr. Waldman also served as an adjunct professor at Hofstra University, teaching graduate courses in advanced accounting theory and advanced auditing.

Director Qualifications

Mr. Waldman has significant experience leading public accounting firms and as a valued business advisor to both technology and defense companies. His extensive relevant industry and financial and accounting expertise and experience with complex accounting as a member of a variety of public company and civic boards allows him to bring both a pertinent and diverse perspective to our Board.

Mr. Waldman meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards and currently is a member of the following Committees of the Board of Directors:

•Audit Committee (Chairperson);
•Executive Compensation Committee; and
•Executive Committee

Mr. Waldman is the only financial expert, as defined by SEC rules, on the Company's Audit Committee.

2021 Proxy Statement 29

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Continuing Directors’ Biographies and Director Qualifications

Fred Kornberg (Chairman and Chief Executive Officer)

Mr. Kornberg currently serves as Chairman of the Board and Chief Executive Officer. Prior to that, he was Chief Executive Officer and President of the Company since 1976. He was the Executive Vice President of the Company from 1971 to 1976 and the General Manager of the telecommunications transmission segment. Mr. Kornberg brings to his director role deep knowledge of the Company’s history, strategies, technologies and culture. His experience leading the Company’s management and the depth of his knowledge of our business enable him to provide valuable leadership on complex business matters that we face on an ongoing basis.

Mr. Kornberg has been the driving force behind the Company’s continuous efforts in technological innovation and operational excellence to achieve market leadership and generate long-term stockholder value. Mr. Kornberg has been a director of Comtech since 1971 and is currently a member of both the Executive Committee and the Science and Technology Committee of the Board of Directors.

Lisa Lesavoy

Ms. Lesavoy has been a director of Comtech since March 2020. Ms. Lesavoy is the owner of Lesavoy Financial Perspectives, Inc., a New York City based financial counseling firm which she founded in September 1990. Lesavoy Financial Perspectives, Inc. serves as a family office, advising its clients who are affluent individuals, as well as closely-held businesses, charitable entities, family and charitable trusts, and estates, on strategic planning opportunities to achieve their long-term goals of income and estate tax savings, wealth accumulation and transfer, asset protection, debt structuring and succession planning for business interests. The company counsels clients on complex financial, tax, investment, debt and insurance strategies in the areas of both corporate planning, including compensation and benefit arrangements, as well as individual planning. It assists its clients to implement its recommendations through a combination of legal arrangements.

Additionally, in her individual capacity, Ms. Lesavoy serves as a Trustee of several family and charitable trusts, and as an Executor, for several of Lesavoy Financial’s clients. Previously, Ms. Lesavoy served as Senior Financial Advisor for E.F. Hutton’s, and, subsequently, Shearson Lehman Brothers' Personal Financial Planning Division, where she was a First Vice President and responsible for the Division’s financial counseling services on the East Coast. Ms. Lesavoy holds a Bachelor of Arts, magna cum laude, from Bryn Mawr College and a JD, cum laude, from Fordham University School of Law. Ms. Lesavoy is a Certified Financial Planner, a designation she earned in 1978, and has been a member of the New York State Bar since 1985.

Director Qualifications

With her extensive experience in the financial services industry and financial counseling, Ms. Lesavoy brings to our Board expertise necessary to lead Comtech's Executive Compensation Committee and evaluate and advise on complex compensation issues and our management compensation structure. She meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, and currently is a member of the following Committees of the Board of Directors:

•Executive Compensation Committee (Chairperson);
•Nominating and Governance Committee; and
•Executive Committee

During fiscal 2021, Ms. Lesavoy also served as a member of the Audit Committee.

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STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Dr. Yacov A. Shamash

Dr. Yacov A. Shamash has been a director of Comtech since October 2016. He is a professor of Electrical and Computer Engineering at Stony Brook University since 1992 where he is the founder of two NY State Centers of Excellence entrusted with hundreds of millions of dollars in government and industry funding, one in Wireless and Information Technology and another in Advanced Energy Research and Technology. Each center is at the forefront of R&D for critical services in its respective fields, such as cyber security of the electrical grid.

He has previously been charged with supervising incubators for multiple technology companies at Stony Brook University and served as the Vice President for Economic Development, the Dean of Engineering and Applied Sciences and the Dean of the Harriman School for Management and Policy.

Prior to joining Stony Brook University, Dr. Shamash developed and directed the National Science Foundation Industry/University Cooperative Research Center for the Design of Analog/Digital Integrated Circuits (with 12 member companies including Boeing, Motorola and HP) and served as Chairman of the Electrical and Computer Engineering Department at Washington State University. He is a member of the Board of Directors of KeyTronic Corporation and Applied DNA Sciences, Inc. He served as a member of the Board of Directors for the New York State Office of Science, Technology and Academic Research ("NYSTAR") until its merger with the NY Empire State Development Corporation. He has served on the boards of three public companies until their strategic sales. He was a co-Founder of the Long Island Software & Technology Network (“LISTnet”) and the Long Island Angel Network. Dr. Shamash holds a Ph.D. degree in Electrical Engineering from Imperial College of Science and Technology in London, England.

Director Qualifications

With an extensive background in the development of emerging wireless and information technologies, Dr. Shamash brings to our Board an expansive view of those rapidly evolving areas and the potential commercial opportunities for Comtech in that space, which is instrumental to our strategies to both our next generation 911 and satellite communications businesses.

Dr. Shamash meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, and currently is a member of the following Committees of the Board of Directors:

•Audit Committee;
•Executive Compensation Committee;
•Nominating and Governance Committee; and
•Science and Technology Committee (Chairperson)

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STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Designated Directors - Following the Fiscal 2021 Annual Meeting

Mark R. Quinlan

The investors in our recently completed Preferred Stock Transaction discussed above have nominated Mark R. Quinlan to be appointed to our Board of Directors within six months after October 19, 2021, pursuant to their rights under the Certificate of Designations governing our newly issued Preferred Stock. While Mr. Quinlan has not yet joined the Board, and is not standing for election by stockholders at the Annual Meeting, we believe he will provide valuable insight and expertise to our Board when he is appointed.

Biography

Mr. Quinlan is a senior investment professional with more than 20 years of experience in the technology sector.

In 2016, Mr. Quinlan co-founded White Hat Capital Partners (the "Firm"), a private investment firm focused on building sustainable value in technology companies serving mission-critical applications. White Hat makes concentrated, value-oriented investments in publicly-traded companies. The Firm constructively partners with its portfolio companies to improve strategy and capital allocation decisions, implement operational efficiencies, and strengthen governance, all with a view to improving corporate competitiveness and creating shareholder value.

Prior to founding White Hat, Mr. Quinlan was Managing Director and Co-Head of the Global Technology Investment Banking Group at Stifel. In addition, he served as a Member of the firm’s Investment Banking Management Committee as well as the Fairness Committee. Mr. Quinlan joined Stifel in 2010 through its merger with Thomas Weisel Partners. Mr. Quinlan joined Thomas Weisel Partners in 2000 from Merrill Lynch and was promoted to Partner in 2006. He joined Merrill Lynch in 1996 following two years with Brown Brothers Harriman & Co.

During his investment banking career, Mr. Quinlan advised numerous corporate boards on a broad range of strategic and corporate finance decisions. He maintains extensive senior executive relationships across the technology, investment management and financial services sectors.

Mr. Quinlan received an A.B. in Economics and a Certificate in Political Economy from Princeton University in 1994. He resides in New York City.

Michael D. Porcelain

As discussed above, it is anticipated that Mr. Porcelain will also be joining the Board following the Annual Meeting. Mr. Porcelain’s biography is set forth below.

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STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Our Other Current Executive Officers (listed in alphabetical order)

Michael A. Bondi

Mr. Bondi has been Chief Financial Officer of Comtech since October 2018. Prior to that, he served as Vice President, Controller of Comtech since January 2004. Prior to joining Comtech, Mr. Bondi served as Assistant Controller at EDO Corporation, which designed and manufactured products for defense, intelligence and commercial markets and provided related engineering and professional services. Prior to his experience at Comtech and EDO, Mr. Bondi worked at the accounting firm, KPMG LLP, from September 1993 to September 2002. As a Senior Manager at KPMG, Mr. Bondi served a variety of public and private companies primarily in the technology and defense markets. Mr. Bondi is a certified public accountant in New York State and holds a Bachelor of Business Administration in Accounting from Hofstra University.

Michael D. Porcelain

Mr. Porcelain has served as President since January 2020 and as Chief Operating Officer of Comtech since October 2018. He previously served as the Company's Chief Financial Officer from 2006 to 2018, and as Vice President of Finance and Internal Audit of Comtech from 2002 to 2006. Prior to joining Comtech, Mr. Porcelain was Director of Corporate Profit and Business Planning for Symbol Technologies (subsequently acquired by Motorola Technologies, Inc.), a mobile wireless information solutions company, where he was employed from 1998 to 2002.

Previously, he spent five years in public accounting holding various positions, including Manager in the Transaction Advisory Services Group of PricewaterhouseCoopers. Since 1998, he has owned and operated The Independent Adviser Corporation, a privately held company which holds the rights to use certain intellectual properties and trademarks (including various Internet websites) related to the financial planning and advisory industry. Mr. Porcelain is on the Board of Directors of Air Industries Group, a New York Stock Exchange listed company and a U.S. defense contractor, and serves as the Chairman of its Audit Committee. Mr. Porcelain is also a Member of the Board of Directors of the Fund for Modern Courts, an independent organization that promotes reform and equal justice in the New York Court system.

Yelena Simonyuk

Ms. Simonyuk joined the Company as Managing Counsel in May 2019. Prior to that, she was a senior attorney at the law firm of Proskauer Rose LLP, which she joined in 2002. At Proskauer, Ms. Simonyuk provided general counsel and in-house counsel services for public companies in the communications technology, consumer goods and medical supplies industries, and represented public and private companies in a broad range of corporate, commercial, regulatory, compliance and litigation matters. Ms. Simonyuk received her JD from Duke University School of Law and BA from Yale.

Nancy M. Stallone

Ms. Stallone has been Treasurer at Comtech since April 2021. Prior to that she was Vice President of Finance at Comtech since 2006 and Corporate Secretary since 2016. Prior to joining Comtech, Ms. Stallone served in key leadership financial positions including Vice President, Internal Audit at Atkins Nutritionals, Inc. and Chief Financial Officer of North America for Techpack America, Inc., a division of Albéa Group, a global packaging manufacturer and wholesaler. Previously, Ms. Stallone was Senior Manager at the accounting firm, Deloitte & Touche LLP, where she served a number of public and private companies. Ms. Stallone is a certified public accountant in New York State and holds a Bachelor of Science in Accounting from Long Island University and an Executive MBA from St. Joseph's College, where she previously served as an adjunct professor in accounting.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board’s Oversight Role

Our Board of Directors oversees the management of our business, in accordance with Delaware General Corporation Law and our Restated Certificate of Incorporation and By-Laws. Members of our Board of Directors are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, and by participating in regular and special meetings of our Board of Directors and its committees. The Board and its committees also confer, as needed, with independent financial, executive compensation and other advisors. In addition, to promote open discussion among our non-employee directors, those directors meet in scheduled executive sessions without the participation of any member of management, including our CEO.

Board Refreshment

Our Board undertook a process of refreshment with the appointment of Lisa Lesavoy as a director in 2020. That process continued in 2021 with the appointment of Judy Chambers as a director as of August 1, 2021. In view of those appointments and the earlier appointments of Yacov Shamash in 2016 and Lawrence Waldman in 2015, our long-serving directors Edwin Kantor, Ira Kaplan and Robert Paul elected to retire from the Board effective immediately prior to our Fiscal 2021 Annual Meeting, and the size of the Board was reduced to five directors, effective at such time. These changes in the Board’s composition will have the effect of lowering the average tenure of our independent directors to approximately three years, substantially completing the Board’s multi-year refreshment process.

On March 3, 2020, the Board appointed its first female director, Lisa Lesavoy, recognizing among other things her expertise in financial and compensation matters and her diverse perspectives. In July 2021, the Board appointed Ms. Chambers as a director, effective August 1, 2021, recognizing among other things her expertise in corporate finance and experience in the investment advisory services industry. Ms. Chambers was recommended to the Nominating and Governance Committee as a Board member candidate by Lisa Lesavoy. Ms. Chambers is the second female and first African American director to join the Board of Directors. The appointments of Ms. Lesavoy and Ms. Chambers reflect the Board’s consideration of its needs with respect to director expertise and its commitment to diversity of professional experience, education, skill, gender, race, ethnic or national origin, age and other qualities and attributes.

In addition, our Restated Certificate of Incorporation currently provides for a Board divided into three classes of directors, with each class elected for three-year, staggered terms. Following discussion with investors, the Board believes it is advisable and in the best interests of the Company and its stockholders to amend our Restated Certificate of Incorporation to phase out the classified Board so that the Board is fully declassified by the fiscal 2024 annual meeting of stockholders. The declassification amendment is more fully described in Proposal No. 4a of this Proxy Statement.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our Governance Policies and Guidelines

Our Board of Directors has adopted Corporate Governance Policies and Guidelines. These policies and guidelines, in conjunction with the Company’s Restated Certificate of Incorporation and By-Laws, and the charters of the committees of the Board of Directors, form the framework for the governance of the Company.

The following is a summary of the key components of our Corporate Governance Policies and Guidelines (which can be found on our web site at http://www.comtechtel.com/management-team/board-of-directors):

•Directors should have high professional and personal ethics and values and should have experience in areas of particular significance to the long-term creation of stockholder value.

•Directors must have sufficient time to carry out their duties and limit their service on public company boards to no more than four (inclusive of the Company).

•Each member of our Board of Directors must, at all times, exhibit high standards of integrity and ethical behavior and adhere to our Standards of Business Conduct. We require directors as well as employees to certify in writing on an annual basis that they have read and will abide by such standards. In addition, Directors must avoid any conflict between their own interests and the interests of the Company in dealing with suppliers, customers, and other third parties, and in the conduct of their personal affairs.

•Directors are required to sign a confidentiality agreement that protects the proprietary information that they have access to in connection with the performance of their duties.

•Unless requested by the Board of Directors to remain, an employee director is expected to resign from the Board of Directors at the time employment terminates.

•The Board of Directors shall hold executive sessions of independent directors as necessary, but at least once a year.

•The Board of Directors shall regularly consider succession plans addressing the potential resignation or unavailability of our CEO and shall regularly consider and discuss with our CEO his plans addressing the potential resignation or unavailability of the executive officers reporting to our CEO. These plans are discussed by the Board of Directors at least annually.

•Directors are encouraged to talk directly to any member of management regarding any questions or concerns the directors may have, and members of senior management are invited to attend Board meetings, as appropriate.

•The Board of Directors and each committee of the Board has the authority to retain and discharge independent advisors as the Board of Directors and any such committee deems necessary, including the sole authority to approve the advisors’ fees.

•The Board of Directors and each committee conducts a self-evaluation annually. The Nominating and Governance Committee oversees each such annual self-evaluation.

•Non-employee directors are required to hold an equity ownership interest in Company stock with a market value of at least six times their respective annual cash retainer. Our CEO is required to hold an equity ownership interest in Company stock with a market value of at least six times his annual base salary. All other executive officers are required to hold an equity ownership interest of at least 20,000 shares or shares with a market value of at least two times their respective annual base salary, whichever is less. Until applicable equity ownership guidelines are met, non-employee directors and executive officers are required to hold any shares received from the exercise of stock options or the delivery of shares pursuant to a restricted stock-based award or similar awards issued in fiscal 2011 or later, less the number of shares used for the payment of any related exercise price and applicable taxes.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

•The Audit Committee of the Board of Directors maintains guidelines for the review, approval or ratification and disclosure of “related person transactions” as defined by SEC rules.

•The Chairperson of the Nominating and Governance Committee (and if different, our Lead Independent Director) shall receive copies of stockholder communications directed to non-management directors.

Independent Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance, the foundation of which is our Board’s policy that a substantial majority of our directors should be independent. We have had only one director who is an employee of the Company (our Chairman of the Board, Mr. Fred Kornberg, who was also our CEO). Mr. Kornberg will be succeeded as CEO by Michael D. Porcelain on or before January 1, 2022. Mr. Porcelain will also become a member of the Board and Mr. Kornberg will remain a member of the Board and serve as its non-executive Chairman.

Our Board of Directors has determined that each of our other directors has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each otherwise meets the independence requirements of the NASDAQ. Following the Annual Meeting, we anticipate that the size of Comtech's Board of Directors will be increased to seven (7) members, five (5) of whom are independent. This considers the addition of Mr. Porcelain and Mark Quinlan, both of who will become members of the Board following the Fiscal 2021 Annual Meeting. The Board of Directors will evaluate expanding its size in order to make room for additional potential candidates with relevant experience that would enhance the Board's performance.

Executive sessions of the independent directors occur without the presence of the CEO and Chairman. The Board believes that executive sessions of the independent directors and the existence of a Lead Independent Director play important roles in the governance structure of Comtech.

In fiscal 2021, the independent directors held two executive sessions. These sessions included discussion on a wide range of strategic matters.

Board Leadership Structure

The Chairman of the Board is Fred Kornberg. Michael D. Porcelain will succeed Mr. Kornberg as Chief Executive Officer by the end of calendar year 2021. In October 2021, Comtech's Board of Directors determined to appoint Mr. Porcelain, Comtech’s President and Chief Operating Officer, to be Chief Executive Officer by the end of calendar 2021, taking over from Mr. Kornberg after a short transition period. At such time, Mr. Porcelain will also join Comtech’s Board of Directors and also continue as President. Mr. Kornberg will serve as non-executive Chairman of the Board and is expected to take on a technology advisory role.

The Chief Executive Officer is responsible for general oversight of our businesses and the various executive management teams that are responsible for our day-to-day operations, and is accountable directly to the full Board of Directors.

As non-executive Chairman, Mr. Kornberg’s in-depth knowledge of our Company’s strategic priorities and operations will enable him to facilitate effective communication between management and the Board and see to it that key issues and recommendations are brought to the attention of the Board.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Lawrence J. Waldman will serve as our Lead Independent Director following the announced retirement of Director Edwin Kantor, which will be effective immediately prior to the Fiscal 2021 Annual Meeting. Although Mr. Kornberg will be non-executive Chairman of the Board following Mr. Porcelain’s succession as CEO, the Lead Independent Director role will remain unchanged. The Lead Independent Director will continue to preside at meetings of the Board in the absence, or upon the request, of the Chairman; preside at executive sessions of the independent directors with authority to call additional executive sessions or meetings of the independent directors (and communicate with our CEO, as appropriate, concerning matters arising from such executive sessions); approve Board meeting dates and agendas, as well as certain information packages provided to directors, and in consultation with the Chairman and with the CEO, recommend matters for the Board to consider; serve as a liaison between independent directors and the members of senior management; and evaluate, along with the Chairman and members of the Executive Compensation Committee of the Board, the performance of the Company’s CEO.

We believe our overall Board leadership structure has allowed, and will continue to allow, the Board to appropriately perform its oversight functions.

Committees of the Board of Directors

Oversight
In connection with its oversight responsibilities, the Board of Directors has established certain committees, including the Audit Committee, Nominating and Governance Committee, Executive Compensation Committee, and the Science and Technology Committee, which periodically assess the various significant risks that we face. These risks include financial, competitive, operational, compensation-related and technological risks. Any such risk oversight that is not specifically assigned to a Committee comes within the purview of the Audit Committee. The Executive Compensation Committee is responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. The Board (and its various Committees) administers its risk oversight responsibilities through our CEO, COO and our CFO who, together with our other NEOs and other management of the Company’s operating subsidiaries, review and assess the operations of the businesses as well as management's identification, assessment and mitigation of the material risks affecting our operations. The Board (and its various Committees) also periodically engages outside advisors who help assess risk.

Nominating and Governance
The Nominating and Governance Committee is responsible for, among other things, identifying and evaluating candidates for election as members of our Board of Directors, reviewing matters concerning corporate governance policy, including responding to any stockholder concerns about corporate governance, and overseeing the Board of Directors and committee self-evaluations that are conducted annually.

In seeking and evaluating prospective members of our Board of Directors, our Nominating and Governance Committee considers the nature and scope of our business activities and the capacity of our Board of Directors to provide oversight and positive contributions in areas of particular significance to the long-term creation of stockholder value. Areas of experience and capability that our Nominating and Governance Committee particularly believes should be represented on our Board of Directors include operational, financial reporting, finance, governance, technology expertise and experience related to our business.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Nominating and Governance Committee identifies nominees first by evaluating the current members of the Board of Directors willing to continue in service. If any member of the Board does not wish to continue in service, or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee will identify the required skills, background and experience of a new nominee, taking into account prevailing business conditions, and will source relevant candidates and present candidates to the Board of Directors. In connection with the identification of possible new directors, the Nominating and Governance Committee seeks diversity of professional experience, education, skill, gender, sexual orientation, race, ethnic or national origin, age and other qualities and attributes as compared to the current Board members. These factors are important as a diverse Board can provide different perspectives to Board discussions and decisions. As such, when an open position of the Board is available, the Board is committed to having a diverse selection of candidates prior to the selection of the final candidate.

In evaluating director candidates, the Nominating and Governance Committee generally considers the following factors:

•our needs in relation to the particular competencies and experience of our other directors;

•the knowledge, skills and diverse backgrounds of candidates;

•familiarity with our business and businesses similar or analogous to ours; and

•financial acumen and corporate governance experience.

Our Nominating and Governance Committee also believes that individual candidates should demonstrate high levels of commitment, adequate availability to actively participate in our Board of Directors’ affairs, and high levels of integrity, ethics and sensitivity to current business and corporate governance trends. Before recommending a candidate to our Board of Directors, all members of our Nominating and Governance Committee will participate in interviews with the candidate and our Nominating and Governance Committee will seek to arrange meetings between the candidate and other members of our Board of Directors. Candidates are typically identified by our Board of Directors, including with the assistance of a global search firm experienced in director candidate searches. Our Nominating and Governance Committee will consider individuals recommended by stockholders. A stockholder who wishes to recommend a candidate for consideration by the Nominating and Governance Committee should do so in writing addressed to the Nominating and Governance Committee Chairperson at Comtech Telecommunications Corp., 68 South Service Road, Suite 230, Melville, NY 11747. Candidates recommended by stockholders will be considered according to the same standards of perceived Comtech need and potential individual contribution as are applied to candidates from other sources.

Our Board of Directors has determined that each member of our Nominating and Governance Committee meets the independence requirements of NASDAQ. Our Nominating and Governance Committee’s Charter and our Corporate Governance Policy and Guidelines are available on our website at www.comtechtel.com, under the link for “Board of Directors” in the “Investor Relations” section. During fiscal 2021, our Nominating and Governance Committee held three (3) meetings.

Audit
Our Audit Committee functions include engaging and discharging our independent registered public accounting firm, and approving services to be performed by such firm and related fees; directing, as necessary, investigations into accounting, finance and internal control matters; reviewing the plan and results of audits with our independent registered public accounting firm; overseeing our internal audit function; reviewing with management our internal accounting controls; and evaluating related party transactions.

Our Board of Directors has determined that all members of our Audit Committee are qualified to be members of the Committee in accordance with NASDAQ requirements and meet the independence criteria set forth in the rules of the SEC. Our Board of Directors has determined that Mr. Waldman qualifies as an “audit committee financial expert,” as defined by SEC rules, based on his education, background and experience.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Audit Committee’s Charter is available on our website at www.comtechtel.com under the link for “Board of Directors” in the “Investor Relations” section. During fiscal 2021, our Audit Committee held five (5) meetings.

Executive Compensation
Our Executive Compensation Committee (referred to throughout this Proxy Statement by name or by “ECC”) of our Board of Directors considers and authorizes remuneration arrangements for our executive officers. The ECC also constitutes our Stock Option Committee which administers our stock incentive plan. The ECC determines the terms of performance-based awards for our executive officers and negotiates the terms of any employment-related agreements with our executive officers. In addition, the ECC monitors the aggregate share usage under our stock incentive programs and potential dilution of our equity-based programs, except with respect to the application of our Company’s 2000 Stock Incentive Plan to non-employee directors.

From time to time, the ECC retains executive compensation consulting firms to advise and assist it with respect to certain executive and director compensation matters.

The ECC often requests our senior executives to be present at meetings where executive compensation and corporate and individual performance are discussed and evaluated by the ECC or the Board of Directors. At these meetings and at other times, these executives provide insight, suggestions and recommendations, as requested by the ECC, regarding executive compensation matters. The ECC also meets with our CEO to discuss his respective compensation package and his recommendations for other executives. Ultimately, decisions regarding compensation for our NEOs are made by the ECC.

Only ECC members vote on decisions regarding executive compensation, and these votes generally take place during the “executive session” portion of the ECC meetings, when members of management are not present.

Our Board of Directors has determined that each member of the ECC meets the independence requirements of NASDAQ. The ECC’s Charter is available on our website at www.comtechtel.com under the link for “Board of Directors” in the “Investor Relations” section. The ECC held five (5) meetings during the past fiscal year.

Science and Technology
Our Science and Technology Committee was established during fiscal 2017 to assist the Board of Directors with respect to its general oversight of significant scientific and technological aspects of the Company's businesses and operations. The Committee's functions include reviewing the Company's overall technology strategy and effectiveness of its research, development and manufacturing programs; scientific and technological aspects of new product development; receiving management reports on emerging science and technology issues that may impact the Company's overall business strategy; and reviewing the science and technology aspects of significant business development opportunities. Early in 2021, the Science and Technology Committee held several meetings directly with the Company's business units, including their senior engineers, to explore plans and strategy for research and development particularly in connection with the Company's wireless, 911 and defense businesses. Such meetings are invaluable for setting the path for the Company's technology strategy for years to come.

Our Board of Directors has determined that all members of our Science and Technology Committee are qualified to be members of the Committee based on their scientific and technological backgrounds and experience. The Committee Charter is available on our website www.comtechtel.com under the link for "Board of Directors" in the "Investor Relations" section. During fiscal 2021, our Science and Technology Committee held three (3) meetings.

Executive
Except as limited by law, our Executive Committee has the authority to act upon all matters requiring Board of Directors approval. In practice, our Executive Committee has been tasked, when necessary, with finalizing the logistics and administrative tasks associated with decisions that have been vetted by the full Board of Directors. During fiscal 2021, the Executive Committee did not hold any meetings.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Attendance

Our Board of Directors has adopted a policy which encourages directors, if practicable and time permitting, to attend our annual meetings of stockholders, either in person, by telephone or by other similar means of live communications (including video conference or webcast). All incumbent directors, who were serving as directors at the time, attended our Fiscal 2020 Annual Meeting of Stockholders virtually.

Our Board of Directors held six (6) meetings during fiscal 2021, including regularly scheduled and special meetings.

During fiscal 2021, all of our incumbent directors attended more than 90% of the meetings held by the Board of Directors and all committees on which they served.

Engagement With Stockholders

Both our Board of Directors and our executive management team value stockholders' opinions and feedback. Maintaining an active dialogue with our stockholders is consistent with our accountability to our stockholders and our drive to enhance stockholder value. Our stockholder outreach includes post-earnings communications, conferences, one-on-one and group meetings and general availability to respond to stockholder inquiries, during which we engage directly with stockholders to hear unfiltered concerns and perspectives that shape our strategy and develop a mutual understanding and trust between our stockholders and our Board of Directors and executive management team.

Our constructive dialogue with investors has resulted in tangible changes in certain of our practices and, we believe, greater alignment between stockholder views and corporate policy. That alignment is evident from the past three years’ advisory stockholder votes on executive compensation. At our fiscal 2020, 2019 and 2018 annual meetings, 95.5%, 93.4% and 90.9%, respectively, of the shares voted were voted in favor of our executive compensation program (referred to as a "say-on-pay" vote). The 95.5% approval rate in 2020 was particularly notable when considering that Institutional Shareholder Services (“ISS”) initially recommended against approval and later reversed that recommendation as a result of the Company’s willingness, after consultation with ISS, to adjust the particular pay practice that was of concern to ISS.

In addition, in recent years, our Board of Directors has had communications with a number of stockholders, both institutional and individual investors, who expressed their view, among other things, that the Company address Board diversity, consider Board declassification, and report to stockholders on CEO succession plans. Responding to those suggestions, the Board has taken decisive action:

•substantially refreshing the Board over the last several years;
•proposing to stockholders a plan for declassification of the Board at the Annual Meeting; and
•announcing the completion of a CEO succession plan.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Environmental, Social and Other Governance

Comtech's mission is to create value for investors by building the equipment that connects communities around the world, and providing critical communication services such as 911 emergency call service. We make Connections That Matter®.

While protecting the health and safety of our team and our families, we continued to help others during the COVID-19 pandemic by not losing sight of our pursuit to strengthen mission critical technologies that make communities safer and help businesses stay productive and secure. When it counts the most, we have continued to fulfill emergency orders, complete remote software maintenance, and service our mission critical networks on-site as needed; all of which is essential to our First Responders doing their jobs.

Our stockholders, employees, customers, regulators, and other stakeholders are all increasingly focused on the importance of effective engagement and action on environmental, social, and governance (“ESG”) topics. We are committed to conducting our business in ways that are principled, transparent, and accountable. The foundation of these commitments is expressed in our Standards of Business Conduct (described below), which require not only legal compliance, but also broader commitments to address ethical business practices, diversity and inclusion, and human rights.

We also aim to hold ourselves accountable by publicly reporting on our policies, practices, and performance on our website, social media and regulatory filings to provide visibility into how we are meeting our commitments and responsibilities.

Environment, Sustainability and Climate Change
As part of our sustainable business model, environmental responsibility is a focus for Comtech. We incorporate environmentally sound business practices and an efficient use of materials across our technological innovation and manufacturing operations and foster environmental awareness among our employees, customers, suppliers and other key stakeholders to help protect our planet. We believe we have a successful track record of maintaining compliance with the various global environmental standards and initiatives that are applicable to our business segments, including with the respect to the quantities of waste and emissions generated at certain such facilities. We are committed to responsible use of the earth’s natural resources and we strive to minimize any impact on climate change.

We have continued the implementation of a project to move and consolidate certain of our operations into new and more efficient and sustainable locations.

To support our long-term business goals for our satellite earth station product line, in fiscal 2021, we commenced a 15-year lease for a new 146,000 square foot facility in Chandler, Arizona and began shifting production of our satellite earth station products from our existing Tempe, Arizona locations. We anticipate that we will be substantially complete with such relocation in our fiscal 2022 or the early part of fiscal 2023. The new Chandler facility is an update in efficiency and energy savings over our current Tempe facility, as it allows consolidation of production lines, consolidation of several buildings into one, a new chilled water facility, energy-efficient LED lighting and reduced commuting time for our employees.

At our office locations that do not have environmental sensitive activities, we are moving to the use of LED lights. All of our locations have recycling programs for paper and, where applicable, scrap metal waste. In addition, our IT department has a long-standing practice to reuse and recycle electronic equipment through green (such as, R2 certified and zero landfill policy) vendors to reduce waste.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Response to COVID-19
Although we are deemed an essential business by the U.S. government, for the safety of our employees, customers, partners, suppliers and directors, due to the COVID-19 pandemic, we have implemented remote working arrangements, curtailed most business travel, and established social distancing safeguards at our facilities. We strove to accommodate and support employees quarantining, recovering from COVID-19 or caring for family members recovering.

While challenges lie ahead, we believe that the importance of our services and our team's dedication positions us for growth.

Social and Workplace Policies
Commitment to excellence is fundamental to the philosophy of Comtech. This commitment to excellence means that our management and employees share a common set of objectives and benefit from the achievement of those objectives.

•Social Responsibility - We take responsibility for how our products impact communities. As an essential provider of critical wireless communication and location-based solutions to the U.S. government, the emergency 911 community and Mobile Network Operators (“MNOs”) around the world, good citizenship, data security and compliance with laws are priorities for the company.

•Standards of Business Conduct - We have adopted a written Standards of Business Conduct that applies to our Board of Directors, principal executive officer, principal financial officer, principal accounting officer, controller and to all our other employees. These standards are a guide that set our "tone at the top" and help ensure compliance with our high ethical standards. A copy of the Standards of Business Conduct is maintained on our website at www.comtechtel.com, under the link “Investor Relations.”

◦We have a long-standing reputation for lawful and ethical behavior, a reputation to which our employees and customers, both past and present, have contributed since our beginning. Our reputation is one of our most important assets and so we continue to expand our business on the basis of integrity and trust by upholding ethical standards in all of our activities. These standards apply to all of the Company’s activities in every market that it serves. We expect all our employees and directors to perform their work with honesty, truthfulness, and integrity, and we strive to do business with customers and suppliers of sound business character and reputation.

◦Our Standards of Business Conduct reinforce the Company’s ethical climate and provide basic guidelines. Our Board of Directors monitors the Company’s adherence to our Standards of Business Conduct and oversees the Company's performance in ethical business practices, diversity, inclusion, sustainability and employee health and safety.

◦Comtech’s Standards of Business Conduct defines how we conduct business by providing guidance for situations in which ethical issues may arise. For example, corrupt activities such as bribery is strictly prohibited, while reporting is encouraged through our anonymous third-party OpenLine reporting system.

◦All employees receive training when they start and then annually all employees are required to complete the Standards of Business Conduct certification training.

◦To reinforce and align our executives to such policies, a portion of the operational performance component of our annual incentive compensation program for executives has been tied to satisfying goals of compliance and ethical behavior.

2021 Proxy Statement 42

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
◦We intend to post on our website, as required, any amendment to, or waiver from, any provision in our Standards of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

•Whistleblower Policy - Honesty and integrity are integral to Comtech’s ability to successfully manage and operate our business. We look to our employees to participate in upholding those ideals, by informing management of situations which they believe in good faith violate our Standards of Business Conduct. In order to encourage employees to actively participate in maintaining these ideals, Comtech provides a safe method for the good faith reporting of concerning or questionable activity. The policy provides several alternatives for employees to make reports, including contacting his or her immediate supervisor, local Human Resources Director, local Subsidiary President or the Company’s Corporate Compliance Officer, or by anonymously reporting either by telephone or through a web-based hotline managed by an outside service. Comtech is committed to fairly investigating any allegations made under the whistleblower policy and taking whatever corrective action is determined to be necessary as a result of such an investigation.

•Diversity - With employees and contractors spanning the world, we endeavor to build a diverse workforce to better support our global customer base.

◦As a US federal contractor, we are subject to regular audits of our employment practices when hiring, firing, promoting, transferring, or compensating employees. Several of our facilities were in the past year subject to audits by the Office of Federal Contract Compliance Programs, which found no violations or discriminatory practices.

◦We actively recruit minorities, the disabled and veterans. We hire our employees based on their individual skills, qualifications and experience, treating them with respect and dignity.

◦We have also implemented diversity in hiring at the highest levels of Comtech’s leadership, both on our Board of Directors and in our executive management.

▪We have refreshed and diversified our Board with the announced retirements of three long-standing board members and the appointment of two women (one of whom is the Board's first African-American) within the past two years, each of whom chairs a Board Committee.

•Lisa Lesavoy joined our Board in March 2020 and was appointed chair of the Executive Compensation Committee in August 2021.

•Judy Chambers joined our Board and was appointed chair of the Nominating and Governance Committee in August 2021.

•Within the ranks of our executive management, two women have assumed leadership roles recently. Yelena Simonyuk, was hired as our first managing counsel in 2019 and Nancy Stallone was promoted to Treasurer in 2021.

•In addition, a newly created management position of Chief Trade Compliance Officer was filled by an African-American in 2020.

•We believe in everyone taking responsibility for, and working together to contribute to, Comtech’s success, which is tied to cultivating, fostering and advancing a culture of equity and inclusion.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
•Harassment-Free Workplace - We are committed to providing a fair and harassment-free working environment. We expect that all relationships among persons in the workplace will be businesslike and free of unlawful bias, prejudice and harassment. It is our policy to promote equal employment opportunities without discrimination or harassment on the basis of race, color, national origin, religion, sex, age, disability, or any other status protected by law. We prohibit and will not tolerate any such discrimination or harassment. Employees are required to read, understand and comply with our nondiscrimination and anti-harassment policies and to promote full compliance, from time to time, employees may be required to attend training.

•Responsible Supply Chain - We select partners and employees according to a goal of implementing a supply chain that is reliable, socially responsible, and sustainable. We implement a screening process of prospective employees, suppliers, vendors, representatives and customers to confirm that we are able to conduct business with them.

•Data Security - As an important supplier of emergency 911 systems and U.S. government communications systems, we employ sophisticated cybersecurity solutions and controls to help thwart cyberattacks, hacks and breaches of our systems. When new threats or vulnerabilities are identified, we aim to react quickly to prevent and or remedy system compromises. Although no system is foolproof, we believe we appropriately and proactively manage and control vulnerabilities as they arise.

•Board Engagement - Given social trends and global initiatives to both monitor and reduce a company’s impact on the environment and to ensure workplace sustainability, health and safety, our Board of Directors is fully committed to a policy of compliance with all such applicable rules and regulations. To that end, our Board will periodically assess the need for the establishment of other Board level committees.

Communications with Our Board of Directors

Stockholders may communicate with our Board of Directors, our Lead Independent Director or any other individual director by writing to us at Comtech Telecommunications Corp., Attention: Corporate Secretary, 68 South Service Road, Suite 230, Melville, NY 11747.

2021 Proxy Statement 44

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Compensation
Table of Director Compensation for Fiscal 2021 (1)

Name	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation	Total
Judy Chambers	$—	$120,000	$—	$120,000
Lisa Lesavoy	65,000	120,000	—	185,000
Dr. Yacov Shamash	67,500	120,000	—	187,500
Lawrence J. Waldman	80,000	120,000	—	200,000
Edwin Kantor	87,500	—	—	87,500
Ira S. Kaplan	70,000	—	—	70,000
Robert G. Paul	67,500	—	—	67,500

(1)Fred Kornberg, our Chairman and CEO, is not included in this table because he receives no separate compensation for his services as director.

(2)These amounts represent the aggregate grant date fair value of restricted stock or restricted stock units granted on August 10, 2021 (i.e., shortly after the end of fiscal 2021) in respect of services as a member of the Board, which was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). Assumptions used in the calculation of these amounts are discussed in Note 10 to our consolidated audited financial statements for the fiscal year ended July 31, 2021, included in our Annual Report on Form 10-K filed with the SEC on October 4, 2021. At that date, each of our directors received 4,476 shares of restricted stock and, in the case of Ms. Chambers, restricted stock units, each with a grant date fair value of $26.81.

(3)At July 31, 2021, Messrs. Kantor, Kaplan, Paul, Dr. Shamash, and Waldman each held 15,000 outstanding stock options. At July 31, 2021, Messrs. Kantor and Kaplan each held 1,731 unvested restricted stock units; and Ms. Lesavoy held 12,329 unvested restricted stock units. At July 31, 2021, Messrs. Kantor and Kaplan each held 10,637 unvested shares of restricted stock; and Messrs. Paul, Waldman, and Dr. Shamash each held 12,368 unvested shares of restricted stock.

Commencing with calendar year 2020, the grant date fair value for the annual equity award for each director can range from $120,000 to a maximum amount of $220,000. In fiscal 2021, the amount was set at $120,000.

Each director received cash for services based on their applicable annual retainer and fees for committees on which they served as outlined in the table below. Ms. Chambers did not receive any cash for services for fiscal 2021 as she became a director effective August 1, 2021. Annual cash retainers are paid quarterly. Directors may elect to receive fully-vested stock units in lieu of cash retainer amounts. No meeting fees are paid. Directors are reimbursed reasonable expenses for attending meetings.

2021 Proxy Statement 45

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
For fiscal 2021, cash fees for service as a director were as follows:

	$	Edwin Kantor	Ira S. Kaplan	Lisa Lesavoy	Robert G. Paul	Dr. Yacov Shamash	Lawrence Waldman
Director’s Annual Retainer	50,000	✓	✓	✓	✓	✓	✓
Lead Independent Director Retainer	30,000	✓
Committee Chair Fees
Audit Committee	25,000						✓
Executive Compensation Committee	15,000		✓
Nominating and Governance Committee	7,500				✓
Science and Technology Committee	7,500					✓
Committee Member Fees
Audit Committee	10,000			✓	✓	✓
Executive Compensation Committee	5,000	✓		✓			✓
Nominating and Governance Committee	2,500	✓	✓
Science and Technology Committee	2,500		✓

Restricted stock units and restricted stock granted to non-employee directors after July 31, 2019 have a vesting period of five years, with 20% of the units or shares subject to the award vesting on each of the first five anniversaries of the grant date, subject to accelerated vesting upon the death of the director or a change-in-control of the Company. Restricted stock units are convertible into shares of Common Stock on a one-for-one basis, generally at the time of termination of service as a director, or earlier in certain circumstances. Stock options granted to non-employee directors in fiscal 2020 have a vesting period of five years, with 20% of the options subject to the award vesting on each of the first five anniversaries of the grant date, subject to accelerated vesting upon the death of the director or a change-in-control of the Company.

2021 Proxy Statement 46

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Discussion and Analysis

The Executive Compensation Committee ("ECC") determines the compensation of all our executive officers. The ECC is responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. Each year, in conjunction with management, the ECC conducts a risk assessment of the Company’s compensation policies and practices to ascertain any potential material risks that may be created by the policies and practices. The ECC considered the findings of the assessment and concluded that the Company’s compensation programs and practices are aligned with the interests of our stockholders, appropriately reward pay for performance, and do not promote excessive or imprudent risk-taking. This compensation discussion and analysis (“CD&A”) focuses on our Named Executive Officers (“NEOs”) and should be read in conjunction with the “Summary Compensation Table” and other compensation tables in this Proxy Statement.

For fiscal 2021, our Named Executive Officers are:

Name	Principal Position
Fred Kornberg	Chairman and CEO
Michael D. Porcelain	President and Chief Operating Officer
Michael A. Bondi	Chief Financial Officer
Yelena Simonyuk	Managing Counsel
Nancy M. Stallone	Treasurer and Corporate Secretary

Overview

Our executive compensation program is based on a "pay-for-performance" philosophy, providing incentives and appropriate rewards to our executives to formulate and execute business plans that achieve long-term success and build stockholder value. To achieve these goals, the ECC has established and implemented the following significant features of our executive compensation program:

Performance-based target total pay opportunity based on pre-established goals
•Setting total direct compensation targets for each NEO;
•Setting annual non-equity incentive award opportunities based on targeted dollar amounts for each NEO, with pre-specified payout opportunities;
•Requiring that a minimum of 70% of a given financial goal established for our annual non-equity incentive awards be met before any payout may be made in respect of that goal; and
•Granting long-term performance shares (often referred to as performance-based restricted stock units) with challenging three-year performance goals for Adjusted EBITDA (a non-GAAP measure) and net sales.

Good governance provisions and alignment with stockholders
•No Internal Revenue Code Section 280G tax “gross-up” entitlements for our NEOs;
•Maintain mandatory equity ownership guidelines for both NEOs and non-employee directors;
•Pay significant portions of annual incentives in share units to further align the interests of executives with the interests of stockholders; and

2021 Proxy Statement 47

COMPENSATION DISCUSSION AND ANALYSIS
•Recoupment measures (often referred to as a “clawback” policy) - in addition to the requirement of the CEO and CFO to reimburse certain equity-based and non-equity based compensation under the Sarbanes-Oxley Act of 2002 in the event of certain accounting restatements, the Company has in place certain additional measures for the recoupment of incentive compensation which are discussed below under "Compensation and Discussion Analysis - Recoupment Policy."

The ECC introduced these features after considering stockholder feedback, which included an expressed desire to see a greater portion of compensation paid to, or earnable by, our NEOs in the form of variable compensation tied to our financial performance.

The ECC believes that our executive compensation program has played an important role in incentivizing our NEOs to guide our company to success. The ECC also believes that our NEOs' skills and experience are critical and will drive long-term total stockholder returns. Our stockholders have in the past seven years supported our say-on-pay proposals by votes that exceeded 90.0% of votes cast, a strong endorsement of our executive compensation program. In fact, in fiscal 2020, our shareholders supported our say-on-pay proposal by votes that exceeded 95% of the votes cast.

In determining financial and personal performance goals and award opportunities at the beginning of fiscal 2021, the ECC established targets intended to motivate our executive officers to achieve strong results and that it deemed to be challenging “stretch” goals at target.

Our fiscal 2021 results demonstrate our success in executing our strategic plan, the strong market leadership positions we have and the resilience of our business. We navigated challenging market conditions and delivered strong financial performance, with significant year-over-year bookings and backlog growth. In fiscal 2021:

•We completed the acquisition of a leading provider of innovative and disruptive satellite ground station technology solutions.

•We entered into a multi-year agreement enabling a large new customer to order hundreds of millions of dollars of our next-generation broadband satellite earth station technology that can be used with thousands of low-earth-orbit ("LEO") satellite constellations reportedly being launched over the next several years.

•Net sales were $581.7 million.

•Bookings were $623.1 million with a company-wide book-to-bill ratio (a measure defined as bookings divided by net sales) of 1.07x.

•Backlog as of July 31, 2021 was $658.9 million (or $38.0 million higher than fiscal 2020 ending backlog). The total value of multi-year contracts that we have received, but which have not been funded and therefore not included in backlog, represent substantial additional future value, giving us revenue visibility to over $1.1 billion, excluding potential future orders from our large new customer that could amount to hundreds of millions of dollars. Also, Comtech was awarded multi-year contracts aggregating over $200.0 million to deploy and operate next generation 911 ("NG-911") services for various states, including Pennsylvania, Arizona and Iowa. For a definition and explanation of how we calculate "backlog," see pages 11-12 of our Fiscal 2021 Annual Report on Form 10-K, in the section entitled "Item 1. Business - Backlog," filed with the SEC on October 4, 2021.

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COMPENSATION DISCUSSION AND ANALYSIS
•On a GAAP basis, we had an operating loss of $68.3 million, a net loss of $73.5 million and a net loss per diluted share of $2.86. Fiscal 2021 GAAP financial results were significantly impacted by acquisition plan expenses (including a $70.0 million payment to terminate an acquisition during the COVID-19 pandemic). On a Non-GAAP basis, we had operating income of $36.1 million, net income of $22.4 million and earnings per share (“EPS”) of $0.86. Despite being impacted by COVID-19 for the full fiscal year, fiscal 2021 Non-GAAP net income and Non-GAAP EPS represent substantial improvements as compared to fiscal 2020. For a reconciliation of Non-GAAP amounts to the most directly comparable GAAP financial measures, see pages 65-67 of our Fiscal 2021 Annual Report on Form 10-K, filed with the SEC on October 4, 2021.

•Adjusted EBITDA (a non-GAAP measure) was $76.5 million, or 13.2% of net sales. For a definition and explanation of how "Adjusted EBITDA" is calculated, see pages 65-67 of our Fiscal 2021 Annual Report on Form 10-K, filed with the SEC on October 4, 2021.

•Cash flows used in operating activities were $40.6 million (including the aforementioned $70.0 million paid in connection with the agreement to terminate an acquisition during the COVID-19 pandemic).

•At July 30, 2021, our closing stock price was $24.97 per share. From July 31, 2020 to July 31, 2021 (the end of our fiscal 2021), our one-year total stockholder return was approximately 54.5% and for the five-year period, from July 31, 2016 through July 31, 2021, assuming dividends are reinvested at the risk free rate, total shareholder returns were 107.9%. For the five-year period, October 21, 2016 through October 21, 2021, total shareholder returns were 134.5%, meaningfully outperforming peers (Elbit, Gilat, KVH Industries, ST Engineering and ViaSat), the S&P 500, and the Nasdaq Telecommunications Index, which also reflects the impact of COVID-19.

Under our annual incentive program, our fiscal 2021 Non-GAAP pretax profit and Non-GAAP Adjusted EBITDA exceeded threshold requirements for payouts to Messrs. Kornberg, Porcelain and Bondi, and Mses. Simonyuk and Stallone and, in the case of Non-GAAP free cash flow, the performance exceeded the maximum specified performance level and therefore was capped at 150.0% of the targeted annual incentive payout. This performance had a positive effect on payouts to those executives. Payouts to NEOs with individual performance goals were also enhanced by their achievement of those goals (such individual performance can contribute from 0% up to 25% of the targeted annual incentive payout).

When evaluating the performance of our management team, in addition to the foregoing financial performance achievements and impact of COVID-19 on our business, the ECC also considered factors such as the Company's strategic acquisition, on March 2, 2021, of UHP Networks Inc. ("UHP"), a leading provider of innovative and disruptive satellite ground station technology solutions. In fiscal 2021, we successfully completed the integration of the business into our Commercial Solutions segment. With end-markets for high-speed satellite-based networks anticipated to significantly grow, our acquisition of UHP allows us to enhance our Commercial Solutions segment's offerings with low cost time division multiple access ("TDMA") satellite modems. The Board also considered the highly strategic agreement we entered into with a large new customer to customize our next-generation broadband satellite technology that can be used with thousands of LEO satellites reportedly being launched over the next several years and which could result in hundreds of millions of dollars of future orders from this new customer. Additionally, the Board considered Comtech winning over $200.0 million of NG-911 contract awards that we believe can provide years of recurring revenue.

Looking to fiscal 2022 and beyond, our pipeline of opportunities remains strong, our long-term fundamentals remain intact and our recent acquisitions give us good reasons to be excited about our future prospects.

In summary, the ECC believes that our executive compensation program is appropriately designed to incentivize our executives to grow our business and drive positive long-term stockholder returns and promote retention of our senior executives who are critical to the future success of our business.

2021 Proxy Statement 49

COMPENSATION DISCUSSION AND ANALYSIS
Response to Say-on-Pay Advisory Votes, Say-on-Frequency Advisory Vote and Stockholder Feedback

At our fiscal 2020, 2019 and 2018 annual meetings, 95.5%, 93.4% and 90.9%, respectively, of the shares voted were voted in favor of our executive compensation program (referred to as a "say-on-pay" vote). The ECC believes the highly supportive say-on-pay votes are attributable to the pay-for-performance design of our executive compensation program, which has been strengthened by on-going enhancements to the program by the ECC over the past several years. In this regard, a key factor has been the ECC’s consideration and response to stockholder feedback and comments of certain leading proxy advisory firms.

At our fiscal 2017 annual meeting, 72.5% of the votes cast favored our policy of holding say-on-pay votes annually, rather than every second or every third year. Considering the results of that advisory vote and other considerations, the Board of Directors determined to continue our policy of holding annual say-on-pay votes.

Goals and Objectives of Our Executive Compensation Program

The principal goals of our executive compensation program for our NEOs are to help us attract, motivate and retain the talent required to develop and achieve our strategic and operating goals, with a view to maximizing stockholder value.

The ECC intends for our executive compensation program to support our growth-oriented business strategy by motivating and rewarding management activities that create long-term stockholder value.

Our key executive officer compensation objectives are to:

•Attract and retain the key leadership talent required to successfully execute our business strategy;

•Align executive pay with performance, both annual and long-term;

•Ensure internal equity that reflects the relative contribution of each executive officer;

•Strongly link the interests of executives to those of our stockholders and other key constituents;

•Ensure transparency in our executive compensation practices; and

•Administer executive compensation in a cost-effective and tax-efficient manner.

We seek to achieve these goals by placing a major portion of the executives’ total compensation at risk, in the form of annual non-equity incentive awards and long-term equity incentive awards. The ECC believes that our overall compensation program has resulted in and will continue to result in long-term alignment with the interests of our stockholders.

Annual non-equity incentives are intended to motivate and reward eligible NEOs for their efforts and contributions to our business success, as measured by key financial and operational performance metrics. Cash bonuses can be paid separately to reward other accomplishments. Restricted stock units, stock units and long-term performance shares create compensation opportunities intended to align management’s long-term interests with those of our stockholders and to promote long-term service. Such cash and stock-based compensation components have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of executive commitment to our business success.

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COMPENSATION DISCUSSION AND ANALYSIS
The ECC assesses the performance of our NEOs considering business conditions and based on the efforts and effectiveness of each individual NEO as well as their collective efforts. The ECC also exercises its judgment as to the appropriate sharing between management and stockholders of the benefits of our business success. We also intend that the levels of compensation available to executive officers be fair internally, as compared to each other, and competitive in the marketplace in which we compete for executive talent.

The ECC believes our executive compensation program needs to be competitive so that we can retain our senior executive officers who have demonstrated their leadership, commitment and overall importance to our organization. These executives may be sought by other firms or may have other interests. A competitive program likewise is critical to our ability to attract new executives who share our values and commitment and who have demonstrated the abilities needed to add value to Comtech.

Determination of Compensation Opportunities for NEOs

Overview and Components of Fiscal 2021 Compensation Opportunities
The ECC has historically utilized a “pay-for-performance” policy in developing and allocating compensation elements between long-term and short-term, and allocating between cash and non-cash compensation, which has resulted in and is expected to result in significant growth and stockholder value creation when viewed over several years despite difficult market conditions from time to time. In making decisions regarding our executive officer compensation, ECC members also draw upon their general knowledge and understanding of what executive officers of other companies are earning, particularly in our industry, using data derived from publicly available information such as other public company SEC filings, published reports on executive compensation and, in the past, the Company’s participation in benchmark studies. The ECC also can engage independent advisors and has done so in the past.

The ECC has a policy of establishing compensation opportunities for our NEOs that we refer to as "targeted total direct compensation" (i.e., the targeted total of the compensation components identified in the “Summary Compensation Table,” but excluding items contained in “All Other Compensation” for each NEO). The ECC expects that targeted total direct compensation for an executive will be competitive with market levels of compensation and, as illustrated in the graph below, that the mix of compensation for any given fiscal year will include a substantial portion of "at risk" incentive-based compensation.

2021 Proxy Statement 51

COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes the components of total direct compensation for fiscal 2021:

Components of Total Direct Compensation
Annual Base Salary	+	Annual Non-Equity
Incentive Awards*

These awards, which may be settled in cash or share units, will be paid only if at least 70% of financial goals and/or certain personal goals are determined to be achieved by the ECC.

Financial goals for our Chairman and CEO, President and COO, CFO, Managing Counsel and Treasurer, who each have Company-wide responsibilities are pre-tax profit, free cash flow and Adjusted EBITDA (each, as defined, is a non-GAAP financial metric).

All NEOs, other than our Chairman and CEO, received five specific personal goals.

If 70% of a financial goal is deemed not achieved, the allocated amount of non-equity incentive award for that goal would be zero.	+	Long-Term Equity Incentive Awards Apportioned approximately 50% each to restricted stock units and long-term performance shares	=	Total Direct Compensation

Restricted
Stock Units

Awards vesting ratably over five years, providing for strong retention and promoting long-term service to the Company, while aligning the interests of executives with those of shareholders.

Long-Term
Performance Shares

These awards are payable within a range of 70% to 200% of target shares if minimum financial goals relating to revenues and Adjusted EBITDA in the three-year performance period are achieved (with partial credit for goal achievement in years one and two).

If 70% of a given financial goal is deemed not achieved, the allocated amount of long-term performance shares would be zero in respect of that goal.

In establishing specific targeted total direct compensation in fiscal 2021 for each individual NEO, given the 95.5% approval rating on our say-on-pay vote in fiscal 2020, the ECC has not adopted a formal benchmarking policy. As discussed below, the ECC has considered prior independent studies prepared by Steven Hall & Partners (“Steven Hall”), an independent executive compensation consulting firm engaged at the time by the Committee and an update to that study prepared by Gallagher & Co., another independent executive compensation consulting firm. These studies provided the ECC with an understanding of the competitive range of total direct compensation for executives in comparable positions at comparably sized companies in our industry.

2021 Proxy Statement 52

COMPENSATION DISCUSSION AND ANALYSIS
When determining individual components of targeted total direct compensation, each NEO’s base salary is set by the ECC and the remainder of targeted total direct compensation is apportioned approximately 50% to annual non-equity incentive compensation and 50% to long-term equity incentive awards, with the long-term equity incentive award component then apportioned approximately 50% each to restricted stock units and long-term performance shares, both valued at the grant date. The ECC, after discussions with our Chairman and CEO, determined final targeted total direct compensation for fiscal 2021 for each NEO as summarized in the table below:

NEO	Targeted Total Direct Compensation
Fred Kornberg	$3,360,000
Michael D. Porcelain	2,100,000
Michael A. Bondi	945,000
Yelena Simonyuk	459,750
Nancy M. Stallone	462,820

Actual grant date fair values of equity awards caused very small variations from these targeted amounts.

For fiscal 2021, the ECC determined that total targeted direct compensation for Messrs. Kornberg, Porcelain and Bondi and Ms. Simonyuk would remain unchanged from the prior fiscal year. Ms. Stallone was not assigned a total direct compensation target in fiscal 2020.

The following discusses each individual component of targeted total direct compensation in more detail:

Annual Base Salary – Base salaries paid to our executive officers are intended to be generally competitive with those paid to executives holding comparable positions at comparably sized companies in our industry. The ECC reviews base salaries each year and, as appropriate, makes upward adjustments based on the ECC’s assessment of the executive officer’s individual performance, taking into consideration the operating and financial performance of our operations for which the executive is responsible. The ECC also considers the budgeted level of merit increases for all employees generally in determining salary adjustments for executive officers.

The ECC reviews public information regarding competitive levels of salary in our industry but has not established a policy of targeting a particular benchmarked level. The ECC’s determinations regarding salary reflect a degree of subjectivity and business judgment as to the performance and competitiveness of salary levels for each individual NEO’s position.

The annual salary rates for fiscal 2021, which were unchanged from fiscal 2020, were as follows:

NEO	Salary
Fred Kornberg	$840,000
Michael D. Porcelain	525,000
Michael A. Bondi	341,250
Yelena Simonyuk	334,750
Nancy M. Stallone	302,820

2021 Proxy Statement 53

COMPENSATION DISCUSSION AND ANALYSIS
Non-equity Incentive Plan Awards – Non-equity incentive plan compensation is intended to motivate our eligible NEOs to achieve annual operating objectives and goals that are designed to enhance long-term stockholder value. Non-equity incentive award opportunities are based on targeted dollar amounts for each eligible NEO and include specified threshold targets (for example, 70% of financial goals must be achieved) and maximum payout levels for each financial goal and are further subject to an aggregate non-equity incentive plan award cap, set as a multiple of the eligible NEO's annual salary. Non-equity incentive awards are subject to the terms and conditions of our 2000 Stock Incentive Plan, and may be settled, as determined by the ECC, in cash or share units. In certain cases, eligible NEOs may receive a pro-rata portion of their award, including situations such as death and disability. In addition, in certain situations, settlements of awards may require the execution of an acknowledgment and release in favor of the Company.

In December 2017, with the enactment of the Tax Cuts and Jobs Act, the exception to the $1.0 million deductibility limitation for "performance-based" compensation was removed from Section 162(m). As a result, non-equity incentive awards for fiscal years after 2018 generally will be subject to the tax deductibility limits of Section 162(m).

The fiscal 2021 non-equity incentive award performance goals for each of our participating NEOs as shown in the table below, were established early in the fiscal year:

Fiscal 2021 Weighting of Non-Equity Incentive Goals and Total Target and Maximum Amounts Payable (both in dollars)
Goals (as defined)	Fred Kornberg	Michael D. Porcelain	Michael A. Bondi	Yelena Simonyuk	Nancy M. Stallone
Pre-tax profit	33.3%	25.0%	25.0%	25.0%	25.0%
Adjusted EBITDA	33.3%	25.0%	25.0%	25.0%	25.0%
Free cash flow	33.3%	25.0%	25.0%	25.0%	25.0%
Five personal goals	-	25.0%	25.0%	25.0%	25.0%
Total Percentage	100.0%	100.0%	100.0%	100.0%	100.0%
Total Target Amount	$1,260,000	$787,500	$301,875	$65,000	$80,000
Maximum Amount	$1,890,000	$1,082,813	$415,078	$89,375	$110,000

Non-equity incentive awards are subject to the full negative discretion of the ECC, except that, in the case of our Chairman and CEO, his amended and restated employment agreement as in effect for fiscal 2021, entitled him to a target annual incentive opportunity that, when combined with his base salary, totaled $3,360,000 and precluded the exercise of negative discretion if the pre-set financial performance goals were achieved.

If an executive does not achieve at least 70% for one financial goal and does not meet any of their personal goals (as applicable), the amount payable to the executive would be zero. In addition, the maximum payout is the lowest amount that is either (i) 1.5 times the financial target plus .25 times target for achievement of five individual goals, (ii) a pre-specified multiple of salary, or (iii), in the case of a NEO with responsibilities for a specific business unit, a maximum percentage of the business unit's pre-tax profit.

2021 Proxy Statement 54

COMPENSATION DISCUSSION AND ANALYSIS
The actual fiscal 2021 non-equity incentive goals for each NEO participating in the non-equity incentive plan are illustrated in the below table:

Fiscal 2021 Non-Equity Incentive Goals
Goals (as defined)	Fred Kornberg	Michael D. Porcelain	Michael A. Bondi	Yelena Simonyuk	Nancy M. Stallone
Pre-tax profit	$34,000,000	$34,000,000	$34,000,000	$34,000,000	$34,000,000
Adjusted EBITDA	$76,000,000	$76,000,000	$76,000,000	$76,000,000	$76,000,000
Free cash flow	$34,000,000	$34,000,000	$34,000,000	$34,000,000	$34,000,000
Personal Goal #1	Not Assigned	Win a specific strategic program	Implement financial reporting systems	Implement company-wide contracts monitoring tool	Streamline treasury operations
Personal Goal #2	Not Assigned	Execute acquisition plan	Integrate IT systems	Achieve specified reduction in legal costs	Automate certain processes with third party vendors
Personal Goal #3	Not Assigned	Expand depth of corporate team	Expand depth of corporate team	Improve certain reporting and documentation processes	Expand depth of corporate team
Personal Goal #4	Not Assigned	Achieve specified financial target ratio	Support CEO and President and COO to achieve company-wide initiatives	Re-organize company-wide legal functions	Expand accounts payable shared services function
Personal Goal #5	Not Assigned	Maintain a high standard of ethics/ compliance	Maintain a high standard of ethics/ compliance	Maintain a high standard of ethics/ compliance	Maintain a high standard of ethics/ compliance

Based on its review of Comtech's business activity and planning going into fiscal 2021, the ECC established fiscal 2021 non-equity incentive financial and personal goals at levels deemed challenging and, to some extent, constituting “stretch” goals at target. Specifically, in establishing goals, among other items, the ECC considered our long-term strategy, our fiscal 2021 business plan, prior fiscal years’ achievements, known opportunities and our share repurchase and cash dividend program.

The fiscal 2021 pre-tax profit, Adjusted EBITDA and free cash flow goals for our NEOs were lower as compared to fiscal 2020 goals. In determining the fiscal 2021 goals, the ECC considered, among other things, fiscal 2020 achievements, the ongoing impact of COVID-19 on us and our customers, certain known or expected reductions in net sales, for example, due to the expected cessation of certain 911 call routing sales to AT&T. In addition, the ECC considered the incremental capital expenditure investments needed to support the move of our satellite earth station products from Tempe, AZ to a new facility in Chandler, AZ and to support growth in our 911 business in connection with certain recently awarded statewide contracts.

Financial goals for our NEOs were based on projected consolidated results. Personal goals reduce the risk that our annual non-equity incentive program could provide an incentive to favor short-term results over long-term performance, and include a goal aimed at maintaining high standards of business ethics and legal compliance. Significant input on all of the performance goals was received from our Chairman and CEO and all goals were summarized on an annual “Goal Sheet” that was acknowledged by each individual NEO. The threshold, target and maximum award payout opportunities established as specified dollar amounts for each of our NEOs are shown in the “Table of Grants of Plan-Based Awards - Fiscal 2021.”

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COMPENSATION DISCUSSION AND ANALYSIS
For all of our NEOs, fiscal 2021 performance for all three financial goals exceeded the target levels. Pre-tax profit was achieved at a level of 118.8% of the target and Adjusted EBITDA was achieved at 100.7% of the target with payout levels corresponding to the above target level of achievement for these performance metrics. Free cash flow was achieved at a level of 150.1% of the target, although the payout level for this performance goal was capped at 150.0% of the target.

As it did in fiscal 2020, the ECC determined to pay out all or a substantial portion of the NEOs' fiscal 2021 annual non-equity incentive awards in the form of fully vested share units with the remainder in cash. Doing so strengthens the alignment of management with stockholders and provides an added incentive for management to accelerate business momentum. Income from the share units is deferred until the settlement date, which is generally the one year anniversary of the date of grant, and is computed using the closing price of our Common Stock on such date.

The non-equity incentive awards in fiscal 2021 for each of our participating NEOs are reflected in the “Summary Compensation Table” as “Non-equity incentive plan compensation” and are summarized below:

	Fred Kornberg	Michael D. Porcelain	Michael A. Bondi	Yelena Simonyuk	Nancy M. Stallone
	Actual Achievement of Fiscal 2021 Non-Equity Incentive Goals (as defined)
Pre-tax profit	$40,404,579	$40,404,579	$40,404,579	$40,404,579	$40,404,579
Adjusted EBITDA	$76,518,818	$76,518,818	$76,518,818	$76,518,818	$76,518,818
Free cash flow	$51,319,320	$51,319,320	$51,319,320	$51,319,320	$51,319,320
Personal goals	Not Assigned	5 out of 5	4 out of 5	4 out of 5	5 out of 5
	Actual Amount of Fiscal 2021 Non-Equity Incentive Award
Final non-equity incentive award payable	$1,551,983	$924,367	$339,247	$73,047	$93,904
% of targeted amount	123.2%	117.4%	112.4%	112.4%	117.4%
Number of share units issued in payment (1)	60,937	36,449	13,368	2,879	3,703
Value of share units	$1,521,597	$910,132	$333,799	$71,889	$92,464
% of total payout	98.0%	98.5%	98.4%	98.4%	98.5%

(1)     Approximately 4% of the share units were simultaneously withheld, with the cash value applied to pay required federal, state and Federal Insurance Contributions Act ("FICA") tax.

When, and as applicable, the specific level of business-unit performance targets, the pre-tax profits cap on the payout, the actual achievement of business-unit results, the detailed personal performance goals and related achievement are not disclosed in our proxy statement because these items are confidential business information, the disclosure of which would result in competitive harm for the Company.

Detailed Description of Methodology and Mechanical Calculation

The final non-equity incentive awards payable as a percentage of targeted amounts for fiscal 2021 (as shown in the table above), were determined by a mechanical calculation that was ultimately reviewed and approved by the ECC, after consideration of any negative discretion.

2021 Proxy Statement 56

COMPENSATION DISCUSSION AND ANALYSIS
In any given fiscal year, the final non-equity incentive award payable as a percentage of the total targeted amount for each participating NEO can range from 0% to a maximum of 137.5% (or 150% in the case of the Chairman and CEO). If actual financial results for any specific financial goal are above target levels, the NEO could earn up to 150% of their targeted payout for that specific goal. Either an individual personal performance goal is achieved and results in earning 5% for that goal (up to 25% for all five personal goals), or that goal is not achieved and no amount is earned in respect of that personal goal. As such, if all actual financial results were at or above the maximum performance level and the NEO met all five personal goals, the resulting non-equity incentive payout would equal 137.5% of the NEO’s specific total non-equity incentive target (in dollars) (or 150% in the case of our Chairman and CEO, for whom no personal goals were specified). If the ECC determines that the actual financial result for any financial performance goal for an individual NEO (including our Chairman and CEO) was less than 70% of the target, the NEO would not receive a payout tied to that specific goal. If an executive does not achieve at least 70% for one financial goal and does not meet any of their personal goals (as applicable), the amount payable to the executive would be zero. Fiscal 2021 non-equity incentive awards were settled primarily by issuance of share units with the remainder settled in cash.

To further explain how our annual incentive awards were determined, the calculation and related methodology is illustrated below, using Mr. Kornberg’s final fiscal 2021 non-equity incentive award:

•Determine the percentage of achievement of actual performance for each specific financial performance goal by dividing the actual dollar achievement by the pre-established target. For example, in fiscal 2021, for Mr. Kornberg: (i) the percentage achievement for his pre-tax profit goal (as defined below) was 118.8%, which was calculated by taking the achieved level of $40,404,579 and dividing it by the target of $34,000,000; (ii) the percentage achievement for his Adjusted EBITDA goal (as defined below) was approximately 100.7%, which was calculated by taking the achieved Adjusted EBITDA of $76,518,818 and dividing it by the target of $76,000,000; and (iii) the percentage achievement for his free cash flow goal (as defined below) was 150.0%, the maximum level that could be achieved for a specified goal, calculated by taking the achieved level of free cash flow of $51,319,320 and dividing it by the target of $34,000,000. In each case, the threshold requirement that at least 70% of the target performance level be achieved was met.

•Determine the amounts payable for the achievement of all financial goals. The amount payable for each financial goal is determined by multiplying the percentage achievement by the individual NEO’s total targeted non-equity incentive award (in dollars) and then multiplying that result by the original weighting assigned to arrive at an amount payable. Each amount payable is added together to arrive at the total amount payable for all financial goals. For example, in fiscal 2021, Mr. Kornberg’s percentage achievement for his pre-tax profit goal was approximately 118.8%, which was multiplied by $1,260,000 and then multiplied by 33.3% to arrive at $499,115 (adjusted for rounding). His percentage achievement for his Adjusted EBITDA goal was approximately 100.7%, which was multiplied by $1,260,000 and then multiplied by 33.3% to arrive at $422,867 (adjusted for rounding). His percentage achievement for his free cash flow goal was 150.0%, which was multiplied by $1,260,000 and then multiplied by 33.3% to arrive at $630,000. The final payout to the CEO was the sum of these amounts, apportioned primarily to share units with the remainder in cash, for a total value of $1,551,983 (adjusted for rounding).

•Determine the amount payable for the achievement of personal goals for participating NEOs other than the Chairman and CEO. This amount is calculated by multiplying the number of personal goals achieved by 5% and multiplying the result by the individual NEO’s total targeted non-equity incentive award (in dollars). Either a personal performance goal is achieved and results in earning 5% for that goal, or that goal is not achieved and no amount is payable in respect of that personal goal. In the case of Mr. Kornberg, no personal goals were assigned. The results achieved by other NEOs with regard to their personal goals are shown in the table above.

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COMPENSATION DISCUSSION AND ANALYSIS

•Add the amounts payable for all financial goals and personal goals to calculate an amount potentially payable to the NEO. At this point, the ECC can determine whether it will exercise negative discretion.

Use and Definitions of Pre-tax Profit, Adjusted EBITDA and Free Cash Flow

The ECC used pre-tax profits, Adjusted EBITDA and free cash flow as the financial performance goals for the annual non-equity incentive program for fiscal 2021. The ECC believes that the pre-tax profit measure is an appropriately broad financial measure that does not create distorted incentives that might impel undue risk taking. Likewise, the ECC believes that Adjusted EBITDA and free cash flow are effective performance metrics because we use these metrics in our business planning (as we do pre-tax profit), and they appropriately align our executives' interests with the creation of long-term stockholder value.

The financial measures -- pre-tax profit, Adjusted EBITDA and free cash flow -- used under the non-equity incentive plan are non-GAAP measures due to adjustments we make to the corresponding GAAP financial measures. The ECC believes these adjustments make the performance measures fairer and more accurate as a year-over-year comparison, and the ECC keeps the probable effects of adjustments in mind in setting the annual target level for these performance metrics.

For fiscal 2021, the calculation of our pre-tax profit, for purposes of our annual non-equity incentives, began with our GAAP loss before provision for taxes and then was adjusted to eliminate certain effects, if applicable, including: (i) stock-based compensation expense recorded pursuant to FASB ASC Topic 718, (ii) the amortization of newly acquired intangibles with finite lives relating to the acquisition of a trade or business, (iii) any adjustments required by the adoption of new accounting standards, (iv) certain costs associated with exit or disposal activities accounted for pursuant to FASB ASC Topic 420, (v) expenses associated with the termination of employees under FASB ASC Topics 420, 712 or 715 and related rules, (vi) impairment loss on goodwill or long-lived assets, (vii) expenses incurred in connection with a potential or actual business combination, (viii) expenses related to potential or actual change-in-control matters, (ix) write-off of deferred financing costs, (x) COVID-19 related costs, (xi) strategic emerging technology costs and (xii) any extraordinary item.

In fiscal 2021, we used an Adjusted EBITDA performance metric for NEOs with company-wide responsibilities. This Adjusted EBITDA metric was based first on GAAP net income and then adjusted to eliminate the expense of taxes, interest, depreciation and amortization, estimated contract settlement costs, acquisition plan expenses, restructuring costs, COVID-19 related costs and strategic emerging technology costs. Additional information on Adjusted EBITDA measures can be found in our Management's Discussion and Analysis in our Annual Report on Form 10-K filed with the SEC on October 4, 2021.

The definition of free cash flow is calculated starting with our cash flow from operations as defined by GAAP. This figure is then reduced by the level of capital expenditures incurred by Comtech (or the applicable business operations) for property, plant and equipment (net of write-offs). Also, for NEOs with company-wide responsibilities, this figure is increased by the amount of actual payments during the fiscal year related to acquisition plan expenses.

Long-term Equity Incentive Awards – In fiscal 2021, the ECC granted approximately 50% of non-salary total direct compensation to each of our NEOs for whom a total direct compensation amount is established in the form of long-term equity incentive awards. For each NEO, the long-term equity incentive awards were delivered equally in restricted stock units and in long-term performance shares. The ECC believes these types of share-based awards align these NEOs’ interests with those of our stockholders. The vesting terms of our equity awards provide a strong inducement for our executive officers to remain in long-term service with Comtech, and the inclusion of long-term performance goals in the performance shares promotes execution of our business strategy. These equity incentive awards are issued pursuant to our 2000 Stock Incentive Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

The targeted dollar amount of compensation allocable to restricted stock units and long-term performance shares was converted into an estimated number of shares based on an estimated grant-date fair value (with rounding applied). The actual dollar value of restricted stock unit and performance share awards to our NEOs in fiscal 2021 are reflected in the “Summary Compensation Table” as “Stock Awards." The ECC intended that the two types of awards be granted in approximately equal valued amounts, valuing the long-term performance shares assuming achievement of the target level of performance.

In determining the actual amount of annual grants of long-term equity awards for each respective NEO, the ECC considered the estimated grant-date fair value of the awards. The ECC also considered each individual NEO’s past and expected overall performance and his or her potential impact on our future success and held a view toward maintaining aggregate internal pay equity. The ECC did not alter the level of long-term equity awards based on the built-up value, or absence of built-up value, of previously granted awards, or value realized by executives from previously granted awards.

The long-term performance shares granted in fiscal 2021, if earned, will entitle the recipient to receive shares of the Company's Common Stock based on achievement of revenue and Adjusted EBITDA goals (equally weighted) for the performance period of fiscal 2021 through fiscal 2023. The ECC believes that long-term performance shares provide appropriate incentives for management to focus on long-term financial results, and that these performance goals correlate with the value of our Common Stock.

In order to receive any shares under a long-term performance share award, a NEO must achieve 70% or more of at least one goal. If the performance goals are achieved at a level of 70% of target, the threshold level, the threshold number of long-term performance shares will be earned. A maximum of 200% of the long-term performance shares can be earned for achievement of the performance goals at the 200% or more level.

The fiscal 2021 awards provide for potential payout when at least 70% (and up to 200%) of an individual goal for either the one- or two-year performance periods was met, at which time the number of shares determined based on the achievement of the performance goals for the applicable one- or two-year performance period will be earned.

Long-term performance shares not earned based on one- or two-year performance periods remain earnable based on three-year performance. If performance for the three-year performance period is achieved at a level between the threshold and the target or between the target and the maximum, the payout level is determined through straight-line interpolation (meaning, in this particular scenario, the level of performance for the three-year performance period would be multiplied by the targeted number of shares to determine the number of shares ultimately earned by the participant).

Subject to the participant remaining employed by the Company through the date the ECC certifies achievement of the performance goals for the full three fiscal year period (the “Final Certification Date”), earned shares will be distributed to the participant at that time, except as provided below.

In the event of the participant’s death or disability prior to the completion of the full three fiscal year performance period, the participant will be entitled to receive a number of shares determined based upon the greater of (x) target achievement and (y) actual achievement of the performance goals from the beginning of the three-year performance period through the end of the fiscal quarter in which the death or disability occurred and projected at that level over the remainder of the full three-year performance period. Any earned shares will be distributed to the participant (or the participant’s estate, if applicable) within 60 days of the end of the fiscal quarter in which the participant dies or becomes disabled.

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COMPENSATION DISCUSSION AND ANALYSIS

If a participant who is not a party to a Tier 1 change-in-control agreement is terminated by the Company without cause prior to the Final Certification Date, the participant will be entitled to receive for each one-, two- or three-year performance period then not complete, a number of shares equal to the number of shares the participant would earn based on actual achievement of the performance goals (measured as of the end of the fiscal quarter in which the termination occurs and projected at that level through the end of each applicable performance period), and pro-rated for the portion of each applicable performance period during which the participant was employed, and any such earned shares, along with previously earned shares, will be distributed to the participant within 75 days following the Final Certification Date. For NEOs with Tier 1 change-in-control agreements (including Messrs. Kornberg, Porcelain and Bondi), if the NEO is terminated by the Company without cause or the NEO resigns for "good reason" or "modified good reason" (as defined in the change-in-control agreement), in each case, prior to the Final Certification Date, the number of earned shares will be based on the maximum level of performance, without the exercise of negative discretion by the ECC and with no proration for the portion of each applicable performance period during which the NEO was employed.

For participants who, as of the grant date, have ten or more years of service with the Company, as determined by the ECC in its sole discretion (a "Qualified Long-Term Employee"), upon such participant’s voluntary termination of employment for any or no reason prior to the Final Certification Date, the participant will be entitled to receive a number of shares determined based on actual achievement of the performance goals for the full three-year performance period, determined without negative discretion by the ECC but pro-rated for the portion of the full three-year performance period the participant was employed. Such earned shares will be distributed to the participant within 75 days following the Final Certification Date. Each of our NEOs who received long-term performance share awards in fiscal 2021, except Ms. Simonyuk, were Qualified Long-Term Employees as of the grant date.

In determining specific target levels for long-term performance goals at the beginning of fiscal 2021, the ECC established revenue and Adjusted EBITDA goals intended to motivate our executive officers to target long-term growth opportunities. The ECC established challenging goals at target for fiscal 2021 and applied an annual positive growth factor for each of the years in the three-year performance period for both revenue and Adjusted EBITDA, with achievement weighted 50% for each metric. The specific target levels for long-term performance share goals are not disclosed in this proxy statement because such data is confidential business information, the disclosure of which would result in competitive harm that could have an adverse effect on the Company.

The fair value of the fiscal 2021 long-term performance shares was based on the market value of our Common Stock on the grant date. Dividend equivalents will be credited on outstanding awards, but they will be earned if and only to the extent the long-term performance shares are earned and become vested. For purposes of valuing these awards as a component of total direct compensation, the ECC valued the long-term performance shares using the target number of shares subject to the award (the accounting fair value of the target number of long-term performance shares is reflected in the “Stock Awards” column of the "Summary Compensation Table").

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COMPENSATION DISCUSSION AND ANALYSIS
The ECC believes that the long-term equity awards granted in fiscal 2021 will promote the creation of long-term value for stockholders. The number of restricted stock units and long-term performance shares granted in fiscal 2021 to each NEO, and their estimated fair values, were as follows:

Named Executive Officer	Number of Shares of Restricted Stock Units Granted (#)	Target Number of Long-Term Performance Shares Granted (#) (1)	Estimated Fair Value of Awards at Grant Date ($)
Fred Kornberg	37,770	37,770	$1,260,008
Michael D. Porcelain	23,607	23,607	787,530
Michael A. Bondi	9,050	9,050	301,908
Yelena Simonyuk	1,799	1,799	60,014
Nancy M. Stallone	2,399	2,399	80,030

(1) Messrs. Kornberg, Porcelain, Bondi and Stallone were Qualified Long-Term Employees as of the grant date.

The restricted stock units and long-term performance shares were granted in early August 2020 with a grant-date fair value per share of $16.68. All restricted stock units granted to NEOs in fiscal 2021 provided for vesting at 20% per year on the first five anniversary dates of the grant date. The long-term performance shares vest as described above, with any settlement to occur (except in limited circumstances such as death or disability) following the end of the three-year performance period. All equity awards are subject to accelerated vesting in specified circumstances.

On July 31, 2021, the three fiscal-year performance period for the long-term performance shares granted in fiscal 2019 ended. For these awards, for NEOs with company-wide responsibilities at the time of the grant, the performance goals for both revenues and Adjusted EBITDA were achieved at an aggregate performance level of 98.7% of target, resulting in Mr. Kornberg earning 17,080 shares, Mr. Porcelain earning 10,712 shares and Mr. Bondi earning 4,130 shares over the full three-year performance period. Ms. Simonyuk's aggregate performance level was 80.6% of target, resulting in Ms. Simonyuk earning 256 shares. Ms. Stallone did not receive a long-term performance share grant in fiscal 2019.

As of July 31, 2021, based on fiscal 2020 and 2021 performance, long-term performance shares potentially issuable for performance during the fiscal 2020 through fiscal 2022 performance period and the fiscal 2021 through fiscal 2023 performance period have met interim performance goals for the earning of shares as follows: Mr. Kornberg - 23,712 shares; Mr. Porcelain - 14,821 shares; Mr. Bondi - 5,682 shares; and Ms. Simonyuk - 1,130 shares. Ms. Stallone has no outstanding awards of long-term performance shares for the fiscal 2020 through fiscal 2022 performance periods. Long-term performance shares potentially issuable to Ms. Stallone for performance during fiscal 2021 through fiscal 2023 performance periods are 746.

Cash Bonuses – The ECC has the ability to award cash bonuses (as defined by SEC rules and regulations and generally referring to discretionary bonuses rather than bonuses based on attaining pre-set goals) to our NEOs. Such bonuses are intended to motivate and reward achievement of corporate objectives by creating the potential to earn compensation for achieving subjective or non-specific financial and performance goals.

Cash bonuses include one-time cash awards such as sign-on bonuses to a newly hired NEO and cash bonuses to a NEO for extraordinary performance. The ECC does not routinely award annual cash bonuses to NEOs who are participants in our annual incentive plan, but executive officers who do not participate in that program are eligible for discretionary bonuses based on the CEO and ECC's subjective evaluation of the executive's performance, while taking into consideration Comtech's overall performance.

In fiscal 2021, none of our NEOs received cash bonuses as defined by the SEC rules.

2021 Proxy Statement 61

COMPENSATION DISCUSSION AND ANALYSIS

Other Annual Compensation and Benefits – Although direct compensation, in the form of salary, non-equity incentive awards, as applicable, and long-term equity incentive awards provide most of the compensation to each NEO, we also provide for the following items of additional compensation:

•Retirement savings are provided by our tax qualified 401(k) plan, in the same manner available to all U.S. employees. This plan includes an employer matching contribution that is intended to encourage employees (including our NEOs) to save for retirement.

•Health, life and disability benefits are offered to NEOs in the same manner available to all of our U.S. employees. However, our Chairman and CEO and our CFO are enrolled in non-Company sponsored medical plans. Our Chairman and CEO and certain NEOs are also eligible to be reimbursed for additional life insurance.

Perquisites are provided at modest levels to certain NEOs, primarily in the form of an automobile allowance. Our Chairman and CEO also receives a monthly expense allowance. These perquisites are intended to recognize senior employee status. Additional information is set forth in the "All Other Compensation" column of the "Summary Compensation Table."

Other Policies and Practices

Employment Agreements and Change-in-Control Practices
The ECC generally has relied on its history of fair treatment of NEOs as a basis for not entering into employment agreements, other than with Mr. Kornberg. Our employment agreements have been intended to promote careful and complete documentation and understanding of employment terms, prevent uncertainty regarding those terms, promote good disclosure of those terms, help meet regulatory requirements under tax laws and other regulations and avoid frequent renegotiation of the employment terms.

We have entered into change-in-control agreements because we believe they provide important protection to our NEOs in the form of improved job security, and also provide us a number of important benefits. First, they permit our NEOs to evaluate a potential change-in-control transaction while relatively free of concern for his or her own situation, minimizing the conflict between his or her own interests and those of our stockholders. Second, transactions take time to unfold, and ensuring a stable management team remains in place during the pendency of negotiations can help to preserve our operations in order to enhance the value delivered to the buyer – and thus the price paid to our stockholders – from a transaction. Third, if a transaction falls through, keeping our management team intact can help us to continue our business without undue disruption. Finally, the ECC believes that one of our greatest strengths is our management and workforce, so job security and protection is provided so that an acquirer could be expected to pay more to acquire the Company with the team remaining intact after the acquisition.

Chairman’s Employment Agreement
Effective March 4, 2020, we entered into an amended and restated employment agreement with our Chairman and CEO to replace his prior agreement, the term of which had expired. The provisions of Mr. Kornberg’s employment agreement as in effect at the end of Fiscal 2021 are as follows:

•An employment period beginning on March 4, 2020 and ending July 31, 2022.
•An annual base salary of $840,000 (subject to periodic review and increase).
•For each full fiscal year of the employment period, annual incentive compensation at a target amount that, when added to annual base salary, shall not be less than $3.5 million, and payable in cash or shares of the Company's Common Stock at the discretion of the ECC.
•An annual amount of $200,000 for the cost of obtaining life insurance at Mr. Kornberg's discretion, in addition to any group life insurance coverage provided by the Company.
•Covenants for the protection of our business, including covenants relating to confidentiality of business information, non-solicitation of employees and non-competition (extending for two years after employment ends), return of Comtech property and non-disparagement.

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COMPENSATION DISCUSSION AND ANALYSIS
Mr. Kornberg's current employment agreement no longer includes the severance and termination provisions that were historically included in his prior written employment agreements with us. Instead, simultaneously with his entry into the amended and restated agreement in March 2020, Mr. Kornberg agreed to enter into the Company's form of Tier 1 change-in-control agreement applicable to certain other senior executives of the Company, the terms of which are described in more detail in the section entitled "Summary and Table of Potential Payments Following a Change-in-Control or Upon Termination." The ECC believes the decision to extend Mr. Kornberg’s employment in accordance with the terms of the employment agreement and to enter into a Tier 1 change-in-control agreement with Mr. Kornberg with the terms described below was appropriate given the desire to retain Mr. Kornberg's continued leadership of Comtech and his extensive understanding of our business gained over the course of his career, including his many years of service as our CEO. Mr. Kornberg is required to execute a release of claims in favor of Comtech in order to receive certain payments and benefits following termination of employment. In October 2021, Comtech's Board of Directors has determined to appoint Mr. Porcelain, Comtech’s President and Chief Operating Officer, to be Chief Executive Officer by the end of calendar 2021, taking over from Mr. Kornberg after a short transition period. At such time, Mr. Porcelain will also join Comtech’s Board of Directors and also continue as President. Mr. Kornberg will serve as non-executive Chairman of the Board and is expected to take on a technology advisory role.

Change-in-Control Agreements with our NEOs
We have entered into change-in-control agreements with our NEOs which contain “double-trigger” clauses. In other words, before any individual NEO could receive any change-in-control payments, two events must occur: (i) a "change-in-control" (as defined in the 2000 Stock Incentive Plan) and (ii) the NEO is terminated by the Company without “cause” or circumstances arise constituting “good reason” (as those terms are defined in the agreement), in each case, within two years of a change-in-control. Tier 1 change-in-control agreements also provide for severance payments and other benefits outside of the change-in-control protected period. None of our change-in-control agreements provide for any tax “gross-up” entitlements. Instead, the agreements provide that payments would be reduced to an amount that does not trigger the excise tax under Section 280G of the Internal Revenue Code of 1986, as amended, but only if doing so would place the NEO in a better net after-tax position than if no such reduction occurred and the payments to the NEO were subject to the excise tax. If the excise tax is triggered, however, it will be payable by the NEO without reimbursement by the Company. These agreements are described further in the section entitled “Summary and Table of Potential Payments Following a Change-in-Control or Upon Termination.”

Indemnification Agreements
We have entered into indemnification agreements with all of our NEOs and each member of our Board of Directors that provide for indemnification by the Company against certain liabilities incurred in the performance of their duties.

Minimum Equity Ownership Guidelines and Mandatory Holding Periods
Our Board of Directors has adopted minimum equity ownership guidelines and related holding requirements for our NEOs and our non-employee directors. The Board believes these guidelines align our NEOs’ and our non-employee directors’ interests with the interests of our stockholders.

The minimum equity ownership guidelines for our NEOs and our non-employee directors are as follows:

Title	Minimum Equity Ownership Interest
Chairman and CEO	6x annual base salary
Non-Employee Directors	6x annual cash retainer
All Other NEOs	Lower of 2x annual base salary or 20,000 shares

As of July 31, 2021, all of our NEOs and our non-employee directors held equity positions that met their full applicable guidelines, except Ms. Simonyuk, who joined the Company as Managing Counsel in May 2019 and Ms. Chambers who joined the Board in August 2021, and are within the phase-in period.

2021 Proxy Statement 63

COMPENSATION DISCUSSION AND ANALYSIS
In establishing our equity ownership guidelines, our Board of Directors considered that the specified ownership levels are considered to be “robust” under the polices issued by Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory services firm for many of our institutional stockholders. NEOs that join Comtech or are promoted in the future must satisfy these guidelines within approximately six years of attaining such position.

To promote compliance with the minimum equity ownership guidelines shown above, our annual equity compensation for non-employee directors provides for a grant of restricted stock units rather than stock options, unless the director has already met the minimum equity ownership guidelines as of December 31st of the year prior to grant. Commencing in 2020, non-employee directors are granted restricted stock units with a value up to $220,000. Once a director has reached his or her minimum equity ownership, he or she can once again receive annual grants of restricted stock.

Until applicable minimum equity ownership guidelines are met, non-employee directors and executive officers are required to hold any shares received from the exercise of stock options issued in fiscal 2011 or later or the delivery of shares pursuant to a restricted stock-based award, less the number of shares used for the payment of any related exercise price and applicable taxes. Once executive officers or non-employee directors have met their applicable equity ownership guideline, they are required to maintain their minimum equity ownership interest through the date their employment or directorship ends.

The ECC can waive or defer an individual’s compliance with the equity ownership guidelines if it determines that compliance would impose an undue financial hardship on the individual or if it is not in our best interests to apply these guidelines to that individual. In order to facilitate compliance with the equity ownership guidelines, the ECC can determine that an individual NEO’s annual non-equity incentive plan award or discretionary cash bonus may be settled in the form of share units, with the number of share units to be granted based on the fair market value of the Common Stock underlying the share units at the time the annual non-equity incentive award or discretionary cash bonus otherwise would have been settled (or a later date specified by the ECC).

Recoupment Policy
Our non-equity incentive award payouts and equity awards made to all of our NEOs are subject to a recoupment policy (often referred to as a “clawback” policy). Pursuant to the recoupment policy, under certain circumstances, including if the NEO were to engage in certain activities that would be grounds for termination for cause, if the employee competed with us or if the employee engaged in other specified activities detrimental to us (i) the NEO would be required to forfeit a specified portion of the annual non-equity incentive award, and (ii) the NEO would forfeit all equity awards (whether or not vested) and would be required to repay the Company the full value (if any) of such awards that the NEO received. The foregoing is in addition to the requirement under the Sarbanes-Oxley Act of 2002 of the CEO and CFO to reimburse certain equity-based incentive compensation in the event of certain accounting restatements.

The recoupment policy with respect to the equity awards applies through the date that is the later of (i) one year following the termination of the NEO’s employment, or (ii) one year following the NEO engaging in such activities.

A specified portion of non-equity incentive payouts may also be forfeited if, during the 12 months after payment to the NEO, the NEO voluntarily terminates employment, subject to exceptions in specified circumstances (e.g., a NEO with a Tier 1 change-in-control agreement who voluntarily terminates employment for "modified good reason," as defined in the agreement).

Insider Trading Policy
We recognize that our NEOs and directors may sell shares from time to time in the open market to realize value to meet financial needs and diversify their holdings. All transactions in our Common Stock are required to comply with our insider trading policy.

When selling their Comtech shares, our executives and non-employee directors are encouraged to utilize SEC Rule 10b5-1 trading plans.

2021 Proxy Statement 64

COMPENSATION DISCUSSION AND ANALYSIS
Anti-Hedging and Anti-Pledging Policy
The Board of Directors believes that it is inappropriate and undesirable for its executives (including NEOs), directors or officers of Comtech to engage in hedging transactions that lock in the value of holdings in equity securities of Comtech. Such transactions, by allowing the insiders to own equity securities of Comtech without the full risks and rewards of ownership, potentially separate the insiders’ interests from the public holders of such securities. The Board also recognizes that pledging by executives, directors or officers of Comtech’s equity securities as collateral for indebtedness creates the risk of an unplanned sale that may occur at a time when the executive, director or officer is aware of material nonpublic information or is otherwise not permitted to trade in Comtech’s securities. The Board has therefore adopted a policy which establishes certain prohibitions against hedging or pledging transactions involving equity securities of Comtech by executives, directors and officers as well as their designees in accordance with the terms herein.

Executives, directors and officers of Comtech or any subsidiary of Comtech, and their designees, are prohibited from: (a) purchasing any financial instruments or engaging in any transactions that are designed to hedge or offset or have the effect of hedging or offsetting any decrease in the market value of equity securities of Comtech, including, without limitation, prepaid variable forward contracts, equity swaps, collars, exchange funds and transactions with economic consequences comparable to the foregoing financial instruments; and (b) pledging equity securities of Comtech as collateral for a loan, purchasing such securities on margin, or holding such securities in a margin account.

Any violation of this anti-hedging and anti-pledging policy may result in disciplinary action by the Company, including suspension without pay, loss of pay or bonus, demotion or other sanctions, dismissal for cause, and loss of severance benefits.

Tax Deductibility of NEO Compensation
Section 162(m) of the Internal Revenue Code generally limits our annual tax deduction to $1.0 million, per executive, for compensation paid to our Chairman and CEO and other NEOs. As part of the United States tax reform legislation enacted on December 22, 2017, the performance-based compensation exception from the $1.0 million deductibility limit for compensation paid to our NEOs was repealed, among other changes. These changes to Section 162(m) apply to Comtech for fiscal 2019 and thereafter. As a result, compensation paid to our current or former NEOs in excess of $1.0 million generally will not be deductible unless it qualifies for "grandfathering" relief applicable to certain contractual arrangements in place as of November 2, 2017 that are not materially modified after that date. The amendments to Section 162(m) will result in a larger proportion of NEO compensation being non-deductible in fiscal 2019 and thereafter as compared to fiscal 2018 and earlier years.

While the ECC has taken steps in the past to preserve tax deductibility under Section 162(m), it has retained and will continue to retain authority to approve compensation arrangements that may not be fully tax deductible under Section 162(m). The principal objective of the ECC in establishing and approving our compensation arrangements is to help Comtech attract, retain and appropriately reward our management team with the extent to which a related tax deduction may be available being but one consideration, among many.

Independent Reviews of Executive Compensation

In the past several years, the ECC has engaged independent executive compensation consulting firms to perform reviews of our executive compensation programs and practices and to validate certain feedback that we heard from certain of our stockholders. In fiscal 2015 and fiscal 2016, the ECC engaged the executive compensation consulting firm Gallagher & Co. The ECC considered the six factors specified under applicable NASDAQ listing standards and other relevant information concerning potential conflicts of interest and determined that Gallagher & Co. is independent. Prior to fiscal 2015, the ECC had retained Steven Hall, an executive compensation consulting firm determined by the ECC to be independent.

2021 Proxy Statement 65

COMPENSATION DISCUSSION AND ANALYSIS
The ECC engaged in an extensive review of our executive compensation process as in effect from fiscal 2013 through fiscal 2016, which included review of the results of compensation studies provided by the ECC’s independent compensation consultants. These actions of the ECC are discussed in detail in the Compensation Discussion and Analysis portion of our fiscal 2014 - 2016 proxy statements.

Because the ECC determined to make no significant changes in the levels of compensation of our NEOs for fiscal 2021, it did not obtain and review an updated compensation study in the period leading into fiscal 2021 or during the fiscal year.

The ECC believes that a number of factors make our compensation program appropriate:

•The management team, including our Chairman and CEO, has extensive experience and an outstanding track record in the telecommunications equipment industry;

•The management team has a history of successful integration of acquisitions and product innovation, and the fiscal 2021 results are further evidence of this. These efforts will be crucial for the future success of Comtech;

•Even in the face of some of the most challenging global business conditions in modern history due to the COVID-19 pandemic and related supply chain issues, management has delivered operational profitability;

•The Company’s historical cash position and cash flow provided our Board with the opportunity to pay annual dividends and repurchase shares, and the ability to make acquisitions. The ECC believes that our NEOs have a superior record of deploying capital productively; and

•Our corporate executive team is lean. Our corporate NEOs oversee functions, such as legal, information technology, investor relations, and administration that, at many companies, have a separate department led by a senior executive officer. As such, benchmark comparisons of actual compensation based on title alone may not be fully comparable due to the breadth of responsibilities of Comtech's executives.

The ECC believes that our NEOs’ skills and experience are critical and will drive long-term total stockholder returns and that each of our individual NEOs’ fiscal 2021 compensation is well aligned with our fiscal 2021 performance and our long-term stockholder returns.

Executive Compensation Committee Interlocks and Insider Participation

During fiscal 2021, Messrs. Kaplan, Kantor, and Waldman and Ms. Lesavoy served as members of our Executive Compensation Committee. No member of our Executive Compensation Committee (i) is or was, during fiscal year 2021, an employee or an officer of Comtech or its subsidiaries, (ii) was previously an officer of Comtech or its subsidiaries or, (iii) has any relationship requiring disclosure as a related person transaction.

During fiscal 2021, no executive officer of Comtech served as a director or a member of the compensation committee of another company whose executive officers served on the compensation committee of Comtech. During fiscal 2021, Mr. Porcelain served as a director, chairman of the audit committee and member of the nominating committee of Air Industries Group. No interlock exists as a result of these roles.

2021 Proxy Statement 66

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Committee Report

Our Executive Compensation Committee has furnished the following report. The information contained in this “Executive Compensation Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

Our Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K of the Exchange Act with management.

Based on such review and discussions, our Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2021 for filing with the SEC.

Executive Compensation Committee

Lisa Lesavoy, Chairperson
Yacov Shamash
Lawrence J. Waldman

2021 Proxy Statement 67

FISCAL 2021 COMPENSATION TABLES

Executive Compensation

The table below provides information concerning the compensation of our NEOs for the fiscal years ended July 31, 2021, 2020 and 2019.

Summary Compensation Table - Fiscal 2021

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards (3) ($)	Stock Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compensation (6) ($)	Total ($)
Fred Kornberg (1)	2021	840,000	—	—	1,260,008	1,551,993	234,837	3,886,838
Chairman and CEO	2020	840,000	—	552,000	1,260,020	833,654	227,832	3,713,506
	2019	800,000	—	—	1,200,067	1,517,789	222,702	3,740,558
Michael D. Porcelain (2)	2021	525,000	—	—	787,530	924,380	24,417	2,261,327
President and Chief	2020	525,000	—	386,400	787,505	548,283	43,188	2,290,376
Operating Officer	2019	500,000	—	—	750,054	898,987	49,238	2,198,279
Michael A. Bondi	2021	341,250	—	—	301,908	339,261	17,547	999,966
Chief Financial Officer	2020	341,250	—	29,808	301,878	210,184	40,369	923,489
	2019	325,000	—	—	287,503	315,877	32,200	960,580
Yelena Simonyuk	2021	334,750	—	—	60,014	73,065	6,909	474,738
Managing Counsel	2020	334,750	—	—	60,041	48,509	1,500	444,800
Nancy M. Stallone	2021	302,820	—	—	80,030	93,911	18,155	494,916
Treasurer and	2020	302,820	80,015 (7)	—	70,001	—	31,712	484,548
Corporate Secretary	2019	294,000	145,020	—	70,033	—	32,835	541,888

(1)Our Chairman and CEO had an employment agreement in effect in fiscal 2021, but our other NEOs did not. The significant provisions of this agreement, including termination provisions, are further described under the headings “Other Policies and Practices” and “Summary and Table of Potential Payments Following a Change-in-Control or Upon Termination.”

(2)Mr. Porcelain was promoted to the position of President and Chief Operating Officer effective January 29, 2020.

(3)This amount represents the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718. Stock options granted had an exercise price of $17.88 and a Black-Scholes value of $5.52.

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FISCAL 2021 COMPENSATION TABLES

(4)These amounts represent the aggregate grant date fair value of grants of performance-based restricted stock units (considered Performance Shares under our 2000 Stock Incentive Plan and also referred to as "long-term performance shares" in this Proxy Statement) and time-vested restricted stock units, calculated in accordance with FASB ASC Topic 718, granted in fiscal 2019, 2020 and 2021. Assumptions used in the calculation of these amounts are discussed in Note 10 to our consolidated audited financial statements for the fiscal year ended July 31, 2021, included in our Annual Report on Form 10-K filed with the SEC on October 4, 2021. Performance-based restricted stock units awarded in fiscal 2021 have a three-year performance period (fiscal 2021 through fiscal 2023). The number of restricted stock units that may be earned based on performance over the full performance period can range from 70% of the target number if performance goals are achieved at the threshold performance level, to 200% of the target number if performance goals are achieved at the maximum performance level or zero if not achieved. See "Compensation Discussion and Analysis" and the "Table of Grants of Plan-Based Awards - Fiscal 2021." No part of the performance-based restricted stock units will be earned if such performance fails to reach the threshold performance level for at least one of the performance goals. The amounts included for fiscal 2021 in this column are the grant date fair values of the target number of performance-based restricted stock units together with the fair values of the full number of time-based restricted stock units granted to the indicated NEO. In fiscal 2021, stock awards included restricted stock units as follows: Mr. Kornberg, $630,004; Mr. Porcelain, $393,765; Mr. Bondi, $150,954; Ms. Simonyuk, $30,007; and Ms. Stallone, $40,015. In fiscal 2021, stock awards also included performance-based restricted stock units as follows: Mr. Kornberg, $630,004; Mr. Porcelain, $393,765; Mr. Bondi, $150,954; Ms. Simonyuk, $30,007; and Ms. Stallone, $40,015. If the performance goals for the three-year performance period were to be achieved at the maximum levels, the grant-date fair value of the performance-based restricted stock units included in the amounts in this column would be as follows: Mr. Kornberg, $1,260,008 (rather than $630,004 at target); Mr. Porcelain, $787,530 (rather than $393,765 at target); Mr. Bondi, $301,908 (rather than $150,954 at target); Ms. Simonyuk, $60,014 (rather than $30,007 at target); and Ms. Stallone, $80,030 (rather than $40,015 at target). Dividend equivalents accrue as cash amounts on the 2021 performance-based and time-based restricted stock unit awards granted, subject to the same performance-based and time-based vesting requirements that apply to the granted restricted stock units.

(5)Non-equity incentive plan compensation for each fiscal year was settled at or shortly after fiscal year end upon final approval by the ECC and subject to the issuance of the Company’s annual audited financial statements. Awards granted in fiscal 2019, 2020 and 2021 were settled mostly in fully vested share units with the remainder in cash. The details of the determination of the fiscal 2021 non-equity incentive plan compensation for our NEOs are discussed in the section of this Proxy Statement entitled "Compensation Discussion and Analysis."

(6)See “Details of All Other Compensation” table below. Amounts in this table reflect amounts reported in each individual NEO’s IRS Form W-2 relating to the calendar year that ended during such fiscal year.

(7)This amount represents a discretionary cash bonus awarded to Ms. Stallone for her performance during fiscal 2020 which was paid out in the form of fully vested share units.

Details of All Other Compensation

Name	401(k) Matching Contribution ($)	Term Life Insurance ($)	Automobile Allowance ($)	Expense Allowance ($)	Health Savings Account Matching Contribution ($)	Total “All Other” Compensation ($)

Fred Kornberg	11,600	200,000	8,237	15,000	—	234,837
Michael D. Porcelain	11,600	11,317	—	—	1,500	24,417
Michael A. Bondi	11,600	1,540	6,000	—	—	19,140
Yelena Simonyuk	5,409	—	—	—	1,500	6,909
Nancy M. Stallone	11,600	—	6,000	—	1,500	19,100

2021 Proxy Statement 69

FISCAL 2021 COMPENSATION TABLES

Table of Grants of Plan-Based Awards - Fiscal 2021

		(1) Estimated Future Payouts Under Fiscal 2021 Non-Equity Incentive Plan Awards			(3) Estimated Future Payouts Under Fiscal 2021 Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	(4) Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Fred	9/22/2020	882,000	1,260,000	1,890,000	-	-	-	-	-
Kornberg	8/4/2020	-	-	-	26,439	37,770	75,540	-	630,004
	8/4/2020	-	-	-	-	-	-	37,770	630,004
	7/31/2021	-	-	-	-	-	-	60,937	1,521,597 (2)
Michael D.	9/22/2020	610,313	787,500	1,082,813	-	-	-	-	-
Porcelain	8/4/2020	-	-	-	16,525	23,607	47,214	-	393,765
	8/4/2020	-	-	-	-	-	-	23,607	393,765
	7/31/2021	-	-	-	-	-	-	36,449	910,132 (2)
Michael A.	9/22/2020	233,953	301,875	415,078	-	-	-	-	-
Bondi	8/4/2020	-	-	-	6,335	9,050	18,100	-	150,954
	8/4/2020	-	-	-	-	-	-	9,050	150,954
	7/31/2021	-	-	-	-	-	-	13,368	333,799 (2)
Yelena	9/22/2020	50,375	65,000	89,375	-	-	-	-	-
Simonyuk	8/4/2020	-	-	-	1,259	1,799	3,598	-	30,007
	8/4/2020	-	-	-	-	-	-	1,799	30,007
	7/31/2021	-	-	-	-	-	-	2,879	71,889 (2)
Nancy M.	9/22/2020	62,000	80,000	110,000	-	-	-	-	-
Stallone	8/4/2020	-	-	-	1,679	2,399	4,798		40,015
	8/4/2020	-	-	-	-	-	-	2,399	40,015
	7/31/2021	-	-	-	-	-	-	3,703	92,464 (2)

(1)Our fiscal 2021 non-equity incentive awards were granted under our 2000 Stock Incentive Plan and, in the case of Mr. Kornberg, also included an amount payable under his employment agreement. Amounts presented as “Threshold” assume all personal goals (if applicable) were achieved, and all financial performance goals were met at the threshold level (i.e., 70% of target). Amounts presented as “Maximum” assume all personal goals (if applicable) were achieved, and all financial performance goals were met at the maximum level of 150% of target.

(2)These amounts represent share units granted at the end of the fiscal year as a partial or full payout of the awards described in the columns headed "Estimated Future Payouts Under Fiscal 2021 Non-Equity Incentive Plan Awards." The total dollar value of the final fiscal 2021 non-equity incentive plan award payable (i.e., both the stock and cash portion) is included in the Summary Compensation Table in the column headed "Non-Equity Incentive Plan Compensation," as described in Note (5) to the “Summary Compensation Table - Fiscal 2021.”

(3)Performance-based restricted stock units were granted pursuant to our 2000 Stock Incentive Plan and are considered Performance Shares under the terms of the plan. See Note (4) to the “Summary Compensation Table – Fiscal 2021.”

(4)For stock awards, this amount represents the grant date fair value of the target number of performance-based restricted stock units and the grant-date fair value of the full number of shares of time-based restricted stock units and share units.

2021 Proxy Statement 70

FISCAL 2021 COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year End – Fiscal 2021

Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares of Stock or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Stock or Other Rights That Have Not Vested ($) (1)
Fred	8/4/2020	-	-	-	-	37,770	943,117	37,770	943,117
Kornberg	5/28/2020	20,000	80,000	17.88	5/28/2030	-	-	-	-
	8/9/2019	-	-	-	-	18,065	451,083	22,581	563,848
	8/8/2018	-	-	-	-	10,385	259,313	17,307	432,156
	8/9/2017	-	-	-	-	12,281	306,657	-	-
	8/9/2016	-	-	-	-	7,757	193,692	-	-
	9/21/2015	83,000		26.62	9/21/2025	-	-	-	-
	8/4/2014	85,000	-	33.94	8/4/2024	-	-	-	-
	8/1/2013	85,000	-	27.25	8/1/2023	-	-	-	-
	6/5/2013	60,000	-	26.08	6/5/2023	-	-	-	-
	6/6/2012	50,000	-	29.51	6/6/2022	-	-	-	-
Michael D.	8/4/2020	-	-	-	-	23,607	589,467	23,607	589,467
Porcelain	5/28/2020	14,000	56,000	17.88	5/28/2030	-	-	-	-
	8/9/2019	-	-	-	-	11,291	281,936	14,113	352,402
	10/4/2018	-	-	-	-	2,402	59,978	4,003	99,955
	8/8/2018	-	-	-	-	4,111	102,652	6,851	171,069
	8/9/2017	-	-	-	-	4,891	122,128	-	-
	8/9/2016	-	-	-	-	2,847	71,090	-	-
	8/4/2015	30,000	-	28.35	8/4/2025	-	-	-	-
	8/4/2014	30,000	-	33.94	8/4/2024	-	-	-	-
	8/1/2013	27,000	-	27.25	8/1/2023	-	-	-	-
	6/5/2013	25,000	-	26.08	6/5/2023	-	-	-	-
	6/6/2012	20,000	-	29.51	6/6/2022	-	-	-	-
	10/3/2011	25,000	-	27.21	10/3/2021	-	-	-	-
Michael A.	8/4/2020	-	-	-	-	9,050	225,979	9,050	225,979
Bondi	5/28/2020	1,080	4,320	17.88	5/28/2030	-	-	-	-
	8/9/2019	-	-	-	-	4,328	108,070	5,410	135,088
	10/4/2018	-	-	-	-	1,288	32,161	4,185	104,499
	8/8/2018	-	-	-	-	1,212	30,264	-	-
	8/9/2017	-	-	-	-	1,403	35,033	-	-
	8/9/2016	-	-	-	-	973	24,296	-	-
	8/4/2015	10,550	-	28.35	8/4/2025	-	-	-	-
	6/4/2014	10,550	-	31.44	6/4/2024	-	-	-	-
	6/5/2013	4,460	-	26.08	6/5/2023	-	-	-	-
	6/6/2012	2,175	-	29.51	6/6/2022	-	-	-	-
Yelena	8/4/2020	-	-	-	-	1,799	44,921	1,799	44,921
Simonyuk	8/9/2019	-	-	-	-	861	21,499	1,076	26,868
	6/4/2019	-	-	-	-	191	4,769	317	7,915
Nancy M.	8/4/2020	-	-	-	-	2,399	59,903	2,399	59,903
Stallone	8/9/2019	-	-	-	-	2,008	50,140	-	-
	8/8/2018	-	-	-	-	1,212	30,264	-	-
	8/9/2017	-	-	-	-	1,403	35,033	-	-
	8/9/2016	-	-	-	-	973	24,296	-	-
	8/4/2015	4,220	-	28.35	8/4/2025	-	-	-	-
	6/4/2014	2,110	-	31.44	6/4/2024	-	-	-	-

2021 Proxy Statement 71

FISCAL 2021 COMPENSATION TABLES

(1)Each option vests as to 20% of the underlying shares on each of the first five anniversaries of the grant date. The options granted are subject to accelerated vesting in the event of a change-in-control and, for NEOs with a Tier 1 change-in-control agreement certain events outside a change-in-control. The performance-based restricted stock unit awards granted 8/8/2018, 10/4/2018 (granted to Messrs. Porcelain and Bondi given their promotions effective October 1, 2018), 8/9/2019, and 8/4/2020 as shown in the two right-hand columns under the heading "Stock Awards" vest over a three-year performance period that ends on July 31, 2021, July 31, 2022 and July 31, 2023, respectively, if pre-established performance goals are attained (including potential attainment in years one and two of the three-year period) and service-based vesting requirements are met. The number of outstanding performance shares included in the above table, and the related payout values, assume achievement of the pre-established goals at a target level. Unless the NEO has elected deferral, for each share earned under the performance-based restricted stock unit award, the NEO will receive one share of Common Stock on the applicable settlement date for such award. Restricted stock granted on 8/9/2016 and restricted stock units granted on 8/9/2017, 8/8/2018, 10/4/2018, 8/9/2019, and 8/4/2020 (as shown in the two left-hand columns under the heading "Stock Awards") vest as to 20% of the shares initially awarded on each of the first five anniversaries of the grant date. Market value of stock awards is based on the closing price of our Common Stock on July 31, 2021 of $24.97 per share.

Table of Options Exercised and Stock Vested - Fiscal 2021

Name of Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (2) (3)	Value Realized on Vesting ($) (4)
Fred Kornberg	-	-	115,115	2,472,963
Michael D. Porcelain	-	-	59,596	1,313,717
Michael A. Bondi	-	-	16,957	395,282
Yelena Simonyuk	-	-	3,157	77,209
Nancy M. Stallone	-	-	6,282	137,751

(1)Includes performance-based restricted stock units that vested during fiscal 2021 as follows: Mr. Kornberg, 32,303; and Mr. Porcelain, 12,863.

(2)Includes fully vested share units acquired on July 31, 2021 upon settlement of non-equity incentive plan compensation as follows: Mr. Kornberg, 60,937; Mr. Porcelain, 36,449; Mr. Bondi, 13,368; Ms. Simonyuk, 2,879; and Ms. Stallone, 3,703.

(3)Includes restricted stock that vested during fiscal 2021 as follows: Mr. Kornberg, 7,757; Mr. Porcelain, 2,846; Mr. Bondi, 973; and Ms. Stallone, 973 and restricted stock units that vested during fiscal 2021 as follows: Mr. Kornberg, 14,118; Mr. Porcelain, 7,438; Mr. Bondi, 2,616; Ms. Simonyuk, 278; and Ms. Stallone, 1,606.

(4)Amounts represent the aggregate market value of the award on the date it is fully vested, based on the closing price per share of our Common Stock on the NASDAQ on that date (or the nearest preceding trading date).

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FISCAL 2021 COMPENSATION TABLES

Non-Qualified Deferred Compensation - Fiscal 2021

The following table sets forth information with respect to amounts earned by the NEO, including earnings, in prior years, and for which delivery of the underlying shares is deferred until the earlier of (i) separation of service (within the meaning of Code Section 409A), (ii) a change of control of the Company, or (iii) death or disability, or, in the case of share units granted in payment of fiscal 2020 and fiscal 2021 annual incentives, deferred for one year. All of these share deferrals are settled by issuance and delivery of shares of our Common Stock.

Name of Executive Officer	NEO Contributions In Last Fiscal Year	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings (Loss) in Fiscal 2021 ($) (2)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at July 31, 2021 ($) (4)
Fred Kornberg	-	1,521,597	(425,467)	(989,811)	980,635
Michael D. Porcelain	-	910,132	(167,620)	(696,609)	627,571
Michael A. Bondi	-	333,799	(66,754)	(267,045)	180,801
Yelena Simonyuk	-	71,889	(9,720)	(62,168)	42,183
Nancy M. Stallone	-	92,464	27,232	(119,696)	80,015

(1)For all NEOs, these amounts represent the dollar value of share units issued in respect of their fiscal 2021 non-equity incentive compensation payments. Shares of Common Stock underlying these share units will be delivered to the NEOs following the one-year anniversary of the date the share units were granted.

(2)The aggregate earnings (loss) in fiscal 2021 reflect changes in the market value of the Company’s Common Stock during fiscal 2021, increased by accrued dividend equivalents, which equaled the cash dividends per share paid to our stockholders in fiscal 2021 for each deferred share credited to the participant as of the dividend payment date.

(3)Represents the dollar value of shares of Common Stock delivered to all NEOs, including dividend equivalents, upon the settlement of the share units issued in respect of the NEO's fiscal 2020 non-equity incentive compensation payments.

(4)In accordance with SEC rules, the grant-date value of the share-denominated compensation that was originally deferred was previously reported in the "Summary Compensation Table" for the applicable fiscal year.

Summary and Table of Potential Payments Following a Change-in-Control or Upon Termination

In this section, we describe our commitments, in effect at the end of fiscal 2021, under agreements and plans to provide payments in connection with a change-in-control and in connection with terminations of employment, in each case, occurring on July 31, 2021.

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FISCAL 2021 COMPENSATION TABLES

As described in the Supplement to the Company’s Proxy Statement for the Fiscal 2020 Annual Meeting of Stockholders, filed with the SEC on December 1, 2020, on November 30, 2020, the ECC approved amending all existing change-in-control agreements to reflect feedback and recommendations of Institutional Shareholder Services regarding payments and benefits provided under such agreements (the “2020 Amendment”). All of our NEOs serving as of July 31, 2021 were parties to change-in-control agreements reflecting the terms and conditions of the 2020 Amendment, as described below.

Our change-in-control agreements contain “double-trigger” clauses. In other words, before any individual NEO could receive any change-in-control payments, two events must occur: (i) a "change-in-control" (as defined in the 2000 Stock Incentive Plan) and (ii) the NEO is terminated by the Company without “cause” or circumstances arise constituting “good reason” (as those terms are defined in the agreement), in each case, within two years of a change-in-control. Good reason includes the assignment of any duties inconsistent in any material adverse respect with the individual NEO’s original position, authorities or responsibilities; a material reduction in compensation (as defined in the agreement); and the relocation of employment to a location more than fifty miles from the location of the individual NEO’s principal place of employment prior to the change-in-control. Providing this improved job security is important in order to retain executives through the disruption of a change-in-control and thereafter. In addition, these provisions are intended to be fair and competitive to aid in attracting and retaining experienced executives.

Upon a change-in-control and qualifying termination on July 31, 2021, our NEOs would have received payments and other benefits based on the “tier” to which the NEO is assigned which was based on an assessment of market competitiveness and is summarized in the table below:

Title	Tier	Summary of Change-in-Control Amounts Payable
CEO, President and COO, and CFO	1
A lump sum in cash, equal to 3 times, the sum of annual base salary in effect and an amount equal to target non-equity incentive opportunity for the fiscal year in which termination of employment occurs.

Health insurance continuation for a three-year period. Standard severance in accordance with Company guidelines. Certain other benefits, shown in the table below, would also be payable.

Managing Counsel and Treasurer and Corporate Secretary	2
Similar to Tier 1, except the multiplier is up to 2.5 times (based on length of service), and stock options and other equity awards shall be governed by the terms of the applicable plans and award agreements.

In addition to what is summarized in the above table, such change-in-control agreements also provided for the following:

•With respect to each individual NEO’s annual incentive award for the fiscal year in progress at the date of their qualifying termination (as that term is defined) and their annual incentive award for any previously completed year for which a final annual incentive award has not yet been determined, awards will vest as follows:

(i) any award based on pre-set performance goals based on the actual achievement of the performance goals through the earlier of the end of the performance period or the date of the qualifying termination, with no proration for the portion of each applicable performance period during which the NEO was employed and without negative discretion; and

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FISCAL 2021 COMPENSATION TABLES

(ii) any discretionary award as of the date of termination based on a level consistent with the level of annual incentives (as a percentage of base salary) of other executives of comparable rank whose annual incentives are based on pre-set performance goals, but in an amount not less than the pro rata amount of the individual NEO’s target award opportunity for the year of termination and without negative discretion.

•For NEOs with a Tier 1 change-in-control agreement, for a period prior to and up to two (2) years following the 24-month protected period after the change-in-control, termination of the individual NEO's employment by us not for cause or by the individual NEO for "modified good reason" (as defined in the agreement) would entitle the NEO to receive a cash payment equal to two (2) times the sum of their base salary and an amount equal to the target non-equity incentive award opportunity for the fiscal year in which the termination occurs.

•For NEOs with a Tier 2 change-in-control agreement, for a period of up to one (1) year following the 24-month protected period after the change-in-control, termination of the individual NEO’s employment by us not for cause or by the individual NEO for "modified good reason" (as defined in the applicable agreement) would entitle the NEO to receive a payment equal to one and a half (1.5) times the sum of their base salary and an amount equal to the target non-equity incentive award opportunity for the fiscal year in which the termination occurs.

•For NEOs with a change-in-control agreement, stock-based awards granted under the 2000 Stock Incentive Plan will not become immediately vested and exercisable (and restrictions on such awards will not lapse) unless an additional “double-trigger” event occurs in connection with the change-in-control, which could include a decision by the acquirer not to assume or replace awards in existence prior to the change-in-control which would provide equivalent rights and benefits to the NEO.

Our change-in-control agreements do not provide for a tax “gross-up” if change-in-control payments were to trigger “golden parachute” excise taxes. In the event that the amounts payable to the individual NEO in connection with a change-in-control are subject to the golden parachute excise tax, the payment to be made to the individual NEO may be reduced if the reduction would provide the individual NEO with a greater net after-tax amount than would be the case if no such reduction took place. If the excise tax is triggered, however, it will be payable by the NEO without reimbursement by the Company.

Under the change-in-control agreements for our NEOs, each individual NEO would be eligible in connection with a qualifying termination, subject to compliance with certain post-employment restrictions, for company-provided health-care benefits. In addition, each agreement prohibits an individual NEO from competing (as defined) with us for a period of one-year after a change-in-control. NEOs are required to execute and not revoke a release of claims in order to receive payments and benefits under the change-in-control agreements. The initial term of the change-in-control agreements is two years, with automatic successive two-year renewals for Tier 1 agreements, and automatic successive one-year renewals for Tier 2 agreements.

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FISCAL 2021 COMPENSATION TABLES

Tier 1 change-in-control agreements provide for severance payments and benefits (including accelerated vesting of outstanding equity awards) in the event employment is terminated by us without cause or terminated by the NEO for "modified good reason" (as defined in the agreement) outside a change-in-control. The Tier 1 change-in-control agreements provide that, in the event that the NEO's employment is terminated by us without cause or terminated by the NEO for "good reason" or "modified good reason," the "performance awards" (as defined in the agreement) will vest at the maximum level of performance.

Our NEOs also participate in our company-wide severance plan which provides U.S. employees, who are terminated by us without cause, with severance payments approximating three weeks of salary for less than five years of service, four weeks of salary for five or more years of service but less than fifteen years of service, and five weeks of salary for fifteen or more years of service, plus, an amount equal to accumulated but unvested restricted sick time. Under no circumstance shall the total payment related to our company-wide severance plan exceed more than the value of 26 weeks of the employee's annual salary. Severance payments under the company-wide plan do not include annual incentives such as cash bonuses, non-equity incentive awards or equity-based awards, and the plan does not provide outplacement services or subsidized medical coverage.

Our long-term performance shares granted in fiscal 2019, 2020 and 2021 provide for accelerated vesting upon death or disability, without proration, with the performance deemed to be the greater of (x) target achievement and (y) actual achievement of the performance goals from the beginning of the full three-year performance period through the end of the fiscal quarter in which death or disability occurred and projected at that level over the remainder of the full three-year performance period. For NEOs without Tier 1 change-in-control agreements, those awards also provide for accelerated vesting in the case of a termination of the executive by us without cause, with the performance deemed to be the actual achievement of the performance goals through the end of the fiscal quarter in which termination occurred and projected at that level through the end of each applicable performance period (including the one- and two-year performance periods), but with the earned shares pro-rated for the portion of each applicable performance period during which the participant was employed, less any earned shares from completed performance periods to avoid double counting.

For participants who, as of the grant date, have ten or more years of service with the Company, as determined by the ECC in its sole discretion (a "Qualified Long-Term Employee"), upon such participant’s voluntary termination of employment for any or no reason prior to the Final Certification Date, the participant will be entitled to receive a number of shares determined based on actual achievement of the performance goals for the full three-year performance period, determined without negative discretion by the ECC but pro-rated for the portion of the full three-year performance period the participant was employed. This provision applied to Messrs. Kornberg, Porcelain, Bondi and Ms. Stallone during fiscal 2021.

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FISCAL 2021 COMPENSATION TABLES

The summary table below takes into consideration the circumstances of the event and the additional payments that each NEO would be entitled to under the agreements described and the 2000 Stock Incentive Plan, assuming the event occurred as of July 31, 2021. In accordance with SEC rules, company-wide benefits and plans that are generally available to all salaried employees and are non-discriminatory were insignificant and were excluded from the below table. Amounts shown are calculated without regard to the potential for reduction in order that the executive not incur a golden parachute excise tax.

Termination Scenario (As of July 31, 2021)	Fred Kornberg ($)	Michael D. Porcelain ($)	Michael A. Bondi ($)	Yelena Simonyuk ($)	Nancy M. Stallone ($)
Potential Change-in-Control Payments:

Assuming no Termination (as defined)
Equity award vesting (1)	3,641,606	2,199,624	706,991	116,285	240,911

Termination Without Cause or For Good Reason (as defined)
Health insurance continuation (2)	3,605	91,432	5,929	49,497	91,432
Equity award vesting (1)	5,580,727	3,412,517	1,172,557	116,285	240,911
Change-in-control payment (3)	6,300,000	3,937,500	1,929,375	866,125	957,050

Potential Severance Payments upon Termination (not in connection with a Change-in-Control):

Voluntary Termination by the NEO
Equity award vesting (4)	1,018,576	637,559	245,006	-	18,628

Termination Due to Death or Disability
Equity award vesting (1)	3,641,606	2,199,624	706,991	79,704	59,903

Termination by Us Without Cause or Voluntary Termination Due to Modified Good Reason (as defined and applicable)
Health insurance continuation (2)	2,404	60,955	3,953	-	-
Equity award vesting (1)	5,580,727	3,412,517	1,172,557	43,273	18,628
Amount payable (3)	4,200,000	2,625,000	1,286,250	-	-

(1)For all NEOs, these amounts represent the aggregate value of stock-based awards as of July 31, 2021 that would become vested as a direct result of a change-in-control or upon an applicable termination. For purposes of this table, it is assumed that replacement awards were not granted upon a change-in-control. For NEOs with Tier 1 and Tier 2 agreements, in the event that a change-in-control occurs with no termination, or in the event of the NEO’s death or disability, the long-term performance shares will be deemed to be earned at the higher of the target or actual performance level to-date projected through the end of the performance period and without proration. In the event that a NEO with a Tier 1 agreement is terminated by us without cause or terminated by the NEO for "good reason" or "modified good reason," the long term performance shares will vest at the maximum level of performance, without proration or negative discretion by the ECC. In the event of termination without cause prior to a change-in-control, awards for NEOs with Tier 2 agreements are earned based on actual achievement and would be subject to proration. Values are based on the closing price of our Common Stock, $24.97, on July 31, 2021.

(2)For NEOs terminated upon a change-in-control, health insurance continuation amounts are estimates for three years based on the current plan in which the executive officer is enrolled and will vary in amount for a given executive officer based on the actual plan and actual costs following termination of employment. For NEOs terminated by us without cause or voluntarily terminated due to modified good reason, health insurance continuation amounts are estimates for two years. Mr. Kornberg and Mr. Bondi do not participate in the Company’s medical insurance program.

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FISCAL 2021 COMPENSATION TABLES

(3)For each NEO, the amount represents the sum of the NEO's annual base salary and an amount equal to target non-equity incentive opportunity for the fiscal year in which the termination of employment occurs multiplied by the applicable multiple, as defined in each NEO's respective "tier" agreement and, as applicable, an estimate of severance payments under the general company-wide plan described above.

(4)As Messrs. Kornberg, Porcelain, Bondi and Ms. Stallone are Qualified Long-Term Employees, the NEO would be entitled to receive a number of shares determined based on actual achievement of the performance goals for the full three-year performance period, determined without negative discretion by the ECC but pro-rated for the portion of the full three-year performance period the NEO was employed. The amounts in the table are estimates based upon actual performance through July 31, 2021. Because the ultimate payout would be based on actual performance determined at the end of the three-year performance period, the actual payout is not determinable as of July 31, 2021. Any earned shares would be distributed to the NEOs within 75 days of the Final Certification Date.

None of the above payments have actually been made to any of the NEOs. The actual payments and benefits that would be made to each NEO under each circumstance can only be known once a qualifying event occurs. The amounts above reflect the Company's adoption of feedback from stockholders and independent proxy advisor, ISS, as disclosed in the Company's Form 8-K filing, dated November 30, 2020. After the adoption of ISS' view, ISS recommended a For vote on last year's "say-on-pay" vote, which received the support of 95.5% of the shares voted.

CEO Pay Ratio

Presented below is information regarding the ratio of the fiscal 2021 annual total compensation of our CEO as compared to that of our employee compensated at the median level. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

For fiscal 2021:

•Our CEO, like the rest of the NEOs, received no raise in direct target compensation, and our CEO's annual total compensation, as reported in the "Summary Compensation Table," was $3,886,838.

•Our median employee's annual total compensation that would be reportable in the "Summary Compensation Table" was $99,375.

•Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was approximately 39:1. For fiscal 2020, our CEO pay ratio was 40:1. We believe our CEO pay ratio validates the equity of the Company's overall compensation policy as compared to 2,021 public companies who reported an average CEO pay ratio of 173:1 and a median ratio of 75:1 as of June 24, 2019 according to a study prepared by Pearl Meyer & Partners, a well-known compensation firm.

We identified our median employee by using fiscal 2021 base salaries, our consistently applied compensation measure, for all individuals, excluding our CEO, who were employed by us in the United States, Canada and the United Kingdom on a full-time or part-time basis on July 31, 2021. As permitted by applicable rules, we excluded from this analysis employees located outside of the United States, Canada and the United Kingdom that represented less than 5% of the employee base as follows: 12 in Australia; 11 in China; one in France; six in India; one in Malaysia; 24 in Russia; four in Singapore; and one in Sri Lanka. Our total employee work force in all countries, as of the determination date, was 1,701, of which a combined 1,641 (96.5%) were located in the United States, Canada and the United Kingdom.

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FISCAL 2021 COMPENSATION TABLES

Securities Authorized for Issuance Under Equity Compensation Plans
Equity Compensation Information Table
The following table sets forth information as of July 31, 2021 regarding our compensation plans and the Common Stock we may issue under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights, and conversion of stock units, restricted stock units and performance shares (1)	Weighted-average exercise price of outstanding options, warrants and rights, and conversion of stock units, restricted stock units and performance shares (1)	Number of securities remaining available for future issuance under equity compensation plans (2)
Equity compensation plans approved by stockholders	2,365,834	$11.69	1,688,428
Equity compensation plans not approved by stockholders	-	-	-
Total	2,365,834	$11.69	1,688,428

(1)The number reported in this column assumes that long-term performance shares are earned at 200% of the target number of long-term performance shares. See Note (4) to the "Summary Compensation Table - Fiscal 2021." Stock units, restricted stock units and performance shares are convertible into shares of our Common Stock on a one-for-one basis, subject to certain vesting and other requirements, and do not require the payment of an exercise price. As such, for these awards, the weighted average exercise price reflected in the above table assumes a zero exercise price. The weighted average exercise price of stock option awards only was $25.76 as of July 31, 2021.

(2)Includes 155,229 shares available for issuance under the Comtech Telecommunications Corp. Second Amended and Restated 2001 Employee Stock Purchase Plan. That plan permits employees to purchase shares at a discount from fair market value of up to 15% of the market price of our Common Stock at the beginning or end of each calendar quarter. 1,533,199 shares remained available for issuance under the 2000 Stock Incentive Plan for either stock options, stock appreciation rights (which constitute options, warrants or rights for purposes of this table), restricted stock, restricted stock units, and other full-value awards. For purposes of this table, we assumed maximum achievement for all outstanding three-year performance-based restricted stock unit awards.

2021 Proxy Statement 79

AUDIT COMMITTEE AND OTHER MATTERS
Audit Committee Report

Our Audit Committee has furnished the following report.

The information contained in the "Audit Committee Report" is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”), nor is such information to be incorporated by reference into any future filings under the Securities Act or the Exchange Act, as amended, except to the extent that we specifically incorporate it by reference into such filings.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Comtech, the audits of Comtech’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as Comtech’s independent auditor, and the performance of Comtech’s internal auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP ("Deloitte"), Comtech’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

In fiscal 2021, the Audit Committee, in fulfilling its responsibilities, among other things:

•reviewed and discussed the audited financial statements contained in the 2021 Annual Report on SEC Form 10-K with Comtech’s management and with Deloitte;

•discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 1301, Communication with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board; and

•received written disclosures and the letter from Deloitte required by Public Company Accounting Oversight Board Rule 3526, "Communication with Audit Committees Concerning Independence," and discussed with Deloitte its independence from Comtech and its management.

In reliance on the reviews and discussion noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Comtech’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021, for filing with the SEC.

Audit Committee

Lawrence J. Waldman, Chairperson
Judy Chambers
Dr. Yacov A. Shamash

2021 Proxy Statement 80

AUDIT COMMITTEE AND OTHER MATTERS
Certain Relationships and Related Transactions
Policies and Procedures Regarding Related Party Transactions
Our Standards of Business Conduct provide that transactions with related parties, as defined in the Standards of Business Conduct, must be communicated to the Corporate Compliance Officer and, as applicable, the Audit Committee. The Audit Committee's responsibilities involve evaluating related party transactions, including all transactions between the Company and any of its directors, executive officers, family members of directors and executive officers, and companies in which any director, executive officer or family member is known to be employed or is known to be a partner, principal or in a similar position.

In addition, our Corporate Governance Policy and Guidelines adopted by the Audit Committee provide that, without the prior approval of a majority of disinterested members of the full Board of Directors and, if required by applicable listing standards, the Company will not make significant charitable contributions to organizations in which a director or family member of the director is affiliated, enter into consulting contracts with (or otherwise provide indirect compensation to) a director, or enter into any relationships or transactions (other than service as a director and Board of Directors committee member) between the Company and the director (or any business or nonprofit entity or organization in which the director is a general partner, controlling stockholder, officer, manager, or trustee, or materially financially interested).

When evaluating any related party transaction, the Audit Committee considers, among other matters, the terms of the proposed transaction or arrangement, as compared to the terms that could reasonably be expected to be obtained from an unrelated party, and whether the proposed transaction or arrangement is in the best interests of the Company and its stockholders.

Certain Transactions
We lease a 45,000 square foot facility in Melville, New York from a partnership controlled by our Chairman and CEO. This facility has been used by our Government Solutions segment for manufacturing, engineering, sales and other administration functions for many years. In June 2011, in connection with our lease expiring in December 2011, our Nominating and Governance Committee of the Board of Directors performed a comprehensive assessment to determine: (i) whether or not the facility met our current and future business requirements, and (ii) what terms and conditions we should consider in potentially negotiating a new lease. In determining current and future business requirements, the Nominating and Governance Committee considered detailed operational requirements prepared by appropriate management levels within our Commercial Solutions segment. In determining the terms and conditions that we should consider, our Nominating and Governance Committee obtained written reports from three independent commercial real estate firms regarding prevailing rents for comparable facilities in the general vicinity. Our annual rent for this facility was $660,000 for fiscal 2021. The lease provides for our use of the premises as they exist through December 2031. Additionally, we have a right of first refusal in the event of a sale of the facility.

2021 Proxy Statement 81

PROPOSALS

PROPOSAL NO. 1 – ELECTION OF TWO DIRECTORS
ttt
Our Board of Directors recommends a vote
FOR the Election of
Judy Chambers and
Lawrence J. Waldman
to our Board of Directors

Our Board of Directors is divided into three classes. Members of our Board of Directors are elected for three-year terms, with the term of office of one class expiring at each annual meeting of Comtech’s stockholders. Ms. Chambers and Mr. Waldman are in the class whose term of office expires at the Fiscal 2021 Annual Meeting of Stockholders. All directors serve until their successors are duly elected and qualified. Mr. Waldman is a current director standing for re-election and was elected at the Fiscal 2018 Annual Meeting of Stockholders held on December 4, 2018. Ms. Chambers was appointed as a director by the Board effective August 1, 2021.

Since Outerbridge has nominated alternative director candidates for election to the Board and has not withdrawn its nominations prior to the date of this Proxy Statement, directors will be elected at the Annual Meeting using a plurality voting standard. This means that the two candidates receiving the highest number of “FOR” votes will be elected. Any shares not voted “For” a particular nominee, whether as a result of stockholder abstention, a withhold vote, or a broker non-vote, will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ON THE
BLUE PROXY CARD “FOR ALL” THE BOARD OF DIRECTORS’
NOMINEES JUDY CHAMBERS AND LAWRENCE J. WALDMAN

See Section 3 - "Stockholders, Directors and Executive Officers" for biographies and director qualifications of our nominees for Director.

2021 Proxy Statement 82

PROPOSALS

PROPOSAL NO. 2 – APPROVAL
(ON AN ADVISORY BASIS) OF THE COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS
ttt

Our Board of Directors recommends a vote
FOR the proposal to approve compensation of
the Named Executive Officers.

The ECC believes that compensation of our executive officers in fiscal 2021 met the objectives of our program which were to foster long-term business success using a pay-for-performance philosophy.

We are providing stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement, including in the section entitled “Compensation Discussion and Analysis,” the compensation tables and other executive compensation disclosures. Stockholders are being asked to vote on the following resolution:

Resolved, that the stockholders approve, on an advisory basis, the compensation of Comtech’s executive officers named in the Summary Compensation Table, as disclosed in Comtech’s Proxy Statement dated ______,___ including the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

Although this proposal is advisory and not binding, the ECC, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions. In each case, the ECC will seek to understand the concerns that influenced the vote and address them in making future decisions affecting our executive compensation program.

Please refer to the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Fiscal 2021 Compensation Tables” for a detailed discussion of our executive compensation principles and practices, the fiscal 2021 compensation of our NEOs and any changes implemented in our program for fiscal 2021.

We urge you to read these sections of this Proxy Statement and the related compensation tables closely in determining how to vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ON THE
BLUE PROXY CARD “FOR” THE APPROVAL (ON AN ADVISORY BASIS) OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

2021 Proxy Statement 83

PROPOSALS

PROPOSAL NO. 3 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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Our Board of Directors recommends a vote FOR the ratification of the appointment of
Deloitte & Touche LLP as our independent registered public accounting firm.

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the 2022 fiscal year. If our stockholders do not ratify the selection of Deloitte, it will be reconsidered by our Audit Committee. Representatives of Deloitte are expected to be in attendance at the Fiscal 2021 Annual Meeting of Stockholders, with the opportunity to make a statement, should they so desire, and to be available to respond to appropriate questions.

Our Audit Committee reviews each service performed by Deloitte on a case-by-case basis before approving all audit or permissible non-audit services. Our Audit Committee has concluded that the non-audit services provided by Deloitte are compatible with maintaining the independent registered public accounting firm’s independence.

Principal Accountant Fees and Services
The following is a summary of the fees billed to us for the fiscal year ended July 31, 2020 and fees billed to or payable by us for the fiscal year ended July 31, 2021 by Deloitte for professional services rendered:

Fee Category	Fiscal 2021 Fees	Fiscal 2020 Fees

Audit fees (1)	$1,284,000	$1,511,000
Audit-related fees	—	—
Tax fees (2)	79,000	79,000
All other fees (3)	12,000	19,000
Total fees	$1,375,000	$1,609,000

(1)Audit fees consist of fees for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees include fees related to the audit of our report on internal control over financial reporting, issuance of consents and statutory audits of certain foreign subsidiaries.

(2)Tax fees consist of fees billed for professional services regarding federal, state and international tax compliance, tax advice and tax planning.

(3)All other fees represent technical accounting subscription fees and other permitted services other than those that meet the criteria above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ON THE BLUE PROXY CARD “FOR”
THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

2021 Proxy Statement 84

PROPOSALS

PROPOSALS NOs. 4a AND 4b – AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION (THE “CHARTER”)
ttt

Our Board of Directors recommends voting FOR amendments to the Charter to declassify the Board and eliminate the related supermajority requirement for amending or repealing Article FIFTH of the Charter

Separate Proposals

Proposals 4a and 4b both relate to the proposed declassification of our Board, but Proposal 4a concerns an amendment to effect the declassification of the Board and Proposal 4b concerns an amendment to eliminate a related supermajority voting provision in our Charter. The Company is submitting these amendments to the stockholders as separate proposals so that stockholders are able to express their views on each amendment separately.

PROPOSAL NO. 4a – APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO PHASE OUT THE CLASSIFIED BOARD OF DIRECTORS AND ADD CERTAIN CLARIFYING CHANGES

Charter sections affected: Article FIFTH, subpart (a)

Our Charter currently provides that the Board be divided into three classes with each class being elected to serve in staggered, three-year terms. We are asking our stockholders to approve an amendment to our Charter by adopting Proposal 4a to phase out the classified Board.

Background of Proposal 4a

Following discussion with investors, the Board believes it is advisable and in the best interests of the Company and its stockholders to amend our Charter to phase out the classified Board so that the Board is fully declassified by the fiscal 2024 annual meeting of stockholders (the “Declassification Amendment”).

In developing this proposal, the Board, including all members of our Nominating and Governance Committee, considered the widespread preference among investors, particularly in the institutional investor community, for annual elections of all directors on boards. The Board recognizes that many investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and hold management accountable for implementing those policies. The Board also considered the benefits of classified boards, such as their ability to foster stability and continuity on boards, with respect to long-term planning and in the overall business of a company. After careful consideration of these matters, the Board approved the Declassification Amendment and determined to recommend its adoption to stockholders.

Effect of Proposal 4a

If the Declassification Amendment is approved, it will amend Article FIFTH, subpart (a) of our Charter. Appendix I includes a comparison of the Declassification Amendment to the existing provisions of Article FIFTH, subpart (a). (Article FIFTH also referred to in parts of this Proxy Statement as "Article V".)

2021 Proxy Statement 85

PROPOSALS

The Declassification Amendment provides that our classified Board structure will be phased out beginning at the fiscal 2022 annual meeting of stockholders, such that from and after the fiscal 2022 annual meeting, all directors who are up for election at an annual meeting of stockholders will be elected to serve for a term of one year and until such directors’ successors are duly elected and qualified or until such directors’ earlier death, resignation or removal.

The Declassification Amendment also provides that directors elected to fill any vacancy on the Board, or to fill newly created director positions resulting from an increase in the number of directors, in each case before the 2024 annual meeting of stockholders, would serve the remainder of the term for the class to which they are elected.

Currently, our Charter allows for removal of directors by our stockholders only for cause. Under Delaware corporation law, it is permissible for a corporation’s organizational documents to provide that directors serving on a classified board with staggered, three-year terms may be removed only for cause. However, under Delaware corporation law, directors serving one-year terms on an annually elected board must be removable by stockholders on a “without cause” basis. Accordingly, the Declassification Amendment provides that (a) directors elected to serve for one-year terms may be removed by stockholders either with or without cause and (b) directors elected to serve for three-year terms prior to the fiscal 2024 annual meeting of stockholders may be removed by stockholders for cause only.

The Declassification Amendment also adds clarifying language that the number of directors that shall constitute the entire Board shall be subject to the rights of holders of a series of preferred stock to elect or appoint one or more directors pursuant to any provisions contained in any certificate of designation creating such series of preferred stock. As discussed in more detail above in this Proxy Statement, pursuant to the Preferred Stock Transaction, our newly created and issued Preferred Stock provides the right to the holders of such stock to designate a member of our Board. The Preferred Stock Transaction has already been completed and is not contingent upon the approval of this Proposal 4a (or Proposal 4b) by our stockholders.

The Declassification Amendment does not change the present number of directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships.

This description of the proposed Declassification Amendment is only a summary of the proposed amendment to, and should be read in conjunction with, the full text of Article FIFTH, subpart (a) of our Charter, as proposed to be amended by the Declassification Amendment, a copy of which is attached to this Proxy Statement as Appendix I.

Vote Required and Effectiveness

The affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of our Common Stock and our Preferred Stock entitled to vote in director elections, voting together as a single class, is required to approve this proposal.

If our stockholders approve this Proposal 4a, the Company will file an amended and restated certificate of incorporation with the Department of State of the State of Delaware shortly after the Annual Meeting and such amended and restated certificate of incorporation will become effective upon such filing. If our stockholders also approve Proposal 4b, such amended and restated certificate of incorporation will include the amendment contemplated by Proposal 4b.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ON THE BLUE PROXY CARD “FOR” THE APPROVAL OF AN AMENDMENT TO THE CHARTER TO PHASE OUT THE CLASSIFIED BOARD STRUCTURE AND ADD CERTAIN CLARIFYING CHANGES

2021 Proxy Statement 86

PROPOSALS

PROPOSAL NO. 4b – APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR AMENDING OR REPEALING ARTICLE V OF THE RESTATED CERTIFICATE OF INCORPORATION

Charter section affected: Article FIFTH, subpart (b)

Our Charter currently provides in Article FIFTH, subpart (b), that eighty percent (80%) of the outstanding shares of the Company entitled to vote in the election of directors is required to amend or repeal, or adopt any provisions inconsistent with Article FIFTH of the Charter. Article FIFTH of the Charter, specifically in its subpart (a), is the part of the Charter that, among other things, provides for the current classification of the Board and that establishes whether directors on the Board serve for one- or three-year terms. We are asking our stockholders to approve an amendment to Article FIFTH, subpart (b), by adopting Proposal 4b, to replace the existing supermajority voting requirement for amending Article FIFTH with a majority of outstanding voting shares standard.

Background of Proposal 4b

The Board considered the advantages and disadvantages of the supermajority voting requirement in Article FIFTH, subpart (b). Supermajority voting requirements can benefit stockholders by promoting corporate governance stability and reducing a company's vulnerability to coercive takeover tactics and special interest groups that may not be acting in the best interests of all stockholders by requiring broad stockholder consensus to make certain fundamental changes. The Board also considered that a supermajority voting requirement may have the effect of reducing the accountability of directors to stockholders, and recognizes the benefit of providing stockholders an opportunity to participate in corporate governance. After consideration of the foregoing, the Board approved, and determined to recommend that stockholders approve, this Proposal 4b.

Effect of Proposal 4b

Article FIFTH, subpart (a) of our Charter contains provisions that outline the election and term of Board members, the removal of directors and the filling of newly created directorships and vacancies on the Board. Article FIFTH, subpart (b) provides that Article FIFTH may only be amended or repealed by the affirmative vote of eighty percent (80%) of the outstanding shares of the Company entitled to vote in director elections.

If our shareholders approve Proposal 4b, the Company will amend the Charter to delete Article FIFTH, subpart (b), in its entirety. As a result of this deletion, pursuant to Delaware corporation law, Article FIFTH will be susceptible to amendment or repeal by a vote of the majority of outstanding voting shares of the Company entitled to vote on the proposal (subject also to prior Board approval of the amendment).

This amendment also includes a ministerial change, resulting from the deletion of Article FIFTH, subpart (b), which is that Article FIFTH, subpart (a) will become simply “Article FIFTH”, without any subpart (a), since subpart (b) will have been eliminated.

This description of this proposed amendment is only a summary of the proposed amendment to, and should be read in conjunction with, the full text of Article FIFTH, subpart (b) of our Charter, as proposed to be eliminated, a copy of which is attached to this Proxy Statement as Appendix I.

2021 Proxy Statement 87

PROPOSALS

Vote Required and Effectiveness

The affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of our Common Stock and our Preferred Stock entitled to vote in director elections, voting together as a single class, is required to approve this proposal.

If our stockholders approve this Proposal 4b, the Company will file an amended and restated version of the certificate of incorporation with the Department of State of the State of Delaware shortly after the Annual Meeting and such amended and restated certificate of incorporation will become effective upon such filing. If our stockholders also approve Proposal 4a, such amended and restated certificate of incorporation will include the amendments contemplated by Proposal 4a.

The approval of Proposal 4b is not conditioned on the approval of Proposal 4a. If our stockholders do not approve Proposal 4a, this Proposal 4b may still be approved and adopted, by the requisite vote of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ON THE BLUE PROXY CARD “FOR”
THE APPROVAL OF AN AMENDMENT TO THE CHARTER TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR AMENDING OR REPEALING THE CHARTER

2021 Proxy Statement 88

PROPOSALS

FISCAL 2022 STOCKHOLDER PROPOSALS AND NOMINATIONS

Under the SEC’s proxy rules, eligible stockholders wishing to have a proposal for action by the stockholders at the fiscal 2022 annual meeting of stockholders included in our proxy statement must submit such proposal at the principal offices of Comtech, and such proposal must be received by us not later than ________.

Under our By-Laws, a stockholder nomination for election to our Board of Directors may not be made at the fiscal 2022 annual meeting of stockholders unless notice (including all information required under Article II, Section 8 of our By-Laws) is delivered in person or mailed to Comtech and received by us not earlier than _______ or later than _______; provided, however, that if the fiscal 2022 annual meeting of stockholders is not held within 30 days before or after the anniversary date of the Fiscal 2021 annual meeting of stockholders, such notice must be received not more than 90 days prior to the fiscal 2022 annual meeting of stockholders or less than 60 days prior to the fiscal 2022 annual meeting of stockholders.

In addition, a stockholder proposal (other than a nomination for election to our Board of Directors, or a stockholder proposal that may be made pursuant to the SEC’s proxy rules) may not be made at the fiscal 2022 annual meeting of stockholders unless notice thereof (including all information required under Article II, Section 9 of our By-Laws) is delivered in person or mailed to Comtech and received by us not earlier than _______ or later than ______; provided, however, that if the fiscal 2022 annual meeting of stockholders is not held within 30 days before or after the anniversary date of the fiscal 2021 annual meeting of stockholders, such notice must be received not more than 90 days prior to the fiscal 2022 annual meeting of stockholders or less than 60 days prior to the fiscal 2022 annual meeting of stockholders.

Under the SEC’s proxy rules, proxies solicited by our Board of Directors for the fiscal 2022 annual meeting of stockholders may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal within the aforementioned dates.

It is suggested that any such stockholder proposals or nominations be submitted to the Company by certified mail, return receipt requested.

2021 Proxy Statement 89

PRELIMINARY COPY SUBJECT TO COMPLETION

Appendix I

The following sets forth the amended and restated Article FIFTH of the Company’s Restated Certificate of Incorporation that will be filed with the Secretary of State of the State of Delaware if both Proposals 4a and 4b are approved by our stockholders at the Annual Meeting.

FIFTH: The number of directors which shall constitute the entire Board of Directors of the Corporation shall be not less than three (subject to the rights of holders of a series of shares of Preferred Stock to elect one or more directors pursuant to any provisions contained in any certificate of designation creating such series of Preferred Stock), the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution duly adopted by a majority of the entire Board. Prior to the Corporation’s fiscal 2024 annual meeting of stockholders, the Board of Directors shall be divided into three classes, each to be as nearly equal in number as possible. Any director elected prior to Corporation’s fiscal 2022 annual meeting of stockholders will serve for a three-year term expiring on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected. Each director elected at the Corporation’s fiscal 2022 annual meeting of stockholders will be elected for a term expiring at the 2023 annual meeting of stockholders. Each Director elected at the Corporation’s fiscal 2023 annual meeting of stockholders will be elected for a term expiring at the fiscal 2024 annual meeting of stockholders. At the Corporation’s fiscal 2024 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors will be elected for a term expiring at the next annual meeting of stockholders. Each director shall hold office until the Corporation’s annual meeting of stockholders at which his or her term expires and until his or her successor is elected and qualified, or the earlier of his or her death, resignation or removal. In the event of any change in the authorized number of directors prior to the Corporation’s fiscal 2024 annual meeting of stockholders, such change shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors comprising each class as nearly equal as possible, provided that no decrease in the number of directors shall affect the term of any director then in office. Any director elected by the holders of a series of Preferred Stock will be elected for the term set forth in the applicable certificate of designation creating such series of Preferred Stock. Subject to the rights of holders of a series of shares of Preferred Stock pursuant to any provisions contained in any certificate of designation creating such series of Preferred Stock, (a) in case of any increase in the number of directors or any vacancy in any class or classes, the additional directorships or vacancies may be filled by a majority of the directors then in office, though less than a quorum, and any director so elected shall hold office until the next annual meeting of stockholders, and until his or her successor shall have been elected and qualified, and (b) any or all of the directors may be removed for or without cause by the stockholders, by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class; provided, however, if a director’s term was scheduled at the time of its commencement to extend beyond the next succeeding annual meeting of stockholders of the Corporation, such director may be removed only for cause and only by the affirmative vote of the holders of record of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class.

The following sets forth the changes to existing Article FIFTH of the Company’s Restated Certificate of Incorporation that will be filed with the Secretary of State of the State of Delaware if both Proposals 4a and 4b are approved by our stockholders at the Annual Meeting.

FIFTH: ~~(a)~~ The number of directors which shall constitute the entire Board of Directors of the Corporation shall be not less than three (subject to the rights of holders of a series of shares of Preferred Stock to elect one or more directors pursuant to any provisions

2021 Proxy Statement 90

PRELIMINARY COPY SUBJECT TO COMPLETION

Appendix I
contained in any certificate of designation creating such series of Preferred Stock), the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution duly adopted by a majority of the entire Board. ~~The~~ Prior to the Corporation’s fiscal 2024 annual meeting of stockholders, the Board of Directors shall be divided into three classes, each to be as nearly equal in number as possible. ~~Each member of the Board of Directors in the first class shall hold office until the 1987 Annual Meeting of Shareholders, each member of the Board of Directors in the second class shall hold office until the 1988 Annual Meeting of Shareholders, and each member of the Board of Directors in the third class shall hold office until the 1989 Annual Meeting of Shareholders. Commencing with the 1987 Annual Meeting of Shareholders and at each succeeding~~ Any director elected prior to Corporation’s fiscal 2022 annual meeting of stockholders will serve for a three-year term expiring on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected. Each director elected at the Corporation’s fiscal 2022 annual meeting of stockholders will be elected for a term expiring at the 2023 annual meeting of stockholders. Each director elected at the Corporation’s fiscal 2023 annual meeting of stockholders will be elected for a term expiring at the fiscal 2024 annual meeting of stockholders. At the Corporation’s fiscal 2024 annual meeting of stockholders and at each annual ~~shareholders’~~ meeting, ~~successors to the class~~ of stockholders thereafter, all directors ~~whose term expires at such annual shareholders’ meeting shall be elected for a three-year term. If the number of such~~ will be elected for a term expiring at the next annual meeting of stockholders. Each director shall hold office until the Corporation’s annual meeting of stockholders at which his or her term expires and until his or her successor is elected and qualified, or the earlier of his or her death, resignation or removal. In the event of any change in the authorized number of directors i~~s changed, any increase or decrease in~~ prior to the Corporation’s fiscal 2024 annual meeting of stockholders, such ~~directors~~ change shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors comprising each class as nearly equal as possible, provided that no decrease in the number of directors shall affect the term of any director then in office. ~~A director shall hold office until the annual shareholders’ meeting for the year in which his term expires and until his successor is elected and qualified. In~~ Any director elected or appointed by the holders of a series of Preferred Stock will be elected for the term set forth in the applicable certificate of designation creating such series of Preferred Stock. Subject to the rights of holders of a series of shares of Preferred Stock pursuant to any provisions contained in any certificate of designation creating such series of Preferred Stock, (a) in case of any increase in the number of directors or any vacancy in any class or classes, the additional directorships or vacancies may be filled by a majority of the directors then in office, though less than a quorum, and any director so elected shall hold office until the next annual meeting of ~~shareholders~~ stockholders, and until his or her successor shall have been elected and qualified~~. Any~~, and (b) any or all of the directors may be removed for or without cause by the ~~shareholders~~ stockholders, by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class ~~or by the Board of Directors~~; provided, however, if a director’s term was scheduled at the time of its commencement to extend beyond the next succeeding annual meeting of stockholders of the Corporation, such director may be removed only for cause and only by the affirmative vote of the holders of record of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
 ~~(b) The affirmative vote of the holders of 80% or more of the shares entitled to vote in the election of directors shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Fifth of this Certificate of Incorporation.~~

2021 Proxy Statement 91

Appendix II

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of our Board of Directors, our Board of Directors’ nominees, and certain officers of the Company are “participants” with respect to Board of Directors’ solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about such persons (the “Participants”).

Directors, Nominees and Other Participants

For more information on the names, ages and principal occupations of the Company’s directors and director nominees who are Participants, please see “Directors and Executive Officers” beginning on page [●] of this Proxy Statement.

Other than as set forth in this Appendix II or elsewhere in this Proxy Statement, the business address for the Company’s directors and director nominees is c/o Comtech Telecommunications Corp., 68 South Service Road, Suite 230, Melville, NY 11747. The principal business address of Judy Chambers is __________. The principal business address of Lisa Lesavoy is __________. The principal business address of Lawrence A. Waldman is __________. The principal business address of Yacov A. Shamash is __________.

Officers

The executive officers of the Company who are Participants are Fred Kornberg, Michael A. Bondi and Michael D. Porcelain. The business address for each of these Participants is c/o Comtech Telecommunications Corp., 68 South Service Road, Suite 230, Melville, NY 11747. For information on the principal occupations of these Participants, please see “Executive Officers” beginning on page [●] of this Proxy Statement.

Information Regarding Ownership of the Company’s Securities by Participants

For information on the number of the company’s securities beneficially owned by each Participant who is one of the company’s directors, director nominees or NEOs, please see “Security Ownership of Certain Beneficial Owners and Management” beginning on page [●] of this Proxy Statement.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of the company’s securities by each Participant during the period from [October 1, 2019] through [●], 2021. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Shares of Common Stock	Transaction Description
Fred Kornberg	9/27/2021	17,080	Settlement of Long-Term Performance Share Award
	9/27/2021	(9,075)	Withheld to pay taxes
	8/10/2021	24,831	Award of RSUs
	8/9/2021	4,516	Vesting of RSUs
	8/9/2021	(4,516)	Vesting of RSUs
	8/9/2021	(2,400)	Withheld to pay taxes
	8/9/2021	6,140	Vesting of RSUs
	8/9/2021	(6,140)	Vesting of RSUs

2021 Proxy Statement 92

Appendix II

	8/9/2021	(3,263)	Withheld to pay taxes
	8/9/2021	(4,122)	Withheld to pay taxes
	8/8/2021	3,462	Vesting of RSUs
	8/8/2021	(3,462)	Vesting of RSUs
	8/8/2021	(1,840)	Withheld to pay taxes
	8/4/2021	7,554	Vesting of RSUs
	8/4/2021	(7,554)	Vesting of RSUs
	8/4/2021	(4,014)	Withheld to pay taxes
	7/31/2021	2,910	Vesting of share units
	7/31/2021	(2,910)	Withheld to pay taxes
	7/31/2021	60,937	Grant of share units
	7/31/2021	(2,910)	Vesting of share units
	7/31/2021	39,015	Vesting of share units
	7/31/2021	(19,812)	Withheld to pay taxes
	7/31/2021	(39,015)	Vesting of share units
	9/22/2020	32,303	Settlement of Long-Term Performance Share Award
	9/22/2020	(15,819)	Withheld to pay taxes
	8/9/2020	4,516	Vesting of RSUs
	8/9/2020	(2,212)	Withheld to pay taxes
	8/9/2020	(4,516)	Vesting of RSUs
	8/9/2020	6,141	Vesting of RSUs
	8/9/2020	(3,008)	Withheld to pay taxes
	8/9/2020	(6,141)	Vesting of RSUs
	8/9/2020	(3,799)	Withheld to pay taxes
	8/8/2020	3,461	Vesting of RSUs
	8/8/2020	(1,695)	Withheld to pay taxes
	8/8/2020	(3,461)	Vesting of RSUs
	8/4/2020	37,770	Grant of RSUs
	7/31/2020	1,797	Vesting of share units
	7/31/2020	(1,797)	Withheld to pay taxes
	7/31/2020	40,812	Grant of share units
	7/31/2020	(1,797)	Withheld to pay taxes
	7/31/2020	48,217	Vesting of share units
	7/31/2020	(22,479)	Withheld to pay taxes
	7/31/2020	(48,217)	Vesting of share units
	5/28/2020	100,000	Grant of stock options
	11/4/2019	100,000	Exercise of stock options
	11/4/2019	(90,721)	Withheld to pay taxes and cover exercise costs
	11/4/2019	(100,000)	Exercise of stock options
Michael A. Bondi	10/4/2021	429	Vesting of RSUs
	10/4/2021	(228)	Withheld to pay taxes
	10/4/2021	(429)	Vesting of RSUs
	9/27/2021	4,130	Settlement of Long-Term Performance Share Award
	9/27/2021	(2,195)	Withheld to pay taxes
	8/10/2021	5,976	Grant of RSUs

2021 Proxy Statement 93

Appendix II

	8/9/2021	1,082	Vesting of RSUs
	8/9/2021	(575)	Withheld to pay taxes
	8/9/2021	(1,082)	Vesting of RSUs
	8/9/2021	701	Vesting of RSUs
	8/9/2021	(373)	Withheld to pay taxes
	8/9/2021	(701)	Vesting of RSUs
	8/9/2021	(517)	Withheld to pay taxes
	8/8/2021	404	Vesting of RSUs
	8/8/2021	(215)	Withheld to pay taxes
	8/8/2021	(404)	Vesting of RSUs
	8/4/2021	1,810	Vesting of RSUs
	8/4/2021	(962)	Withheld to pay taxes
	8/4/2021	(1,810)	Vesting of RSUs
	7/31/2021	638	Vesting of share units
	7/31/2021	(638)	Withheld to pay taxes
	7/31/2021	13,368	Grant of share units
	7/31/2021	(638)	Vesting of share units
	7/31/2021	10,526	Vesting of share units
	7/31/2021	(5,346)	Withheld to pay taxes
	7/31/2021	(10,526)	Vesting of share units
	10/4/2021	429	Vesting of RSUs
	10/4/2021	(211)	Withheld to pay taxes
	10/4/2021	(429)	Vesting of RSUs
	8/9/2020	1,082	Vesting of RSUs
	8/9/2020	(530)	Withheld to pay taxes
	8/9/2020	(1,082)	Vesting of RSUs
	8/9/2020	701	Vesting of RSUs
	8/9/2020	(344)	Withheld to pay taxes
	8/9/2020	(701)	Vesting of RSUs
	8/9/2020	(477)	Withheld to pay taxes
	8/8/2020	404	Vesting of RSUs
	8/8/2020	(198)	Withheld to pay taxes
	8/8/2020	(404)	Vesting of RSUs
	8/4/2020	9,050	Grant of RSUs
	7/31/2020	485	Vesting of share units
	7/31/2020	(485)	Withheld to pay taxes
	7/31/2020	11,011	Grant of share units
	7/31/2020	(485)	Vesting of share units
	7/31/2020	10,050	Vesting of share units
	7/31/2020	(4,686)	Withheld to pay taxes
	7/31/2020	(10,050)	Vesting of share units
	5/28/2020	5,400	Grant of stock options
	10/4/2019	429	Vesting of RSUs
	10/4/2019	(211)	Withheld to pay taxes
	10/4/2019	(429)	Vesting of RSUs
Michael D. Porcelain	10/4/2021	800	Vesting of RSUs
	10/4/2021	(426)	Withheld to pay taxes

2021 Proxy Statement 94

Appendix II

10/4/2021	(800)	Vesting of RSUs
9/27/2021	3,951	Settlement of Long-Term Performance Share Award
9/27/2021	(2,100)	Withheld to pay taxes
9/27/2021	6,761	Settlement of Long-Term Performance Share Award
9/27/2021	(3,593)	Withheld to pay taxes
8/10/2021	15,519	Grant of RSUs
8/9/2021	2,823	Vesting of RSUs
8/9/2021	(1,500)	Withheld to pay taxes
8/9/2021	(2,823)	Vesting of RSUs
8/9/2021	2,445	Vesting of RSUs
8/9/2021	(1,300)	Withheld to pay taxes
8/9/2021	(2,445)	Vesting of RSUs
8/9/2021	(1,513)	Withheld to pay taxes
8/8/2021	1,370	Vesting of RSUs
8/8/2021	(728)	Withheld to pay taxes
8/8/2021	(1,370)	Vesting of RSUs
8/4/2021	4,721	Vesting of RSUs
8/4/2021	(2,509)	Withheld to pay taxes
8/4/2021	(4,721)	Vesting of RSUs
7/31/2021	1,741	Vesting of share units
7/31/2021	(1,741)	Withheld to pay taxes
7/31/2021	36,449	Grant of share units
7/31/2021	(1,741)	Vesting of share units
7/31/2021	27,458	Vesting of share units
7/31/2021	(13,944)	Withheld to pay taxes
7/31/2021	(27,458)	Vesting of share units
10/4/2020	801	Vesting of RSUs
10/4/2020	(393)	Withheld to pay taxes
10/4/2020	(801)	Vesting of RSUs
9/22/2020	12,863	Settlement of Long-Term Performance Share Award
9/22/2020	(6,300)	Withheld to pay taxes
8/9/2020	2,822	Vesting of RSUs
8/9/2020	(1,382)	Withheld to pay taxes
8/9/2020	(2,822)	Vesting of RSUs
8/9/2020	2,445	Vesting of RSUs
8/9/2020	(1,198)	Withheld to pay taxes
8/9/2020	(2,445)	Vesting of RSUs
8/9/2020	(1,394)	Withheld to pay taxes
8/8/2020	1,370	Vesting of RSUs
8/8/2020	(671)	Withheld to pay taxes
8/8/2020	(1,370)	Vesting of RSUs
8/4/2020	23,607	Grant of RSUs
7/31/2020	1,265	Vesting of share units
7/31/2020	(1,265)	Withheld to pay taxes
7/31/2020	28,723	Grant of share units

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Appendix II

	7/31/2020	(1,265)	Vesting of share units
	7/31/2020	28,625	Vesting of share units
	7/31/2020	(13,345)	Withheld to pay taxes
	7/31/2020	(28,625)	Vesting of share units
	5/28/2020	70,000	Grant of stock options
	11/4/2019	43,750	Exercise of stock options
	11/4/2019	(39,691)	Withheld to pay taxes and cover exercise price
	11/4/2019	(43,750)	Exercise of stock options
	10/4/2019	800	Vesting of RSUs
	10/4/2019	(392)	Withheld to pay taxes
	10/4/2019	(800)	Vesting of RSUs
Judy Chambers	8/10/2021	4,476	Grant of RSUs
	8/1/2021	26	Grant of RSUs
Lawrence J. Waldman	8/10/2021	4,476	Grant of restricted stock
	8/4/2020	7,195	Grant of restricted stock
	5/28/2020	15,000	Grant of stock options
Lisa Lesavoy	8/10/2021	4,476	Grant of restricted stock
	12/11/2020	4,000	Open market purchase
	8/4/2020	(15,000)	Cancellation of stock options
	8/4/2020	4,631	Grant of RSUs
	8/4/2020	7,195	Grant of RSUs
	5/28/2020	15,000	Grant of stock options
	3/3/2020	1,786	Grant of RSUs
Dr. Yacov A. Shamash	8/10/2021	4,476	Grant of restricted stock
	8/4/2020	7,195	Grant of restricted stock
	5/28/2020	15,000	Grant of stock options
Edwin Kantor	8/4/2020	7,195	Grant of restricted stock
	5/28/2020	15,000	Grant of stock options
Ira S. Kaplan	8/4/2020	7,195	Grant of restricted stock
	5/28/2020	15,000	Grant of stock options
Robert G. Paul	8/4/2020	7,195	Grant of restricted stock
	5/28/2020	15,000	Grant of stock options

Miscellaneous Information Concerning Participants

Each of the Company’s directors and officers is entitled to indemnification under our By-Laws and Restated Certificate of Incorporation. In addition, the Company has entered into indemnification agreements with each of its current directors and executive officers. The Company has agreed to enter into an indemnification agreement with Mark Quinlan in connection with his future appointment to the Board.

Other than as set forth in this Appendix II or elsewhere in this Proxy Statement and based on the information provided by each Participant:

1.No Participant or associate of any Participant beneficially owns, directly or indirectly, or owns of record but not beneficially, any shares of our Common Stock or other securities of the company or any parent or subsidiary of the Company;

2021 Proxy Statement 96

Appendix II
2.No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting other than an interest, if any, as a stockholder of the Company or, with respect to a director nominee, as a nominee for director; and

3.No Participant has purchased or sold any securities of the Company within the past two years.

In addition, except as disclosed in this Proxy Statement neither the Company nor any of the Participants is now or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Other than as set forth in this Appendix II or elsewhere in this Proxy Statement and based on the information provided by each Participant, neither the Company nor any of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, or (ii) a direct or indirect material interest in any transaction or series of similar transactions since August 1, 2020 or any currently proposed transactions, or series of similar transactions, in which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

There are no material proceedings to which the Participants or any of their associates is a party or has a material interest adverse to the Company. Neither the Company nor any of the Participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

Other than the persons described in this Proxy Statement, no regular employees of the Company have been or are to be employed to solicit stockholders in connection with this proxy solicitation. However, in the course of their regular duties, certain administrative personnel may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

2021 Proxy Statement 97

2021 Proxy Statement 98

COMTECH TELECOMMUNICATIONS CORP.

YOUR VOTE IS IMPORTANT.

Please take a moment now to vote your shares of Comtech Telecommunications Corp. Common Stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Submit your proxy by Internet

Please access **https://www.proxyvotenow.com/CMTL** (please note you must type an "s" after "http"). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

Submit your proxy by Telephone

Please call toll-free from the U.S. or Canada at **(855) 402-0891** on a touch-tone telephone. (If outside the U.S. or Canada, call **+1 (575) 215-3286.**) Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Submit your proxy by Mail

If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the postage-paid envelope provided to: Comtech Telecommunications Corp., c/o 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

X Please mark vote as in this sample

The Board of Directors recommends a vote FOR ALL the nominees listed in Proposal 1, and FOR Proposals 2, 3, 4a and 4b.

1. Election of Directors

Nominees:

01- Judy Chambers
02- Lawrence J. Waldman

FOR ALL ☐ WITHHOLD ALL ☐ *FOR ALL EXCEPT ☐

*To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below:

____

Date: ____________________

Signature____________________

Signature (if jointly held)____________________

Title(s)____________________

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized person.

2021 Proxy Statement 99